FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228597-08

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THIS FREE WRITING PROSPECTUS, DATED JANUARY 21, 2021
MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

BENCHMARK 2021-B23

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LOAN #1: 860 WASHINGTON

LOAN #1: 860 WASHINGTON

LOAN #1: 860 WASHINGTON

MAP © 2021 CARTIFACT
DATA © OSM CONTRIBUTORS
CHELSEA
MEATPACKING DISTRICT
GREENWICH VILLAGE
WEST VILLAGE
860 Washington
860 Washington Street
New York, NY 10014
HIGH LINE
WEST STREET
WASHINGTON STREET
99 Tenth
85 Tenth
75 Ninth Chelsea Market
Google Corporate Office Campus
The Caledonia
Chelsea Piers Sports & Entertainment Complex
Pier 57
Pier 54
Pier 53
Pier 52
Whitney Museum of American Art
Gansevoort Market Meat Center
Department of Sanitation
New York
MANHATTAN
BROOKLYN

LOAN #1: 860 WASHINGTON

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		JPMCB/GACC
Location (City/State)	New York, New York	Cut-off Date Balance		$116,000,000
Property Type	Mixed Use	Cut-off Date Balance per SF		$989.51
Size (SF)	117,230	Percentage of Initial Pool Balance		[ ]%
Total Occupancy as of 11/1/2020	96.6%	Number of Related Mortgage Loans		None
Owned Occupancy as of 11/1/2020	96.6%	Type of Security		Leasehold
Year Built / Latest Renovation	2016 / NAP	Mortgage Rate		2.40000%
Appraised Value(1)	$240,000,000	Original Term to Maturity (Months)		120
Appraisal Date	12/1/2020	Original Amortization Term (Months)		NAP
Borrower Sponsor(2)	Meadow Partners;	Original Interest Only Period (Months)		120
California Public Employees’ Retirement System		First Payment Date		2/6/2021
Property Management	860 Washington GORP Manager LLC;	Maturity Date		1/6/2031
	Property Group Partners LLC

Underwritten Revenues	$21,866,809
Underwritten Expenses	$7,925,179	Escrows(3)
Underwritten Net Operating Income (NOI)	$13,941,629		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$12,937,269	Taxes	$0	$237,646
Cut-off Date LTV Ratio	48.3%	Insurance	$0	$0
Maturity Date LTV Ratio	48.3%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF	4.94x / 4.58x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	12.0% / 11.2%	Other(4)	$196,050	$166,667

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$116,000,000	48.8%	Purchase Price	$232,000,000	96.9%
Borrower Sponsor Equity	123,318,778	51.5	Closing Costs	7,122,728	3.0
			Upfront Reserves	196,050	0.1
Total Sources	$239,318,778	100.0%	Total Uses	$239,318,778	100.0%

(1)	The appraised value represents the “as-is” appraised value, as of 12/1/2020.

(2)	The nonrecourse carveout guarantor is Gotham Office Realty Partnership LLC, a joint venture between Meadow Partners and the California Public Employees’ Retirement System.

(3)	See “—Escrows” below.

(4)	Other Upfront Escrows represents reserves for unfunded obligations. Other Monthly Escrows represents reserves for the ground lease.

■	The Mortgage Loan. The mortgage loan (the “860 Washington Loan”) is secured by a first mortgage encumbering the borrower’s leasehold interest in a Class A mixed use building located in New York, New York (the “860 Washington Property”) The 860 Washington Loan, which accrues interest at an interest rate of 2.40000% per annum, has an original principal balance and an outstanding principal balance as of the Cut-off Date of $116,000,000. The 860 Washington Loan has an original term of 120 months and a remaining term of 119 months, and is interest only for the full term. The scheduled maturity date of the 860 Washington Loan is the due date in January 2031. Voluntary prepayment of the 860 Washington Loan is permitted on or after September 6, 2030 without a payment of any prepayment premium. Provided no event of default under the 860 Washington Loan documents is continuing, defeasance of the 860 Washington Loan is permitted at any time after the earlier of (a) the second anniversary of the Benchmark 2021-B23 securitization closing date and (b) February 6, 2024.

■	The Mortgaged Property. The 860 Washington Property is a recently built 117,230 SF Class A mixed use complex in New York, New York. Built in 2016, the 860 Washington Property features a glass curtain wall façade, while office and retail spaces have slab-to-slab heights of 11’3” and 24’8”, respectively. The property consists of office space located on the 2nd through 10th floors, with a terrace on the fourth floor that is exclusive to the single tenant on that floor, Delos, and ground floor retail space leased to Tesla Motors New York, LLC (“Tesla”). The office space features primarily single floor tenants, with one multi-tenant layout on the 6th floor. The column free spacing throughout the office component and protection of views based on the location adjacent to the High Line provides an abundance of light and air into the building.

The largest tenant by underwritten base rent, Tesla (10,967 SF; 9.4% of NRA; 26.7% of UW Base Rent), was founded in 2003 and designs, develops, manufactures, leases, and sells electric vehicles, and energy generation and storage systems. Tesla’s space at the 860 Washington Property represents Tesla’s only Manhattan store. Tesla operates in two segments: automotive and energy generation/storage. In the third quarter of 2020, Tesla posted a total gross profit of $2.063 billion, representing a 73% increase over the third quarter of 2019. Tesla has steadily grown its automotive presence over the past few years, increasing its 2020 vehicle production to 139,593 deliveries made in the third quarter of 2020, approximately 44% higher than the third quarter of 2019 and the highest it had ever recorded in a single quarter. The tenant signed a lease for its expansion premises in 2017; however, it is unclear due to COVID-19 if and when Tesla will move forward with the expansion. The expansion space was previously available for sublease. Tesla leases the ground floor retail space at the 860 Washington Property through January 31, 2028 with two, five-year extension options.

LOAN #1: 860 WASHINGTON

The second largest tenant by underwritten base rent, Alibaba Group (U.S.) Inc. (“Alibaba”) (32,559 SF; 27.8% of NRA; 21.6% of UW Base Rent), is the largest online commerce company in the world based on gross merchandise value. Founded in 1999, Alibaba operates through four segments: core commerce, cloud computing, digital media and entertainment, and innovation initiatives and others, primarily providing online and mobile commerce to businesses internationally. Alibaba continues to expand, with revenues of approximately $45.5 billion in the first half of 2020, a 32% increase from the first half of 2019. Alibaba leases the entire 7th, 8th, and 9th floors of the 860 Washington Property, however it is currently only occupying the 7th and 8th floors. According to the borrower sponsor, Alibaba leased three floors with the intention of expanding into the 9th floor over time, however they are currently offering the space available for sublease. Alibaba continues to pay rent for the 9th floor space. Its lease is set to expire on December 31, 2027, and it has one, five-year extension option.

The third largest tenant by underwritten base rent, Baker Brothers Advisors, LP (“Baker Brothers”) (24,056 SF; 20.5% of NRA; 18.2% of UW Base Rent), is a privately-owned hedge fund sponsor that provides services to university endowments, foundations, and families. Founded in 2001, the firm primarily invests in life sciences companies. As of December 31, 2019, Baker Brothers had approximately $23.6 billion assets under management. It leases the entire 3rd and 10th floors at the 860 Washington Property. Baker Brothers’ lease is set to expire on February 28, 2030, and they have one, five-year extension option.

COVID-19 Update. As of January 18, 2021, the 860 Washington Property is open and operational, however the majority of the building’s tenants are working remotely. As of November 2020, the 860 Washington Property was 96.6% leased. Since March 2020, tenants at the 860 Washington Property have paid 100% of contractual rent. Reportedly, Tesla asked for rent deferrals across many of its showrooms including the 860 Washington Property, but that request was denied by the borrower sponsor. No other tenant has requested rent relief.

The following table presents certain information relating to the tenants at the 860 Washington Property:

Tenant Summary(1)

Tenant Name	Credit Rating (Fitch/MIY/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Tesla	NR/B3/BB	10,967	9.4%	$5,701,490	26.7%	$519.88	1/31/2028	2, 5-year options
Alibaba	A+/A1/A+	32,559	27.8	4,595,160	21.6	141.13	12/31/2027	1, 5-year option
Baker Brothers	NR/NR/NR	24,056	20.5	3,890,147	18.2	161.71	2/28/2030	1, 5-year option
Delos	NR/NR/NR	21,706	18.5	3,524,295	16.5	162.37	2/28/2027	1, 5-year option
Social Finance	NR/NR/NR	13,067	11.1	2,133,580	10.0	163.28	6/30/2028	1, 5-year option
LG Capital	NR/NR/NR	6,134	5.2	785,152	3.7	128.00	12/31/2027	None
Expa, LLC	NR/NR/NR	4,743	4.0	687,735	3.2	145.00	12/31/2027	None
Total / Wtd. Avg.		113,232	96.6%	$21,317,558	100.0%	$188.26
Vacant		3,998	3.4	0
Total / Wtd. Avg. All Owned Tenants		117,230	100.0%	$21,317,558

(1)	Based on the rent roll dated November 1, 2020.

(2)	In some instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

The following table presents certain information relating to the lease rollover schedule at the 860 Washington Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	0	0.0%	0.0%	$0	0.0%	$0.00	0
2023	0	0.0%	0.0%	$0	0.0%	$0.00	0
2024	0	0.0%	0.0%	$0	0.0%	$0.00	0
2025	0	0.0%	0.0%	$0	0.0%	$0.00	0
2026	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	65,142	55.6%	55.6%	$9,592,342	45.0%	$147.25	4
2028	24,034	20.5%	76.1%	$7,835,070	36.8%	$326.00	2
2029	0	0.0%	76.1%	$0	0.0%	$0.00	0
2030	24,056	20.5%	96.6%	$3,890,147	18.2%	$161.71	1
2031	0	0.0%	96.6%	$0	0.0%	$0.00	0
2032 & Thereafter	0	0.0%	96.6%	$0	0.0%	$0.00	0
Vacant	3,998	3.4%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	117,230	100.0%		$21,317,558	100.0%	$188.26	7

(1)	Based on the underwritten rent roll dated November 1, 2020.

LOAN #1: 860 WASHINGTON

The following table presents certain information relating to historical leasing at the 860 Washington Property:

Historical Leased %

	2017	2018	2019	As of 11/1/2020(1)
Owned Space	91.7%	91.7%	92.5%	96.6%

(1)	Based on the underwritten rent roll dated November 1, 2020.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 860 Washington Property:

Cash Flow Analysis(1)

	2018	2019	Underwritten	Underwritten $ per SF
Base Rent(2)	$18,987,726	$19,503,308	$21,317,558	$181.84
Vacant Income	0	0	219,890	1.88
Reimbursements	779,262	1,383,478	1,480,245	12.63
Vacancy & Credit Loss(3)	0	0	(1,150,885)	(9.82)
Concessions	(3,380,488)	(83,466)	0	0.00
Parking Income	7,190	325	0	0.00
Other Income	63,613	197,619	0	0.00
Effective Gross Income	$16,457,303	$21,001,264	$21,866,809	$186.53

Real Estate Taxes	2,421,467	2,481,733	2,851,747	24.33
Insurance	133,936	134,030	138,807	1.18
Management Fee	456,139	583,788	656,004	5.60
Other Operating Expenses	2,146,970	2,240,773	4,278,621	36.50
Total Operating Expenses	5,158,512	5,440,324	$7,925,179	$67.60

Net Operating Income	$11,298,791	$15,560,940	$13,941,629	$118.93
TI/LC	0	0	980,914	8.37
Capital Expenditures	0	0	23,446	0.20
Net Cash Flow	$11,298,791	$15,560,940	$12,937,269	$110.36

Occupancy	91.7%	92.5%	96.6%
NOI Debt Yield	9.7%	13.4%	12.0%
NCF DSCR(4)	4.00x	5.51x	4.58x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Based on in-place rent roll dated November 1, 2020.

(3)	Represents an underwritten economic vacancy of 5.0%.

(4)	Based on the interest only debt service payments of the 860 Washington Loan.

■	Appraisal. According to the appraisal, the 860 Washington Property has an “as-is” appraised value of $240,000,000 as of December 1, 2020.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$230,000,000	N/A	4.75%
Discounted Cash Flow Approach	$240,000,000	5.75%	5.00%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. The Phase I environmental report dated December 18, 2020 identified a controlled recognized environmental condition at the 860 Washington Property. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus for more information. See “—The Borrower” below.

LOAN #1: 860 WASHINGTON

■	Market Overview and Competition. The 860 Washington Property location features major crosstown thoroughfares as well as public attractions. The area benefits from one of New York’s most well-known food halls, Chelsea Market, and is served by the constant foot traffic exiting from the High Line Elevated Park, which is adjacent to the 860 Washington Property. The 860 Washington Property is located within a five-minute walk of the A, C, E, and L trains at the 14th Street station and is within a couple of blocks from the Westside Highway.

The 860 Washington Property is located within the Hudson Square/Meatpacking submarket in the greater Manhattan office market. The Hudson Square/Meatpacking office submarket contains 11.4 million SF of office space and is defined as Canal Street to 14th Street, and Hudson River to Sixth Avenue. The Hudson Square/Meatpacking office submarket vacancy as of the third quarter of 2020 has increased by 50 basis points year-over-year to 3.5%. Class A vacancy in the third quarter of 2020 was 2.4%, the third lowest it has been since the first quarter of 2014. According to the appraisal, the competitive supply in the Hudson Square/Meatpacking submarket currently totals 3,020,397 SF with average asking rents of $140.94 per SF. According to the appraisal, the estimated average household income in 2020 within a 0.25-, 0.5-, and 1-mile radius of the 860 Washington Property was $115,266, $172,577, and $172,909, respectively. The appraisal also identified 15 office lease comparables for the 860 Washington Property. Base rents for the 15 office lease comparables ranged from $105.00 to $160.00 per SF with an average of $135.68 per SF. The appraisal’s concluded market rents ranged from $145.00 to $165.00 per SF, varying by the floor of the 860 Washington Property. These concluded office market rents are in line with the 860 Washington Property’s weighted average in-place office rent of $151.40 per SF.

Summary of Appraisal’s Concluded Office Market Rent(1)

Floor(s)	Appraisal’s Concluded Office Market Rent PSF
2-3	$145.00
4	$165.00
5-10	$150.00

(1)	Source: Appraisal.

The following table presents certain information relating to the primary office competition for the 860 Washington Property:

Competitive Set - Comparable Office Leases(1)

Property Name	Tenant Name	Tenant Leased Space (SF)	Lease Sign Date	Lease Term (years)	Base Rent Per SF
860 Washington Hudson Square/Meatpacking, Midtown South	Various	101,254	Various	Various	$151.40
60-74 Gansevoort Street Hudson Square/Meatpacking, Midtown South	Match.com	40,569	May-20	11.3	$118.00
40 Tenth Avenue Hudson Square/Meatpacking, Midtown South	RTW Investments	14,082	Mar-20	10.0	$145.00
40 Tenth Avenue Hudson Square/Meatpacking, Midtown South	Aquarian	13,766	Feb-20	10.5	$147.00
90 Fifth Avenue Chelsea, Midtown South	App Academy	12,602	Feb-20	5.2	$105.00
512 West 22nd Street Chelsea, Midtown South	Next Jump Media	41,300	Dec-19	10.8	$150.00
415 West 13th Street Hudson Square/Meatpacking, Midtown South	Affirmation Arts Limited	7,205	Nov-19	10.8	$110.00
412 West 15th Street Chelsea, Midtown South	Hunter Creek Advisors	6,092	Sep-19	10.5	$155.00
550 Washington Street Hudson Square/Meatpacking, Midtown South	Google	1,257,529	Sep-19	17.0	$125.82
412 West 15th Street Chelsea, Midtown South	Untitled Investments, LP	6,930	Jul-19	8.9	$134.00
809 Broadway Noho/Soho, Midtown South	WestCap Management	3,345	Jul-19	5.3	$130.00
300 Lafayette Street Noho/Soho, Midtown South	Microsoft Corporation	63,346	Apr-19	16.5	$160.00
875 Washington Street Hudson Square/Meatpacking, Midtown South	Soho Works	52,932	Apr-19	15.7	$133.09
412 West 15th Street Chelsea, Midtown South	XN Strategic, LLC	6,092	Mar-19	10.9	$135.00
40 Tenth Avenue Hudson Square/Meatpacking, Midtown South	Starwood	14,258	Mar-19	11.0	$150.00
61 Ninth Avenue Hudson Square/Meatpacking, Midtown South	Aetna	142,342	Jul-18	12.3	$137.27

(1)	Source: Appraisal.

LOAN #1: 860 WASHINGTON

The appraisal identified 14 comparable retail leases for the 860 Washington Property. Base rents for the 14 retail leases ranged from $310.75 to $718.75 per SF, with an average of $456.54 per SF. The appraisal concluded a market rent of $450.00 per SF for the retail space at the 860 Washington Property.

The following table presents certain information relating to the primary retail competition for the 860 Washington Property:

Competitive Set - Comparable Retail Leases(1)

Property Name	Tenant Name	Tenant Leased Space (SF)	Lease Sign Date	Lease Term (years)	Base Rent Per SF
860 Washington, Meatpacking District, Manhattan, NY	Tesla	10,967	Q3 2016 / Q2 2017	Various	$504.74
2 Ninth Avenue, Meatpacking District, Manhattan, NY	Lucid Motors	3,200	Q2 2020	10.0	$718.75
33 Ninth Avenue, Meatpacking District, Manhattan, NY	Tourneau (Rolex)	3,941	Q1 2020	10.0	$545.55
64 Gansevoort Street, Meatpacking District, Manhattan, NY	Frame Denim	2,074	Q3 2019	10.0	$336.75
50 Gansevoort Street, Meatpacking District, Manhattan, NY	Brunello Cucinelli	2,053	Q3 2019	10.0	$345.10
62 Gansevoort Street, Meatpacking District, Manhattan, NY	Belstaff	2,089	Q2 2019	12.0	$346.78
875 Washington Street, Meatpacking District, Manhattan, NY	Vans	2,000	Q3 2018	5.0	$397.50
33 Ninth Avenue, Meatpacking District, Manhattan, NY	MadMen	3,995	Q3 2018	10.0	$500.00
3 Ninth Avenue, Meatpacking District, Manhattan, NY	Loro Piana	1,700	Q2 2018	10.0	$380.88
48-54 Ninth Avenue, Meatpacking District, Manhattan, NY	Verizon	757	Q2 2018	10.0	$431.14
412 West 14th Street, Meatpacking District, Manhattan, NY	Lexus	4,754	Q2 2018	10.0	$576.30
40 Tenth Avenue, Meatpacking District, Manhattan, NY	Genesis by Hyundai	9,500	Q4 2017	10.0	$628.00
61 Ninth Avenue, Meatpacking District, Manhattan, NY	Starbucks Reserve Roastery	10,000	Q3 2017	20.0	$524.00
807 Washington Street, Meatpacking District, Manhattan, NY	Reign	1,562	Q3 2017	10.0	$310.75
823 Washington Street, Meatpacking District, Manhattan, NY	Caudalie	800	Q1 2017	10.0	$350.00

(1)	Source: Appraisal.

■	The Borrower. The borrower is 860 Washington GORP Property LLC, a single purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors in the organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 860 Washington Loan.

The non-recourse carveout guarantor is Gotham Office Realty Partnership LLC, a joint venture between the borrower sponsors, which are Meadow Partners and the California Public Employees’ Retirement System (“CalPERS”). Founded in 2009 by Jeff Kaplan, Tim Yantz, and Andrew McDaniel, Meadow Partners is a private real estate investment firm based in New York City and London that manages a series of closed-end funds and separate accounts on behalf of institutional investors. The firm specializes in middle-market transactions in all sectors and across the risk spectrum. Since inception, Meadow Partners has invested over $1.5 billion of equity and has acquired more than $5 billion of real estate assets in its target markets of New York City, Washington, D.C., London, and Paris. CalPERS is the nation’s largest public pension fund, serving more than 2 million members in the retirement system and 1.5 million members and their families in their health program. As of June 30, 2020, CalPERS held approximately $37.4 billion of their $389.0 billion assets in real estate.

■	Escrows. At loan origination of the 860 Washington Loan, the borrower funded a reserve of $196,050 for unfunded obligations related to two tenant leases.

Tax Reserve – On each due date, the borrower is required to deposit into the tax and insurance escrow fund 1/12 of the taxes that will be payable during the ensuing twelve months.

Insurance Reserve – On each due date, if the liability or casualty policy maintained by the borrower covering the 860 Washington Property does not constitute an approved blanket or umbrella policy, the borrower is required to deposit into the tax and insurance escrow fund 1/12 of the estimated insurance premiums estimated to be payable for the renewal of coverage.

LOAN #1: 860 WASHINGTON

Ground Lease Reserve – On each due date, the borrower is required to deposit into the ground lease reserve fund 1/12 of the rents that will be payable during the ensuing 12 months.

Replacement Reserve – On each due date occurring during the continuance of a Cash Sweep Period (as defined below), the borrower is required to deposit $1,954 into the replacement reserve fund for replacements and repairs required to be made to the 860 Washington Property during the calendar year.

TI/LC Reserve – On each due date occurring during the continuance of a Cash Sweep Period, the borrower is required to deposit $48,846 into the rollover reserve account for tenant improvement and leasing commission obligations incurred following the loan origination date.

Specified Tenant Reserve – On each due date during a Specified Tenant Collection Period (as defined below), the borrower shall deposit with the lender an amount equal to the lesser of (a) the total rentable square feet of the applicable specified tenant space multiplied by $100.00, and (b) the available cash flow for the applicable month after payment of the monthly debt service payment amount, monthly reserve payments, and actual operating expenses at the 860 Washington Property.

■	Lockbox and Cash Management. The 860 Washington Loan is structured with a hard lockbox and in-place cash management. The borrower was required at loan origination to send tenant direction letters instructing the tenants to deposit rents directly into a lender-approved lockbox account (the “Clearing Account”). In addition, all funds on deposit in the Clearing Account are required to be transferred to the cash management account once every business day, and applied and disbursed in accordance with the 860 Washington Loan documents. If no Cash Sweep Period is ongoing, amounts on deposit in the cash management account are required to be applied each month to make required monthly disbursements into the tax reserve, the ground lease reserve, and the insurance reserve with any remainder being disbursed to the borrower.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the occurrence of a Cash Sweep Event Cure (as defined below) with respect to the applicable Cash Sweep Event, or (b) the payment in full of all principal and interest on the 860 Washington Loan and all other amounts payable under the 860 Washington Loan documents or defeasance of the 860 Washington Loan in accordance with the terms and provisions of the 860 Washington Loan documents.

A “Cash Sweep Event” means the occurrence of (a) an event of default, (b) any bankruptcy action of the borrower, (c) the commencement of a Debt Yield Trigger Period (as defined below), or (d) the commencement of a Lease Sweep Period (as defined below).

A “Cash Sweep Event Cure” means (i) with respect to clause (a) above, the acceptance by the lender of a cure of such event of default (which cure the lender is not obligated to accept and may reject or accept in its sole and absolute discretion), (ii) with respect to clause (c) above, a Debt Yield Cure (as defined below), or (c) with respect to clause (d) above, a Lease Sweep Event Cure; provided that such Cash Sweep Event Cure will be subject to the following conditions, (1) no event of default has occurred and is continuing under the 860 Washington Loan documents, (2) the borrower has paid all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure, including reasonable attorney’s fees and expenses, and (3) in no event will the borrower be entitled to cure a Cash Sweep Period caused by a bankruptcy action of the borrower.

A “Debt Yield Trigger Period” means a period (a) commencing on the occurrence of a debt yield (to be tested quarterly) being less than 8.0% on any date of determination for the calendar quarter immediately preceding the date of such determination, based upon the trailing 12-month period immediately preceding such date of determination (other than with respect to the rental income component of the debt yield calculation, which component shall be based on in-place rents annualized as of the applicable date of calculation), as determined by the lender; provided, however, upon certain events described in the 860 Washington Loan documents, including, among other events, such tenant having delivered a notice of termination or, in certain circumstances as described the 860 Washington Loan documents, such tenant having gone dark, the net operating income as of the most recent calculation date may be immediately adjusted downward by the lender and, to the extent such adjustment results in a debt yield that is below 8.0%, a Debt Yield Trigger Period will immediately commence; and continuing until (b) (i) no event of default is continuing and (ii) either: (x) the achievement of a debt yield of 8.0% for one calendar quarter immediately preceding the date of determination based upon the trailing 12-month period immediately preceding such date of determination (other than with respect to the rental income component of the debt yield calculation, which component shall be based on in-place rents annualized as of the applicable date of calculation), as determined by the lender or (y) the borrower delivers cash or a letter of credit in an amount that would be sufficient if the same were to be deducted from the principal balance of the 860

LOAN #1: 860 WASHINGTON

Washington Loan to cause the debt yield to equal 8.0% (each of the events described in the foregoing clause (b), a “Debt Yield Cure”).

A “Lease Sweep Period” means each period (a) commencing on the occurrence of either (or both) of Tesla failing to exercise the renewal option set forth in its lease on or before the date that is 15 months prior to the earliest stated expiration of the lease (a “Tesla Event”) and/or Alibaba failing to exercise the renewal option set forth in its lease on or before the date that is 12 months prior to the earliest stated expiration of the lease (an “Alibaba Event”), and Delos fails to exercise the renewal option set forth in its lease on or before the date that is 18 months prior the earliest stated expiration of the its lease (each of the events described in the foregoing clause (a), a “Lease Sweep Event”); and continuing until (b) the earlier to occur of (i) (x) all Specified Tenant Collection Periods have been cured in accordance with the terms hereof and (y) a portion of the space (each, a “Specified Tenant Space”) demised under the lease of Tesla, Alibaba and/or Delos (each, a “Specified Tenant Lease”) (i.e. the Specified Tenant Space demised pursuant to the Specified Tenant Leases with respect to which a Specified Tenant Collection Period has occurred) has been re-tenanted pursuant to one or more qualified leases (each, a “Qualified Lease”) which satisfy certain occupancy conditions, including, without limitation, the entire applicable Specified Tenant Space is tenanted under one or more Qualified Leases, and (taking into account such Qualified Leases), the debt yield equals or exceeds 8.0% (each of the events described in the foregoing clause (b), a “Lease Sweep Event Cure”).

A “Specified Tenant Collection Period” means a period (a) commencing on the first due date following the occurrence of (i) a Tesla Event, (ii) an Alibaba Event, or (iii) a Lease Sweep Event; and (b) ending upon the first to occur of the following (i) the entirety of the square footage of space occupied by the tenant for which a Specified Tenant Collection Period is ongoing (excluding the square footage of space occupied pursuant to the Delos lease if no lease sweep period is ongoing) is leased pursuant to one or more Qualified Leases and sufficient funds have been deposited in the specified tenant reserve account required under the 860 Washington Loan documents (the “Specified Tenant Reserve Account”) to satisfy any free rent periods, leasing expenses, and/or rent abatements, (ii) the tenant for which a Specified Tenant Collection Period is ongoing (excluding the square footage of space occupied pursuant to the Delos lease if no lease sweep period is ongoing) exercises its renewal or extension option with respect to all of its space (excluding the square footage of space occupied pursuant to the Delos lease if no Lease Sweep period is ongoing) and sufficient funds have been deposited in the Specified Tenant Reserve Account to satisfy any free rent periods, leasing expenses, and/or rent abatements, or (iii) the date on which the amount in the Specified Tenant Reserve Account collected is equal to $100 per square foot of space occupied by the tenant for which the Specified Tenant Collection Period is ongoing (excluding the square footage of space occupied pursuant to the Delos lease if no Lease Sweep period is ongoing).

■	Property Management. The 860 Washington Property is managed by 860 Washington GORP Manager LLC, an affiliate of the borrower, and Property Group Partners LLC.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the 860 Washington Property, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following casualty. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

■	Ground Lease. The 860 Washington Property is subject to a ground lease (the “Ground Lease”) between Eight60 LLC, as the lessor, and the borrower, as the ground lessee, with a term of 99 years from the date of the Ground Lease, December 11, 2020. The annual ground lease payment, payable in equal monthly installments, will be $2,000,000 for years 1-5, $2,128,164 for years 6-10, and $2,292,637 for years 11-15. The Ground Lease provides a customary set of mortgage protections.

LOAN #2: MILLENNIUM CORPORATE PARK

LOAN #2: MILLENNIUM CORPORATE PARK

Millennium Corporate Park
18200-18700 Northeast Union Hill Road
Redmond, WA 98052
Microsoft Millennium Corporate Park
Swedish Redmond Campus
NORTH ROSE HILL
WILLOW-ROSE HILL
HARMON RIDGE
SOUTH ROSE HILL
EDUCATION HILL
BEAR CREEK
Redmond
BRIDLE TRAILS
OVERLAKE
INTERLAKE
Bellevue
CROSSROADS
LAKE HILLS
Facebook Reality Labs
Oculus (Facebook) Campus
Facebook
Costco Wholesale
Rose Hill Plaza
NE 85TH ST
NE 70TH ST
NE 24TH ST
NE 8TH ST
Redmond Center
Redmond Square
DOWNTOWN REDMOND STATION
Redmond Town Center
Amazon
Microsoft
Kohls
Target
Fred Meyer
Whole Foods
SOUTHEAST REDMOND STATION
Google
Bridle Trails Shopping Center
Microsoft Redwest
SOUNDTRANSIT
EAST LINK EXTENSION
REDMOND-FALL CITY RD NE
AVONDALE RD NE
Nintendo of America
Microsoft Campus
REDMOND TECHNOLOGY CENTER STATION
Microsoft Campus -West
Microsoft Headquarters
OVERLAKE VILLAGE STATION
SOUNDTRANSIT
SOUTH KIRKLAND-ISSAQUAH EXTENSION
Overlake Village
Overlake Center
Overlake Fashion Plaza
Bellevue Technology Center
SPRING DISTRICT STATION
BEL-RED STATION
The Spring District
Facebook
Evergreen Village
Ross Plaza
Bellevue Marketplace
WILBURTON STATION
Bellevue Central
Virginia Mason Bellevue Medical Center
Crossroads Bellevue
Kelsey Creek Center
520
405
MAP © 2021 CARTIFACT
DATA © OSM CONTRIBUTORS
Seattle
Shoreline
Kirkland
Redmond
Bellevue
Sammamish
Issaquah
Renton
Woodinville
Kenmore
Monroe
Kent
Auburn
Black Diamond
Federal Way
Gig Harbor

LOAN #2: MILLENNIUM CORPORATE PARK

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	Redmond, Washington	Cut-off Date Balance(2)		$105,000,000
Property Type	Office	Cut-off Date Balance per SF(1)		$245.79
Size (SF)	537,046	Percentage of Initial Pool Balance		6.9%
Total Occupancy as of 10/1/2020	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 10/1/2020	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1999-2000, 2014 / NAP	Mortgage Rate		3.03200%
Appraised Value	$216,700,000	Original Term to Maturity (Months)		60
Appraisal Date	11/18/2020	Original Amortization Term (Months)		NAP
Borrower Sponsor	Vanbarton Group LLC	Original Interest Only Period (Months)		60
Property Management	CBRE, Inc.	First Payment Date		2/6/2021
		Maturity Date		1/6/2026

Underwritten Revenues	$16,787,509
Underwritten Expenses	$3,539,016	Escrows(3)
Underwritten Net Operating Income (NOI)	$13,248,492		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$12,720,483	Taxes	$0	$0
Cut-off Date LTV Ratio(1)	60.9%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	60.9%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	3.26x / 3.13x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	10.0% / 9.6%	Other(4)	$9,568,123	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$132,000,000	58.1%	Purchase Price	$217,000,000	95.5%
Principal’s New Cash Contribution	95,168,385	41.9	Upfront Reserves	9,568,123	4.2
			Origination Costs	600,262	0.3
Total Sources	$227,168,385	100.0%	Total Uses	$227,168,385	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Millennium Corporate Park Loan Combination (as defined below).

(2)	The Cut-off Date Balance of $105,000,000 represents the controlling Note A-1 of the $132,000,000 Millennium Corporate Park Loan Combination, which is evidenced by two pari passu notes. See “—The Mortgage Loan” below.

(3)	See “—Escrows” below.

(4)	Other upfront reserve represents unfunded obligations to third parties, such as unpaid tenant allowances, leasing commissions, free rent and gap rent.

■	The Mortgage Loan. The mortgage loan (the “Millennium Corporate Park Loan”) is part of a loan combination (the “Millennium Corporate Park Loan Combination”) consisting of two pari passu notes with an outstanding aggregate principal balance of $132,000,000 and is secured by a first deed of trust encumbering the borrower’s fee simple interest in an office property located in Redmond, Washington (the “Millennium Corporate Park Property”). The Millennium Corporate Park Loan, evidenced by the controlling Note A-1, has an outstanding principal balance as of the Cut-off Date of $105,000,000 and represents approximately 6.9% of the Initial Pool Balance. The Millennium Corporate Park Loan Combination was originated by Goldman Sachs Bank USA on December 17, 2020. The Millennium Corporate Park Loan Combination has an interest rate of 3.03200% per annum. The borrower utilized the proceeds of the Millennium Corporate Park Loan Combination to acquire the Millennium Corporate Park Property, fund upfront reserves and pay origination costs.

The Millennium Corporate Park Loan Combination had an initial term of 60 months and has a remaining term of 59 months as of the Cut-off Date. The Millennium Corporate Park Loan Combination requires payments of interest only for the entire term of the Millennium Corporate Park Loan Combination. The stated maturity date is the due date in January 2026. Voluntary prepayment of the Millennium Corporate Park Loan Combination is permitted on or after September 6, 2025. The borrower has the option to defease the entire $132,000,000 principal balance of the Millennium Corporate Park Loan Combination in whole (but not in part) on or after the first due date following the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) December 17, 2023.

LOAN #2: MILLENNIUM CORPORATE PARK

The table below summarizes the promissory notes that comprise the Millennium Corporate Park Loan Combination. The relationship between the holders of the Millennium Corporate Park Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Serviced Pari Passu Loan Combinations” in the Preliminary Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$105,000,000	$105,000,000	BMARK 2021-B23	Yes
A-2	27,000,000	27,000,000	GSBI(1)	No
Total	$132,000,000	$132,000,000

(1)	Expected to be contributed to one or more future securitizations.

■	The Mortgaged Property. The Millennium Corporate Park Property consists of six, 2-3 story office buildings totaling 537,046 SF located in Redmond, Washington. The Millennium Corporate Park Property was built in 1999-2000 and 2014 on a 29.75-acre site, located in Seattle’s office submarket. Based on the rent roll dated October 1, 2020, the Millennium Corporate Park Property is currently 100% leased.

Microsoft Corp. (“Microsoft”) (479,193 SF; 89.2% of NRA; 88.5% of Base Rent) is the largest tenant based on NRA at the Millennium Corporate Park Property. Microsoft occupies space in all six buildings, with leases beginning between 1999-2014 and expiring between 2022-2028. Each of Microsoft’s six leases has two, 3-year or 5-year renewal options. Founded in 1975, Microsoft is the world’s largest software company with over $130 billion in LTM revenues. Microsoft offers a wide range of software products and services including the Windows operating system.

Golder Associates, Inc. (“Golder”) (36,965 SF; 6.9% of NRA; 7.0% of Base Rent) is the second largest tenant based on NRA at the Millennium Corporate Park Property and has been in occupancy since June 1999. Golder’s lease expires in March 2024 and has one, 5-year renewal option. Golder is an employee-owned global company providing energy consulting, design, and construction services. Golder operates in over 155 offices in Africa, Asia, Australia, Europe, North America, and South America.

Quantrarium, LLC (11,798 SF; 2.2% of NRA; 2.6% of Base Rent) is the third largest tenant based on NRA at the Millennium Corporate Park Property. Quantrarium, LLC is a technology company specializing in artificial intelligence driven valuations, data, analytics, and innovation.

COVID-19 Update. As of January 14, 2021 the Millennium Corporate Park Property is open with tenants working remotely. 100% of tenants by SF and UW Base Rent paid their November and December 2020 rent payments. As of January 14, 2020, the Millennium Corporate Park Loan is not subject to any modification or forbearance requests.

LOAN #2: MILLENNIUM CORPORATE PARK

The following table presents certain information relating to the tenants at the Millennium Corporate Park Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Microsoft Corp.	AA+ / Aaa / AAA	479,193	89.2%	$11,584,008	88.5%	$24.17	Various(3)	Various(4)
Golder Associates, Inc.	NR / NR / NR	36,965	6.9	921,168	7.0	$24.92	3/31/2024	1, 5-year option
Quantrarium, LLC	NR / NR / NR	11,798	2.2	339,192	2.6	$28.75	7/31/2024	1, 5-year option
People Tech Group	NR / NR / NR	7,992	1.5	239,760	1.8	$30.00	8/31/2024	NAP
CBRE Management Office	NR / NR / NR	1,098	0.2	0	0.0	$0.00	12/31/2039	NAP
Largest Tenants		537,046	100.0%	$13,084,128	100.0%	$24.36
Vacant Space		0	0.0	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		537,046	100.0%	$13,084,128	100.0%	$24.36

(1)	Based on the underwritten rent roll dated October 1, 2020.

(2)	Credit Ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Microsoft Corp. occupies 130,805 SF expiring on May 31, 2022, 148,545 SF expiring on May 31, 2024 and 199,843 SF expiring on April 30, 2028.

(4)	Microsoft Corp. leases have two, 3-year or 5-year renewal options.

The following table presents certain information relating to the lease rollover schedule at the Millennium Corporate Park Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	130,805	24.4	24.4%	2,944,421	22.5	$22.51	1
2023	0	0.0	24.4%	0	0.0	$0.00	0
2024	205,300	38.2	62.6%	4,843,868	37.0	$23.59	4
2025	0	0.0	62.6%	0	0.0	$0.00	0
2026	0	0.0	62.6%	0	0.0	$0.00	0
2027	0	0.0	62.6%	0	0.0	$0.00	0
2028	199,843	37.2	99.8%	5,295,840	40.5	$26.50	1
2029	0	0.0	99.8%	0	0.0	$0.00	0
2030	0	0.0	99.8%	0	0.0	$0.00	0
2031	0	0.0	99.8%	0	0.0	$0.00	0
2032 & Thereafter	1,098	0.2	100.0%	0	0.0	$0.00	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	537,046	100.0%		$13,084,128	100.0%	$24.36	7

(1)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this rollover schedule.

(2)	Based on the underwritten rent roll dated October 1, 2020.

The following table presents certain information relating to historical leasing at the Millennium Corporate Park Property:

Historical Leased %(1)

2017	2018	2019	As of 10/1/2020(2)
85.5%	85.5%	95.2%	100.0%

(1)	As provided by the borrower and reflects year-end occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated October 1, 2020.

LOAN #2: MILLENNIUM CORPORATE PARK

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Millennium Corporate Park Property:

Cash Flow Analysis(1)

	2017	2018	2019	TTM 10/31/2020	Underwritten(2)	Underwritten $ per SF
Base Rent	$10,118,050	$10,179,744	$11,029,280	$11,356,569	$13,084,128	$24.36
Vacant Income	0	0	0	0	0	0.00
Contractual Rent Steps	0	0	0	0	930,347	1.73
Reimbursements	2,373,187	2,990,712	3,133,322	3,233,506	3,477,404	6.48
Vacancy & Credit Loss	0	0	0	0	(705,271)	(1.31)
Other Income	900	900	900	408	900	0.00
Effective Gross Revenue	$12,492,137	$13,171,355	$14,163,501	$14,590,482	$16,787,509	$31.26
Total Operating Expenses	2,779,147	3,120,392	3,148,266	3,260,799	3,539,016	6.59
Net Operating Income	$9,712,990	$10,050,963	$11,015,235	$11,329,683	$13,248,492	$24.67
TI/LC	0	0	0	0	420,600	0.78
Capital Expenditures	0	0	0	0	107,409	0.20
Net Cash Flow	$9,712,990	$10,050,963	$11,015,235	$11,329,683	$12,720,483	$23.69

Occupancy	85.5%	85.5%	95.2%	95.9%	100.0%
NOI Debt Yield	7.4%	7.6%	8.3%	8.6%	10.0%
NCF DSCR	2.39x	2.48x	2.71x	2.79x	3.13x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow is based on annualized in-place rents as of October 1, 2020, with contractual rent steps through March 31, 2022.

■	Appraisal. According to the appraisal, the Millennium Corporate Park Property had an “as-is” appraised value of $216,700,000 as of November 18, 2020. The appraisal also concluded to an “as dark” value of $176,100,000 as of November 18, 2020.

■	Environmental Matters. According to the Phase I environmental report dated as of October 21, 2020, there are no recognized environmental conditions or recommendations for further action at the Millennium Corporate Park Property.

■	Market Overview and Competition. The Millennium Corporate Park Property is located in Redmond, Washington. According to the appraisal, the Millennium Corporate Park Property is located within Washington’s Redmond submarket, a hub for technology and entrepreneurial start-ups. The Millennium Corporate Park Property is considered a Class B office park in the Redmond submarket.

The Millennium Corporate Park Property is located in the Redmond submarket, which contains 7,646,728 SF of office inventory. During the third quarter of 2020, asking rents in the Redmond submarket declined by 0.5% to an average of $35.42. Since the third quarter of 2019, asking rents have increased by 11.5%, up from $31.78. According to the appraisal, occupancy rates in the Redmond office submarket have remained relatively stable over the past year. In the third quarter of 2020, 96% of all office space was occupied compared to 95.8% occupancy in the third quarter of 2019.

The following table presents certain information relating to the primary office competition for the Millennium Corporate Park Property:

Competitive Set(1)

Property Name	City / State	Building SF	NOI/SF	Year Built / Renovated	Occupancy
Millennium Corporate Park	Redmond, WA	537,032	$23.89	1999, 2000, 2014 / NAP	100.0%
Sunset North	Bellevue, WA	464,061	$29.35	1999 / 2018	99.0%
90 North Campus	Bellevue, WA	262,953	$27.59	1991 / 2019	100.0%
The Offices at Riverpark	Redmond, WA	106,281	$28.92	2008 / NAP	100.0%
Redmond Technology	Redmond, WA	101,252	$21.75	2008 / NAP	100.0%
Newport Corporate Center	Bellevue, WA	998,284	$28.10	1988 / 2019	99.0%

(1)	Source: Appraisal.

LOAN #2: MILLENNIUM CORPORATE PARK

■	The Borrower. The borrower is Millennium Strategic Venture LLC, a Delaware limited liability company. The borrower is structured to be a single purpose bankruptcy-remote entity, having two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Millennium Corporate Park Loan Combination. There is no nonrecourse carve-out guarantor or separate environmental indemnitor with respect to the Millennium Corporate Park Loan Combination.

The borrower sponsor is Vanbarton Group LLC (“Vanbarton”). Vanbarton is a privately owned, vertically integrated real estate investment and advisory firm founded in 1992 with corporate offices in New York City, San Francisco and Seattle. Vanbarton’s investments include core plus, value-add and opportunistic equity investments, preferred equity, junior participations, bridge loans, secondary market debt acquisitions and securitized credit. With $2.56 billion in assets under management, Vanbarton has a track record of investing in office, retail and multifamily within major United States markets on behalf of its institutional client base.

■	Escrows. At loan origination, the borrower deposited approximately $9,568,122.99 into a reserve for certain unfunded obligations, such as unpaid tenant allowances, leasing commissions, free rent and gap rent.

Tax Reserve. The borrower is required to deposit into a real estate tax reserve, on a monthly basis during the continuance of a Millennium Corporate Park Trigger Period (as defined below), 1/12 of the reasonably estimated annual real estate taxes.

Insurance Reserve. The borrower is required to deposit into an insurance reserve, on a monthly basis during the continuance of a Millennium Corporate Park Trigger Period, 1/12 of reasonably estimated insurance premiums, unless the borrower is maintaining a blanket policy in accordance with the loan documents.

TI/LC Reserve. The borrower is required to deposit into a tenant improvement and leasing commission reserve, on a monthly basis during the continuance of a Millennium Corporate Park Trigger Period, an amount equal to approximately $67,129.

Capital Expenditure Reserve. The borrower is required to deposit into a capital expenditure reserve, on a monthly basis during the continuance of a Millennium Corporate Park Trigger Period, an amount equal to approximately $8,951.

Microsoft Rollover Reserve. Within 10 days following the commencement of a Microsoft 2022 Reserve Period, the borrower will be required to deliver to the lender (i) an amount equal to $2,000,000 for deposit in a rollover reserve account or (ii) a notice electing to deliver on each due date an amount equal to $222,000 (subject to a cap of $2,000,000). Any amount (or portion thereof) required to be deposited into the Microsoft rollover reserve account may, at the borrower’s election, be provided in the form of one or more letters of credit.

A “Millennium Corporate Park Trigger Period” means each period (i) commencing when the debt yield (as calculated under the related loan documents), as reasonably determined by the lender as of the first day of any fiscal quarter, is less than 6.8%, and concluding when the debt yield, determined as of the first day of any fiscal quarter thereafter, is equal to or greater than 6.8%, and (ii) commencing upon the borrower’s failure to deliver annual, quarterly or monthly financial reports as and when required under the related loan documents and concluding when such reports are delivered and indicate that no other Millennium Corporate Park Trigger Period is continuing.

“Microsoft 2022 Reserve Period” means the period that (x) commences on August 31, 2021, unless prior to such date (i) Microsoft has either exercised its applicable renewal options under its leases on the structures at the Millennium Corporate Park Property known as “Building B” and “Building F” or (ii) the borrower delivers to the lender evidence reasonably satisfactory to the lender that Microsoft has otherwise extended the term of each of its lease on each of Building B and Building F on terms no less favorable to the borrower than would have been applicable had Microsoft exercised its renewal options under the foregoing clause (i), in each case to an expiration date at least three years beyond the scheduled expiration date set forth in each applicable lease, and (y) will terminate upon the earlier to occur of (A) the occurrence after August 31, 2021 of the event described in clause (x)(ii) of this definition and (B) satisfaction by the borrower of the Microsoft 2022 Rollover Reserve End Date Conditions.

“Microsoft 2022 Rollover Reserve End Date Conditions” means the delivery to the lender of evidence reasonably satisfactory to the lender establishing that: (i) the borrower has entered into lease demising at least 75% of the space in Building B and Building F to Microsoft or to tenant(s) under Qualifying 2022 Replacement Leases (provided that, if such leases are for part and not all of Building B and Building F, following the entry into such leases, the debt yield as of such date of determination is equal to or greater than the lesser of (A) the debt yield as of the origination date and (B) 9.75%); (ii) all tenant improvement costs and leasing commissions associated with such reletting have been paid in full (or reserved with the lender) and (iii) either (x) all free rent periods in excess of three months have expired or (y) the

LOAN #2: MILLENNIUM CORPORATE PARK

amount of any free rent for any free rent periods under such leases in excess of three months has been reserved with the lender).

“Qualifying 2022 Replacement Lease” means a lease (other than with Microsoft) with respect to Building B and/or Building F to a tenant that has been reasonably approved by the lender and for which (i) the term of such lease is at least five years past the expiration of the term of the Microsoft lease with respect to Building B or Building F as of the origination date, with no early termination rights other than for casualty or condemnation or as a customary remedy for certain events of default by the landlord thereunder, (ii) the triple-net rent owed thereunder is at least $25 per rentable square foot per annum, and (iii) the lender has reserved, as of such date of determination, an amount equal to (x) the aggregate amount of all unpaid costs of tenant inducements, tenant improvements and leasing commissions and all unexpired free rent, minus (y) the aggregate amount in the Microsoft rollover reserve account, excess cash flow account and the tenant improvement and leasing commission account.

■	Lockbox and Cash Management. The Millennium Corporate Park Loan Combination is structured with a hard lockbox and springing cash management. The borrower was required to direct each tenant to remit rents directly to a lender-controlled lockbox account. In addition, the borrower is required to cause all cash revenues relating to the Millennium Corporate Park Property and all other money received by the borrower or the property manager with respect to the Millennium Corporate Park Property (other than tenant security deposits) to be deposited into the lockbox account or a lender-controlled cash management account within one business day of receipt. On each business day during the continuance of a Millennium Corporate Park Trigger Period, Microsoft 2024 Reserve Period or event of default under the Millennium Corporate Park Loan Combination, all amounts in the lockbox account are required to be remitted to the cash management account. On each business day that no Millennium Corporate Park Trigger Period, Microsoft 2024 Reserve Period or event of default under the Millennium Corporate Park Loan Combination is continuing, all amounts in the lockbox account are required to be remitted to a borrower-controlled operating account.

On each due date during the continuance of a Millennium Corporate Park Trigger Period or Microsoft 2024 Reserve Period (or, at the lender’s discretion, during an event of default under the Millennium Corporate Park Loan Combination), all funds on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be reserved (i) during the continuance of a Microsoft 2024 Reserve Period, in the Microsoft rollover reserve account or (ii) if no Microsoft 2024 Reserve Period is continuing, as additional collateral for the Millennium Corporate Park Loan Combination.

A “Microsoft 2024 Reserve Period” means the period that (i) commences on August 31, 2023, unless prior to such date, (a) Microsoft has either exercised its applicable renewal options under its leases on the structures at the Millennium Corporate Park Property known as “Building A” and “Building E” or (b) the borrower delivers to the lender evidence reasonably satisfactory to the lender that Microsoft has otherwise extended the term of its lease on each of Building A and Building E on terms no less favorable to the borrower than would have been applicable had Microsoft exercised its renewal options under the foregoing clause (a), in each case to an expiration date at least three years beyond the scheduled expiration date set forth in each applicable lease, and (ii) will terminate upon the earlier to occur of (A) the occurrence after August 31, 2023 of the event described in clause (i)(b) above and (A) satisfaction by the borrower of the Microsoft 2024 Rollover Reserve End Date Conditions.

“Microsoft 2024 Rollover Reserve End Date Conditions” means the delivery to the lender of evidence reasonably satisfactory to the lender establishing that: (i) the borrower has entered Qualifying 2024 Replacement Leases demising space at all or part of Building A and/or Building E such that following the entry into such leases, the debt yield as of such date of determination is equal to or greater than the lesser of (A) the debt yield as of the origination date and (B) 9.75%, (ii) all tenant improvement costs and leasing commissions associated with such reletting have been paid in full (or reserved with the lender) and (iii) either (x) all free rent periods in excess of three months have expired or (y) the amount of any free rent for any free rent period under such leases in excess of three months has been reserved with the lender).

A “Qualifying 2024 Replacement Lease” means a lease (other than with Microsoft) with respect to Building A and/or Building E to a tenant that has been reasonably approved by the lender for which (i) the term of such lease is at least five years past the expiration of the term of the Microsoft lease with respect to Building A or Building E as of the origination date, with no early termination rights other than for casualty or condemnation or as a customary remedy for certain events of default by the landlord thereunder, (ii) the triple-net rent owed thereunder is at least $25 per rentable square foot per annum, and (iii) the lender has reserved, as of such date of determination, an amount equal to (x) the aggregate amount of all unpaid costs of tenant inducements, tenant improvements and leasing commissions and all unexpired free rent, minus (y) the aggregate amount in the Microsoft rollover reserve account, excess cash flow account and the tenant improvement and leasing commission reserve account.

LOAN #2: MILLENNIUM CORPORATE PARK

■	Property Management. The Millennium Corporate Park Property is managed on behalf of the borrower by CBRE, Inc.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the Millennium Corporate Park Property, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA is no longer in effect, then the borrower’s requirement will be capped at insurance premiums equal to two times the amount of insurance premiums payable in respect of the property and business interruption/rental loss insurance required under the related Millennium Corporate Park Loan Combination documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #3: 360 SPEAR

LOAN #3: 360 SPEAR

LOAN #3: 360 SPEAR

360 Spear
360 Spear Street
San Francisco, CA 94105
NORTH FINANCIAL DISTRICT
SOUTH FINANCIAL DISTRICT
San Francisco Bay
Pacific Ocean
San Francisco
Oakland
Berkeley
San Jose
Transamerica Pyramid Center
Golden Gateway Center
Embarcadero Plaza
Justin Herman Park
One Embarcadero Center
Two Embarcadero Center
Three Embarcadero Center
Four Embarcadero Center
Ferry Building
One Market Plaza
101 California
Salesforce Tower
Salesforce West
Salesforce Transbay Center
Park Tower at Transbay
Transbay Temporary Terminal
Google 345 Spear
Moscone South
EMBARCADERO
MONTGOMERY
BART
MUNI
CALTRAIN EXTENSION (FUTURE)
THE EMBARCADERO
80
PIER 26
PIER 28
PIER 30-32
MAP © 2021 CARTIFACT
DATA © OSM CONTRIBUTORS

LOAN #3: 360 SPEAR

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GACC
Location (City/State)	San Francisco, California	Cut-off Date Principal Balance(4)	$[104,726,660]
Property Type	Office/Data Center	Cut-off Date Principal Balance per SF(3)	$[584.16]
Size (SF)	179,277	Percentage of Initial Pool Balance	6.8%
Total Occupancy as of 12/30/2020(1)	100.0%	Number of Related Mortgage Loans	One
Owned Occupancy as of 12/30/2020(1)	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	1924 / 2000	Mortgage Rate	2.7680625%
Appraised Value(2)	$260,000,000	Original Term to Maturity (Months)(5)	120
Appraisal Date	5/1/2022	Original Amortization Term (Months)	360
Borrower Sponsor	John R. Winther	Original Interest Only Period (Months)(5)	60
Property Management	Harvest Properties Inc.	First Payment Date	2/6/2021
Maturity Date	1/6/2031
Underwritten Revenues	$18,490,906
Underwritten Expenses	$4,757,608	Escrows(6)
Underwritten Net Operating Income (NOI)	$13,733,298	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$13,464,382	Taxes	$382,011	$95,503
Cut-off Date LTV Ratio(2)(3)	[40.3]%	Insurance	$0	$0
Maturity Date LTV Ratio(2)(3)	[33.4]%	Replacement Reserves	$0	$3,735
DSCR Based on Underwritten NOI / NCF(3)	[2.18]x / [2.13]x	TI/LC(2)	$0	$18,675
Debt Yield Based on Underwritten NOI / NCF(3)	[13.1]% / [12.9]%	Other(7)	$23,354,784	$0

Sources and Uses
Sources	$	%	Uses	$	%
Senior Loan Amount	$105,000,000	54.8%	Purchase Price	$165,468,922(8)	86.4%
Subordinate Loan Amount	55,000,000	28.7	Reserves	23,736,795	12.4
Mezzanine Loan Amount	25,000,000	13.1	Origination Costs	2,241,582	1.2
Sponsor Equity	$6,447,299	3.4
Total Sources	$191,447,299	100.0%	Total Uses	$191,447,299	100.0%

(1)	Total and Owned Occupancy includes Vitalant (18.6% of NRA), which has a fully executed lease; however, such lease does not commence until completion of the landlord’s work for Vitalant’s space, which has not yet been completed. The borrower has advised the landlord work is expected to be completed in May 2021. There can be no assurance the Vitalant lease will commence as expected or at all.

(2)	Based on the “As Stabilized” value of $260.0 million as of May 1, 2022. The “As Stabilized” value assumes all contractual tenant improvement and leasing commission (“TI/LC”) obligations have been fulfilled and all tenants are paying unabated rent. At loan origination, the borrower reserved with the lender a gap and free rent reserve of approximately $6,703,964, an unfunded obligations reserve of approximately $8,608,319 and a holdback reserve for Vitalant of $8,042,501. The appraisal also concluded an “As Is” appraised value of $236.0 million, which results in a Cut-off Date LTV ratio of [44.4]% for the 360 Spear Loan, [67.7]% for the 360 Spear Loan Combination (as defined below) and [78.3]% for the aggregate of the 360 Spear Loan Combination and the 360 Spear Mezzanine Loan (as defined below) (together, the “360 Spear Total Debt”) and a Maturity Date LTV Ratio of [36.8]% for the 360 Spear Loan, [60.2]% of the 360 Spear Loan Combination and [70.7]% for the 360 Spear Total Debt. Each appraised value is based on certain extraordinary assumptions, including the assumption that the Verizon Tenant (as defined below) would modify its existing lease to provide an extension expiring at the end of December 2040 for all of its existing premises and a co-terminous expansion for expansion premises commencing January 2022, in each case, on terms provided to the appraisal firm. A modification on such terms did become effective simultaneously with the purchase of the 360 Spear Property (as defined below) by the borrower. The purchase price does not reflect such lease extension and expansion.

(3)	Calculated based on the aggregate outstanding principal balance of the 360 Spear Senior Loans and excludes the 360 Spear Trust Subordinate Companion Loan (as defined below) unless otherwise specified. See “—The Mortgage Loan” below.

(4)	The 360 Spear Loan (as defined below) is part of the 360 Spear Loan Combination evidenced by three senior pari passu notes and one subordinate note, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $159.7 million.

(5)	The 360 Spear Loan Combination has a 10-year term and will amortize based on a 30-year schedule for the first 60 months, followed by an interest-only period of 60 months.

(6)	See “—Escrows” below.

(7)	Other upfront reserves represent a gap and free rent reserve of approximately $6,703,964, an unfunded obligations reserve of approximately $8,608,319 and a holdback reserve for Vitalant of $8,042,501.

(8)	Represents the net purchase price and includes approximately $9.5 million in seller credits for outstanding TI/LC and Vitalant landlord work. The gross purchase price is equal to $175.0 million.

■	The Mortgage Loan. The mortgage loan (the “360 Spear Loan”) is part of a loan combination (the “360 Spear Loan Combination”) with an aggregate outstanding principal balance as of the Cut-off Date of approximately $159.7 million, which is secured by the borrower’s fee simple interest in a Class B flex creative office, telecom and laboratory building located in San Francisco, California (the “360 Spear Property”). The 360 Spear Loan will be evidenced by the non-controlling notes A-1, A-2 and A-3 with an aggregate original principal balance as of the Cut-off Date of [$104.7] million. The 360 Spear Loan Combination is comprised of (i) the 360 Spear Loan which is a senior loan comprised of three senior pari passu notes with an aggregate principal balance as of the Cut-off Date of approximately $[104.7] million, and (ii) one subordinate note with an outstanding principal balance as of the Cut-off Date of $[55.0] million (the “360 Spear Trust Subordinate Companion Loan”) as detailed in the “Loan Combination Summary” table below. The 360 Spear Loan Combination was originated by DBR Investments Co. Limited (“DBRI”). Only the 360 Spear Loan is expected to be included in the mortgage pool for the Benchmark 2021-B23 mortgage trust. The 360 Spear Trust Subordinate Companion Loan is expected to be contributed to the Benchmark 2021-B23 mortgage trust but will not be included in the mortgage pool. Payments allocated to the 360 Spear Trust Subordinate Companion Loan will be paid only to the holders of the 360 Spear loan-specific certificates as described in “Description of the Mortgage Pool—The Loan Combinations—The 360 Spear Pari Passu-AB Loan Combination” in the Preliminary Prospectus.

The 360 Spear Loan Combination has a 10-year term and will pay principal and interest monthly based on a 30-year amortization schedule for the first 60 months, followed by an interest-only period of 60 months. On February 6, 2021 and each monthly payment date thereafter through and including the monthly payment date immediately preceding the monthly payment date occurring in February 2026, the borrower is required to make a payment of principal and interest equal to the monthly debt service payment amount, which will be applied (i) first, to accrued and unpaid interest under the notes included in the 360 Spear Loan, on pari passu basis, (ii) second, to accrued and unpaid interest under the 360 Spear Trust Subordinate Companion Loan, (iii) third, to the reduction of the outstanding principal balance of the

LOAN #3: 360 SPEAR

notes included in the 360 Spear Loan, on a pari passu basis, until the entire 360 Spear Loan principal balance has been reduced to zero, and (iv) fourth, to the reduction of the outstanding principal balance of the 360 Spear Trust Subordinate Companion Loan until reduced to zero. On and after the monthly payment date occurring in February 2026, accrued interest will be applied on a senior sequential basis.

The 360 Spear Loan represents approximately 6.8% of the Initial Pool Balance. The 360 Spear Loan Combination had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The scheduled maturity date of the 360 Spear Loan Combination is January 6, 2031. On and after the monthly payment date in February 2022, the 360 Spear Loan Combination may be voluntarily prepaid with a prepayment fee equal to the greater of a yield maintenance premium amount or 1% of the unpaid principal balance as of the prepayment date.

The 360 Spear Loan Combination proceeds along with a $25.0 million mezzanine loan (the “360 Spear Mezzanine Loan”) and sponsor equity were used to purchase the 360 Spear Property, fund upfront reserves and pay origination costs.

The table below summarizes the promissory notes that comprise the 360 Spear Loan Combination. The relationship between the holders of the 360 Spear Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The 360 Spear Pari Passu-AB Loan Combination” in the Preliminary Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece
A-1	$75,000,000	$74,804,757	Benchmark 2021-B23	No(1)
A-2	$25,000,000	$24,934,919	Benchmark 2021-B23	No
A-3	$5,000,000	$4,986,984	Benchmark 2021-B23	No
Total Senior Notes
B	$55,000,000	$45,000,000	Benchmark 2021-B23 Loan Specific Certificates	Yes(1)
Total	$160,000,000	$159,725,832

(1)	The initial controlling note is Note B, so long as no 360 Spear control appraisal period has occurred and is continuing. If and for so long as a 360 Spear control appraisal period has occurred and is continuing, then the controlling note will be Note A-1. See “Description of the Mortgage Pool—The Loan Combinations—The 360 Spear Pari Passu – AB Loan Combination”. The 360 Spear Loan Combination is expected to be serviced pursuant to the Benchmark 2021-B23 trust pooling and servicing agreement. For so long as no 360 Spear control appraisal period has occurred and is continuing, the control rights of the 360 Spear Trust Subordinate Companion Loan are expected to be exercisable by the 360 Spear controlling class representative under the Benchmark 2021-B23 pooling and servicing agreement.

The capital structure for the 360 Spear Total Debt is shown below:

360 Spear Total Debt Capital Structure

(1)	Based on the net rentable area of 179,277 SF.

(2)	Based upon the “As Stabilized” value of $260.0 million as determined by the appraisal as of May 1, 2022. The appraisal also concluded an “As Is” appraised value of $236.0 million, which results in a Cut-off Date LTV ratio of [44.4]% for the 360 Spear Loan, [67.7]% for the 360 Spear Loan Combination and [78.3]% for the 360 Spear Total Debt.

(3)	Cumulative UW NOI/NCF Debt Yield and Cumulative UW NOI/NCF DSCR are calculated based on an UW NOI and UW NCF of $13,733,298 and $13,464,382, respectively. See “—Operating History and Underwritten Net Cash Flow” below.

(4)	The Cumulative UW NOI / NCF DSCR is based on amortizing payments.

(5)	Based on the “As Stabilized” value of $260.0 million, the Implied Borrower Sponsor Equity is $75.0 million.

LOAN #3: 360 SPEAR

■	The Mortgaged Property. The 360 Spear Property is a 179,277 SF creative office, telecom and laboratory building located at 360 Spear Street in San Francisco, California. The 360 Spear Property was originally constructed as the Navy and Marine Headquarters in 1924, and was converted to its current use in 2000. Over the last couple of years, additional capital improvements repositioned the 360 Spear Property as a high-end creative office and data center building. The capital repositioning included a lobby expansion and renovation, new tenant amenities, and converting ground floor space and the garage into data center space with private entrances. The repositioning also included upgrades to the vertical transportation, MEP (mechanical, electrical and plumbing), HVAC, façade, and windows. The total capital expenses for the project were approximately $11.0 million. The 360 Spear Property sits on an approximately 0.79 acre site adjacent to the San Francisco Bay waterfront and south of the Financial District. The 360 Spear Property is one of only 19 buildings in the Financial District with floorplates larger than 30,000 square feet, featuring a typical floorplate of 31,470 SF.

The 360 Spear Property is 100.0% leased to four tenants, with 59.2% of the net rentable area leased to tenants affiliated with investment grade entities including to MCIMETRO Access Transmission Services LLC (“Verizon Tenant”), an affiliate of Verizon Communications, Inc. (“Verizon Communications”) (Verizon Communications is rated A-/Baa1/BBB+ by Fitch/Moody’s/S&P) and Teleport Communications America, LLC (“AT&T”) (9.4% of NRA), a wholly-owned subsidiary of AT&T, Inc. (AT&T, Inc. is rated A-/Baa2/BBB by Fitch/Moody’s/S&P). The building currently caters to creative office, PDR (production, distribution and repair) and biotech tenants, as well as being a secondary carrier hotel data center.

The 360 Spear Property is important to both Verizon Communications and AT&T’s 5G infrastructure serving the entire San Francisco Bay area. The 360 Spear Property is situated at the crux of San Francisco’s fiber network and provides a link between the core telecommunications network, or backbone network, and the smaller subnetworks for telecommunication tenants. Verizon Tenant’s and AT&T’s space includes a large amount of legacy, but active, equipment. It is anticipated that the use of the space will be repurposed into an edge computing location.

The largest tenant, Verizon Tenant (89,237 SF; 49.8% of NRA; 50.0% of UW Base Rent) is an American telecommunications company which offers wireless products and services. Verizon Wireless, an affiliate of the Verizon Tenant, is the second largest wireless carrier in the United States, with approximately 120.3 million subscribers as of the end of the third quarter of 2020. As of year-end 2019, Verizon Communications had reported a total revenue of approximately $131.9 billion and net income of $19.3 billion.

Verizon Tenant has been a tenant at the 360 Spear Property since 2000 and recently amended and extended its lease for an additional 20 years through December 2040. Verizon Tenant leases space on the fifth floor, as well as miscellaneous ground floor and roof space, and recently expanded into the vacant third floor, approximately 39,453 rentable SF. Verizon Tenant received a TI allowance of approximately $150.00 PSF for the expansion space (which has been converted into free rent for the expansion space at the landlord’s option). Verizon Tenant has an in place base rent of $83.00 PSF for the existing space and $85.49 per square foot on the expansion space, with 3% annual rent increases on both spaces. Furthermore, the credit rated parent entity, Verizon Communications provided a guaranty (subject to an aggregate cap equal to $195,745,424, as well as a specific cap for each lease year, which equals $195,745,424 in the first lease year, and declines in each successive lease year; for example, the cap is $114,110,841 at the end of the tenth lease year, and $0 at the end of the 20th lease year, and subject to the right of the guarantor to replace its guaranty with a letter of credit or a guaranty from a successor guarantor, which in each case meet certain ratings or financial requirements). Verizon Tenant has one ten-year extension option followed by two subsequent five-year options remaining, which represents a fully extended lease term of December 2060. Verizon Tenant is not yet in occupancy of its third floor expansion space and is not expected to take occupancy of such space until 2022. At origination, $4,311,127 was reserved in respect of free rent for the expansion space. Verizon does not have any termination options.

Verizon Business, the long haul and international arm of Verizon Communications, operates one of the most extensive United States and global wireless networks. That network is built in a mesh configuration whereby the node at the 360 Spear Property connects to many other cities to the north, south, east, and west. It also manages thousands of individual connections flowing to, from, and through San Francisco. Verizon Communications has indicated that its expected United States infrastructure investments in total will be between $17 and $18 billion (most of which will be to improve its nationwide 5G capabilities).

Verizon Tenant or its affiliated designee has a 24-month option to purchase the 360 Spear Property beginning on the 13th month after December 30, 2020 for $260.0 million. Verizon Tenant also has a right of first refusal to purchase the 360 Spear Property during the same 24-month period. The lease provides that the Verizon Tenant’s purchase option and right of first refusal are not triggered by a foreclosure sale or a deed in lieu of foreclosure, and that the purchaser

LOAN #3: 360 SPEAR

must either (x) assume the 360 Spear Loan Combination and the 360 Spear Mezzanine Loan or (y) pay the 360 Spear Loan Combination and the 360 Spear Mezzanine Loan in full (including any yield maintenance premiums and all fees and expenses of the lenders). The 360 Spear Loan Combination documents permit an assumption of the 360 Spear Loan Combination by certain affiliates of Verizon Communications provided that certain conditions are satisfied.

The second largest tenant, Lattice (39,786 SF; 22.2% of NRA; 25.2% of UW Base Rent) is a computer software company, which allows users to track performance management and employee engagement. Lattice was founded in 2015 and as of the year 2020, over 2,000 organizations used Lattice software. The 360 Spear Property is expected to be Lattice’s new headquarters. Lattice also has offices in New York and Europe with approximately 180 employees, 140 of which are located in San Francisco.

Lattice signed a recent seven-year, four month lease to occupy the fourth floor of the 360 Spear Property. The annual base rent is $95.00 per square foot with 3.0% annual rent steps. The landlord work for the Lattice space has been completed and the lease commenced on January 8, 2021 with four months of free rent, which has been reserved for. Lattice does not have any termination options and has one, five-year renewal option.

The third largest tenant, Vitalant (33,317 SF; 18.6% of NRA; 16.7% of UW Base Rent) is a nonprofit community blood service provider, founded in 1943 as the Salt River Valley Blood Bank. Vitalant supplies comprehensive transfusion medicine services to nearly 1,000 hospitals and health care partners for patients in need across 40 states. Vitalant’s parent company is Blood Systems, Inc., which merged all of its existing brands under the Vitalant name in September 2018. Vitalant’s leased space at the 360 Spear Property will mostly be full service laboratory space, with some space dedicated to administrative functions and will include a traditional laboratory space, a vivarium for handling and testing rodents and other small animals, and a freezer farm. The primary use of the space for Vitalant will be to use the space for blood related research, clinical trials, and blood collection.

Vitalant recently executed an eight-year, six-month year lease to occupy space on the first and second floors. Vitalant’s lease includes an annual base rent of $75.00 per square foot, with 3.0% annual rent steps. Vitalant has two five-year extension options. The landlord is currently building out the space, and the lease term does not commence (“Commencement Date”) until 180 days after the completion date of the landlord’s work (the “Delivery Date”). The borrower anticipates that the Delivery Date will occur, and Vitalant will take possession of its space in May 2021 with the Commencement Date occurring 180 days thereafter. However, if the Delivery Date does not occur by the date that is 12 months following the date on which the final form of the plans and specifications with respect to Vitalant’s tenant improvement work are actually delivered by Vitalant to the borrower for review and approval (the “Outside Delivery Date”), then the Commencement Date will be delayed day-for-day by each day that the Delivery Date is delayed beyond the Outside Delivery Date (except to the extent that such delay in the Delivery Date is caused by COVID-19 pandemic related delays outside the landlord’s or tenant’s reasonable control, force majeure, tenant delay, casualty or condemnation). In addition, if Vitalant’s tenant work is delayed due to the COVID-19 pandemic, the Commencement Date will also be delayed. Vitalant is entitled to six months of free rent after the Commencement Date. The 360 Spear Loan Combination includes an approximately $1,041,156 reserve for gap rent in respect of the period between loan origination and the anticipated delivery date, an approximately $2,622,841 reserve for the remaining landlord work and an approximately $8,042,501 holdback reserve (described below). We cannot assure you that Vitalant will take occupancy or its lease will commence as expected or at all, or that the funds reserved in connection with the Vitalant lease will be sufficient to cover all gap and/or free rent if the Delivery Date or Commencement Date is delayed beyond the expected date.

The use of the Vitalant space for laboratory use is not currently an as of right permitted use of the 360 Spear Property. Under the Vitalant lease the tenant is responsible for obtaining all permits and approvals necessary for laboratory use. The 360 Spear Loan Combination documents require the borrower to pay all fees that may be assessed by any governmental authority in connection with the issuance of licenses and/or permits allowing a change in use of Vitalant’s space to laboratory use. At origination, approximately $48,594 for permit fees and $121,790 for impact fees was reserved in connection with such change in use. In addition, the seller of the 360 Spear Property deposited into escrow $1,074,921.32 for any additional impact fees that may be imposed in connection with such change in use. Such funds are held by a title company pursuant to an escrow agreement among the title company, the seller, and the borrower, to which the lender is not a party or beneficiary. The 360 Spear Loan Combination Documents require the borrower to perform its obligations under, and enforce the obligations of the other parties to, such escrow agreement in a commercially reasonable manner, and not to amend or terminate such agreement without the lender’s approval.

LOAN #3: 360 SPEAR

The fourth largest tenant, AT&T (16,937 SF; 9.4% of NRA; 8.1% of UW Base Rent) is a telecommunications services company, which offers local and long-distance phone service, wireless and data communications, internet access and messaging, IP-based and satellite television, security services, telecommunications equipment, and directory advertising and publishing. As of year-end 2019, AT&T reported $181.2 billion in total revenue and $13.9 billion in net income.

AT&T has been at the 360 Spear Property since 2000 and occupies space on the second floor. AT&T has since exercised extension options, bringing its expiration to December 2026 with no remaining extension options. AT&T has an annual base rent of $71.64 PSF. AT&T’s rent will reset to $83.00 per square foot in January 2022 with 3.0% annual rent steps thereafter. AT&T does not have any termination options.

COVID-19 Update. As of December 30, 2020, the 360 Spear Property is open, however most, if not all, tenants are working remotely. Approximately 100.0% of the occupied SF paid rent for December 2020, which includes rent paid by Verizon Tenant for its existing space (not expansion space) and AT&T. No tenants have made requests for rent relief. As of the December 2020 collections period, (i) the rent commencement date on Verizon Tenant’s expansion space had not yet commenced, (ii) Lattice was in a free rent period and (iii) the Vitalant lease had not yet commenced. As of December 30, 2020, the 360 Spear Loan Combination is not subject to any modification or forbearance requests related to the COVID-19 pandemic.

The following table presents certain information relating to the tenants at the 360 Spear Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Verizon Tenant(3)	A- / Baa1 / BBB	89,237	49.8%	$7,504,909	50.0%	$84.10	12/31/2040	Various
Lattice	NR / NR / NR	39,786	22.2%	3,779,670	25.2%	$95.00	5/31/2028	1, 5-year option
Vitalant(4)	NR / NR / NR	33,317	18.6%	2,498,775	16.7%	$75.00	5/31/2030	2, 5-year options
AT&T	A- / Baa2 / BBB	16,937	9.4%	1,213,367	8.1%	$71.64	12/31/2026	None
Total / Wtd. Avg.		179,277	100.0%	$14,996,721	100.0%	$83.65
Vacant		0	0.0	0
Totals / Wtd. Avg. All Owned Tenants		179,277	100.0%	$14,996,721

(1)	Based on the underwritten rent roll dated as of December 30, 2020.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Verizon Tenant has one, 10-year option and two, five-year options.

(4)	Vitalant’s lease will not commence until completion of the landlord work, which is expected in May 2021. See “The Mortgaged Property” section above. We cannot assure you that Vitalant will take occupancy, or its lease will commence, as expected or at all.

The following table presents certain information relating to the lease rollover schedule at the 360 Spear Property based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	16,937	9.4	9.4%	$1,213,367	8.1	$71.64	1
2027	0	0.0	9.4%	0	0.0	$0.00	0
2028	39,786	22.2	31.6%	$3,779,670	25.2	$95.00	1
2029	0	0.0	31.6%	0	0.0	$0.00	0
2030	33,317	18.6	50.2%	$2,498,775	16.7	$75.00	1
2031	0	0.0	50.2%	0	0.0	$0.00	0
2032 & Thereafter	89,237	49.8	100.0%	$7,504,909	50.0	$84.10	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	179,277	100.0%		$14,996,721	100.0%	$83.65	4

(1)	Based on the underwritten rent roll dated December 30, 2020.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.

LOAN #3: 360 SPEAR

The following table presents certain information relating to historical occupancy at the 360 Spear Property:

Historical Leased %(1)

2017(2)	2018(2)	2019(2)	As of 12/30/2020(3)
69.9%	71.3%	54.3%	100.0%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Based on a third party market research report.

(3)	The 12/30/2020 occupancy includes Vitalant (18.6% of NRA), which has a fully executed lease; however, such lease does not commence until completion of the landlord’s work which is expected to be completed in May 2021. See “-The Mortgaged Property” section above. We cannot assure you that Vitalant will take occupancy, or its lease will commence, as expected or at all.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 360 Spear Property:

Cash Flow Analysis(1)

	2019	TTM October 31, 2020	Underwritten(2)	Underwritten PSF
Base Rent	$3,766,448	$3,860,517	14,996,721	$83.65
Rent Steps(3)	$0	$0	$1,333,802	$7.44
Total Reimbursement Revenue	165,568	248,643	3,119,212	$17.40
Total Other Income	(24,037)	164,444	24,060	$0.13
Gross Revenue	$3,907,979	$4,273,604	$19,473,794	$108.62
Vacancy Loss	0	0	(982,888)	(5.48)
Effective Gross Revenue	$3,907,979	$4,273,604	$18,490,906	$103.14
Real Estate Taxes	1,352,711	1,389,391	2,678,822	$14.94
Insurance	4,869	144,499	612,000	$3.41
Management Fee	150,000	147,803	554,727	$3.09
Other Operating Expenses	690,447	658,723	912,059	$5.09
Total Operating Expenses	2,198,027	2,340,416	4,757,608	$26.54
Net Operating Income(4)	$1,709,952	$1,933,188	$13,733,298	$76.60
Replacement Reserves	$0	$0	44,819	$0.25
Tenant Improvements	$0	$0	224,096	$1.25
Net Cash Flow	$1,709,952	$1,933,188	$13,464,382	$75.10

Occupancy	54.3%	100.0%	100.0%
NOI Debt Yield	1.6%	1.8%	12.9%
NCF DSCR	0.27x	0.31x	2.13x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Based on the underwritten rent roll dated December 30, 2020.

(3)	Rent Steps include (i) approximately $1,220,411 in straight line rent steps for Verizon Tenant and AT&T and (ii) approximately $113,390 in contractual rent steps for Lattice through February 2022.

(4)	The increase in Net Operating Income and Net Cash Flow from to 2019/TTM to UW is a result of recent leasing at the 360 Spear Property including (i) the extension and expansion of the Verizon Tenant lease, (ii) the signing of the Lattice lease and (iii) the signing of the Vitalant lease, which together account for approximately 68.8% of Underwritten Base Rent.

■	Appraisal. According to the appraisal, the 360 Spear Property has an “As Stabilized” appraised value of $260.0 million as of May 1, 2022. The “As Stabilized” value assumes all contractual TI/LC obligations have been fulfilled and all tenants are paying unabated rent. At loan origination, the borrower reserved with lender a gap and free rent reserve of approximately $6,703,964, an unfunded obligations reserve of $8,608,319 and a holdback reserve for Vitalant of approximately $8,042,501. The appraisal also concluded an “As Is” appraised value of $236.0 million, which results in a Cut-off Date LTV ratio of [48.6]% for the 360 Spear Loan, [67.7]% for the 360 Spear Loan Combination and [78.3]% for the 360 Spear Total Debt. Each appraised value is based on certain extraordinary assumptions, including the assumption that the Verizon Tenant would modify its existing lease to provide an extension expiring at the end of December 2040 for all of its existing premises and a co-terminous expansion for expansion premises commencing January 2022, in each case, on terms provided to the appraisal firm. A modification on such terms did become effective simultaneously with the purchase of the 360 Spear Property by the borrower.

Appraisal Approach	As-Stabilized Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$256,000,000	N/A	5.00%
Discounted Cash Flow Approach	$268,000,000	5.75%	5.50%(1)

(1)	Represents the terminal capitalization rate.

LOAN #3: 360 SPEAR

■	Environmental Matters. According to the Phase I environmental report dated December 21, 2020, there are no recognized environmental conditions or recommendations for further action at the 360 Spear Property. However, a controlled recognized environmental condition exists relating to the 360 Spear Property being located within the boundaries of a zone defined by a San Francisco ordinance known as the Maher ordinance, which requires San Francisco Department of Health oversight for the characterization and mitigation of hazardous substances in soil and groundwater in designated areas, due to previous investigations of properties within such zone having found fill material with elevated levels of metals and petroleum hydrocarbons as a result of the 1906 San Francisco earthquake and resulting fire. See “Description of the Mortgage Pool-Environmental Considerations” in the Preliminary Prospectus.

■	Market Overview and Competition. The 360 Spear Property is located just off the San Francisco Bay waterfront and just south of the Financial District in western San Francisco, California. Primary access to the area is via The Embarcadero, I-80, The Bay Bridge and U.S. Highway 101 with nearby access to the BART and Muni Bus System.

The 360 Spear Property is located in the Rincon/South Beach office submarket. According to the appraisal, the Rincon/South Beach office submarket contains approximately 2.9 million SF and recorded an average asking rent of $69.35 PSF annually as of the third quarter in 2020. The submarket’s vacancy rate was 7.2%, and has averaged 6.8% over the last two years.

The 360 Spear Property is part of the greater Silicon Valley / San Francisco data center market. As a result of the COVID-19 pandemic, digital transformation has accelerated and locations such as the 360 Spear Property have been increasingly important Centralized-RAN sites, with centralized, cloud computing-based architecture used to support edge computing on its 5G network.

The San Francisco data center market includes a number of carrier hotels and small deployments for local users requiring proximity to servers. The high costs of real estate and electricity in San Francisco limits the city’s data center footprint. Much of the computing capacity is found just south of San Francisco, in the Bay Area’s Silicon Valley. There are a handful of data centers in San Francisco to serve local demand from operators including 1547 Critical Systems Realty, ColoServe, Digital Realty, Fortress Data Centers, Hosting.com, Level 3 Communications, XO Communications, and others.

The appraisal identified 31 comparable hotel carrier leases ranging in size from 1,000 to 360,000 SF with an average of 33,968 SF. The rental rates ranged from $22.00 PSF to $138.30 SF, with an average of $61.86 PSF. The appraisal concluded to a market rent of $80.00 PSF.

The appraisal identified six comparable office leases with a base rent that ranged from $80.00 PSF to $115.00 PSF with an average of $90.17 PSF. The appraisal concluded to a market rent of $95.00 PSF.

The following table presents certain information relating to the office lease comparables for the 360 Spear Property:

Comparable Office Leases(1)

Property Name / Location	Tenant Name	Lease Start Date	Term (mos.)	Lease Type	Tenant Size	Base Rent PSF	Free Rent (mos.)	TI PSF
360 Spear San Francisco, CA	Lattice	Jan-21	89	Gross	39,786	$95.00	4	$125.00
Loft Office Building San Francisco, CA	Epic Games	Oct-20	32	Gross	7,467	$95.00	0	$18.33
144 Townsend Street San Francisco, CA	User Testing	Sep-20	60	Gross	45,000	$80.00	6	$0.00
747 Front Street San Francisco, CA	IVP	Sep-20	100	Gross	9,000	$87.00	4	$80.00
720 Market Street San Francisco, CA	Gyant Group	Jul-20	61	Gross	3,027	$84.00	1	$0.00
21 South Park Street San Francisco, CA	GGV Management LLC	Jul-20	60	Gross	6,000	$115.00	2	$0.00
Gumps Building San Francisco, CA	App Annie	Jul-20	84	Gross	26,154	$80.00	2	$100.00

(1)       Source: Appraisal.

LOAN #3: 360 SPEAR

The appraisal identified six comparable “PDR” (production, distribution and repair) leases with a base rent that ranged from $60.00 PSF to $75.00 PSF, with an average of $65.83 PSF. The appraiser concluded to a market rent of $75.00 PSF.

The following table presents certain information relating to the PDR lease comparables for the 360 Spear Property:

Comparable PDR Leases(1)

Property Name / Location	Tenant Name	Lease Start Date	Term (mos.)	Lease Type	Tenant Size	Base Rent PSF	Free Rent (mos.)	TI PSF
360 Spear San Francisco, CA	Vitalant	Nov-21	103	Gross	33,317	$75.00	6	$150.00
The Lion Building San Francisco, CA	Ideo Inc	Dec-20	144	Gross	88,000	$63.00	7	$85.00
3030 17th Street San Francisco, CA	Fisker	Oct-20	30	Gross	10,752	$60.00	0	$0.00
113 Stillman Street San Francisco, CA	Zerocater	Jan-20	48	Gross	8,500	$75.00	0	$0.00
2 Henry Adams Street San Francisco, CA	Samsara	Aug-19	130	Gross	102,667	$66.00	10	$115.00
1301 Folsom Street San Francisco, CA	Molekule	Apr-19	84	Gross	38,042	$66.00	0	$100.00
1155 Bryant Street San Francisco, CA	Juul	Apr-19	60	Gross	30,000	$65.00	0	$0.00

(1)       Source: Appraisal.

The appraisal identified five comparable data center sales that ranged from $920.00 PSF to $1,680.00 PSF with an average of $1,230 PSF. The appraisal concluded to $1,300 PSF for the 360 Spear Property on a stabilized basis.

The following table presents certain information relating to comparable carrier hotel/data center sales for the 360 Spear Property:

Comparable Carrier Hotel/Data Center Sales(1)

Property Name / Location	Year Built / Renovated	Transaction Date	Rentable Area (SF)	Occupancy	Sales Price	Sales Price PSF
360 Spear San Francisco, CA	1924 / 2000	Dec-20	179,277	100.0%	$165,468,922(2)	$976
Confidential	1914 / 2001	Dec-20	300,000	72%	$360,000,000	$1,200
Confidential	1923 / Various	Apr-20	110,000	94%	$100,000,000	$909
Confidential	1981 / 2013	Jan-20	400,000	90%	$750,000,000	$1,875
Dallas Infomart Dallas, TX	1985 / Various	Feb-18	1,600,000	90%	$800,000,000	$500
KOMO Plaza Seattle, WA	2000 / 2007	Dec-16	297,327	91%	$276,000,000	$928

(1)	Source: Appraisal.

(2)	Represents the net purchase price and includes approximately $9.5 million in seller credits for outstanding TI/LC and Vitalant landlord work. The gross purchase price is equal to $175.0 million

■	The Borrower. The borrower is 360 Spear Property Owner LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 360 Spear Loan Combination.

The borrower sponsor is John R. Winther, a co-founder and partner at Harvest Properties and the non-recourse carveout guarantors are John R. Winther and The John R. Winther Trust dated September 20, 2012. Harvest Properties was founded in 2002 and is a vertically integrated commercial real estate investment firm specializing in the acquisition, development, management and financing of commercial properties throughout the San Francisco Bay area. Harvest Properties is headquartered in Oakland, California with multiple offices in Marin County to San Jose. Harvest Properties has completed approximately $3.2 billion in commercial property investment transactions, with a range of institutional partners and private investors. Harvest Properties owns and/or manages over nine million square feet of office, industrial and R&D space in the San Francisco Bay Area, accommodating more than 400 tenants.

LOAN #3: 360 SPEAR

■	Escrows. At loan origination, the borrower deposited approximately (i) $382,011 into a tax reserve, (ii) $8,608,319 into an unfunded obligations reserve (including approximately $4,252,274 for tenant improvements, leasing commissions and a lease override fee for Verizon Tenant, $615,212 for pre-build of the fourth floor for Lattice, $2,622,841 for Vitalant landlord work, approximately $781,848 for Lattice fourth floor and building wide fire alarm upgrade, approximately $121,790 for impact fees and approximately $48,594 for permit fees, in each case for the change in use of Vitalant’s space to laboratory use, approximately $93,243 for Verizon transformer base isolation and approximately $72,217 for AT&T generator plug relocation), (iii) approximately $6,703,964 for gap and free rent (including approximately $1,041,156 for Vitalant gap rent, $4,311,127 for Verizon Tenant free rent and $1,351,681 for Lattice free rent), and (iv) $8,042,501 into a holdback reserve for Vitalant.

The Vitalant holdback reserve is required to be disbursed as follows: (i) upon delivery of evidence that Vitalant has accepted its space and all contingencies under the Vitalant lease to the effectiveness of such lease have been satisfied, an amount equal to $5,247,550 will be deposited into a reserve for remaining tenant improvements, tenant allowances and leasing commissions and $2,636,928 will be deposited into the unfunded obligations reserve (in order to cover (x) the anticipated 180 day gap rent period between the Delivery Date and the Commencement Date and (y) the six-month free rent period following the Commencement Date), or (ii) if the Vitalant lease is terminated prior to satisfaction of the requirements contemplated in clause (i), upon the 360 Spear Property achieving a 360 Spear Total Debt debt yield of 6.95% and a 360 Spear Loan Combination debt yield of 8.04%, the entire Vitalant space being relet pursuant to acceptable replacement leases, the replacement tenants accepting their premises and paying full unabated rent (or there are sufficient funds remaining in such reserve to cover all remaining rent abatements), and all related tenant improvements and leasing commissions having been paid in full (or there are sufficient funds remaining in such reserve for such purpose), then such reserve will be deposited into reserves for any such remaining rent abatement periods, tenant improvements and leasing commissions under such replacement leases and (iii) and the remainder (if any) will be released to the borrower. Any portion of the holdback reserve not released to the borrower on or before the third anniversary of the origination date will be held by the lender as additional collateral for the 360 Spear Loan Combination or, at the borrower’s option, which must be elected within 60 days following such third anniversary, applied by the lender to partially prepay the 360 Spear Loan Combination, provided that if such prepayment is prior to the open period, the borrower must concurrently pay a prepayment fee equal to the greater of a yield maintenance premium and 1.00% of the amount prepaid.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated at approximately $95,503).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums, unless an acceptable blanket policy is in effect. As of the origination date, an acceptable blanket policy was in place.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $3,735 for replacement reserves.

Rollover Reserve - The borrower is required to deposit into a rollover reserve, on a monthly basis, an amount equal to approximately $18,675 for tenant improvements and leasing commissions.

Lease Sweep Reserve – During the continuance of a Lease Sweep Period (as defined below), all excess cash is required to be swept into a lease sweep reserve account (the “Lease Sweep Reserve”), which will be made available to the borrower to pay for tenant improvements, leasing commissions and other costs with respect to the re-tenanting of the space covered by the applicable Sweep Lease (as defined below).

A “Lease Sweep Period” will commence on the first monthly payment date following any of: (a) the earlier of (i) the date that is 12 months (or for the Lattice lease, nine months) prior to the expiration of a Sweep Lease or (ii) the date required under the Sweep Lease by which the Sweep Tenant (as defined below) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) upon the early termination, early cancellation or early surrender of a Sweep Lease (or any material portion thereof) or borrower’s receipt of notice of the Sweep Tenant’s intent to effect the same; (c) solely with respect to any Sweep Tenant that is not an investment grade tenant, if the Sweep Tenant has ceased operating its business in more than 50% its premises at the 360 Spear Property (i.e., “goes dark”) or gives notice that it intends to do so at a majority of its premises at the 360 Spear Property (other than (i) a cessation of operations to comply with governmental restrictions in connection with the COVID-19 pandemic or any other pandemic or epidemic, or commercially reasonable safety protocols relating to the COVID-19 pandemic, provided that certain conditions are satisfied, including resumption of operations within 180 days after government restrictions are lifted, or, in the case of safety protocols, no later than 18 months following the origination date of the 360 Spear Loan Combination, (ii) a Sweep Tenant that is in possession of its premises and is not open for business (for a period not to exceed 12 months) because it is performing its initial build-out of its premises, or (iii) if the Sublease Conditions (as defined below) are satisfied); (d) upon a monetary or material non-monetary default under a Sweep

LOAN #3: 360 SPEAR

Lease by a Sweep Tenant beyond any applicable notice and cure period, (e) upon a bankruptcy or insolvency proceeding of a Sweep Tenant or any guarantor of the applicable Sweep Lease, or (f) the date that is 12 months prior to the stated maturity date of the 360 Spear Loan if any Sweep Lease has a stated expiration date that is two years or less following the stated maturity date of the 360 Spear Loan Combination.

A Lease Sweep Period will end once the applicable Lease Sweep Period has been cured or the space demised under the Sweep Lease has been re-tenanted pursuant to one or more “qualified leases” as defined in the 360 Spear Loan Combination documents (or, if applicable, the Sublease Conditions have been satisfied or the applicable Sweep Lease has been renewed pursuant to its terms) and, in the lender’s reasonable judgment, sufficient funds have accumulated in the Lease Sweep Reserve to cover all anticipated tenant improvement and leasing commissions and free and/or abated rent in connection therewith (and any debt service and operating shortfalls relating to the delay in the commencement of full rent payments) (the “Lease Sweep Re-tenanting Costs”). A Lease Sweep Period will also end on the date on which the following amounts have accumulated in the Lease Sweep reserve: (x) $60.00 per square foot with respect to any portion of the applicable Sweep Lease space that has not been re-tenanted (or has a remaining term that is less than two years beyond the stated maturity date of the 360 Spear Loan Combination) and (y) with respect to any space under the applicable Sweep Lease that has been re-tenanted pursuant to qualified leases, in the lender’s reasonable judgment, sufficient funds to cover all anticipated Lease Sweep Re-tenanting Costs related to such re-tenanted space.

“Sublease Conditions” means that: (i) the majority (i.e. more than 50%) of the applicable Lease Sweep Space is demised to a subtenant, (ii) the subtenant is open for business in the entirety of its space, (iii) the applicable sublease either (A) has a stated expiration that is co-terminous with the applicable Sweep Lease, or (B) has an initial term of at least two years and a remaining term of at least 12 months (and in the case of each of (A) and (B) has no early termination options (other than in connection with casualty, condemnation, and sublandlord default, and in the case of clause (B) termination options that are not exercisable within 12 months), (iv) the applicable sublease provides for base rental rates and other economic terms which are as favorable or better than the terms in the prime Sweep Lease, (v) the applicable subtenant is paying full unabated rent, is not in default under its sublease, and is not subject to an insolvency proceeding, (vi) the applicable subtenant has not sent any written notice indicating an intent to “go dark” and/or terminate its sublease and (vii) the applicable subtenant (A) is of an equal or higher credit quality and reputation as the prime tenant under the applicable Sweep Lease (as determined in the lender’s reasonable discretion) and/or (B) has (or a guarantor that guarantees all of its obligations under the applicable sublease has) an investment grade rating.

A “Sweep Lease” means (1) the Verizon Tenant lease, (2) the Lattice lease, and (3) any replacement lease covering a majority of the space currently demised under any such lease.

A “Sweep Tenant” means any tenant under a Sweep Lease.

■	Lockbox and Cash Management. The 360 Spear Loan Combination is structured with a hard lockbox and in place cash management. The borrower is required to cause all tenants to transmit all rents directly to the lockbox account, and if the borrower or property manager receives any rents or other revenues, to transmit such rents or revenues to the lockbox account by the later of three business days after receipt and 15 business days after the origination date of the 360 Spear Loan Combination. Funds in the lockbox account are required to be swept on a daily basis into a lender controlled cash management account and applied (i) to make deposits into the tax and insurance reserves, (ii) to pay debt service, (iii) to make deposits into the replacement reserve and rollover reserve, (iv) during any Trigger Period (as defined below) or while any mezzanine loan is outstanding to pay the lesser of lender-approved budgeted operating expenses and actual operating expenses, and lender-approved extraordinary expenses, (v) if a Trigger Period is continuing, to pay debt service on the 360 Spear Mezzanine Loan, and (vi) lastly, all remaining funds will be disbursed in the following order: (A) during a Lease Sweep Period, into the Lease Sweep Reserve, (B) if no Lease Sweep Period exists, and any other Trigger Period exists, to an excess cash flow reserve, to be held as additional collateral for the 360 Spear Loan Combination, and (C) if no Trigger Period exists, (1) if the 360 Spear Mezzanine Loan is outstanding, to an account for the benefit of the 360 Spear Mezzanine Loan, to be applied in accordance with the related mezzanine loan documents and (2) otherwise, to the borrower. A “Trigger Period” will commence upon (i) an event of default under the 360 Spear Loan Combination, (ii) an event of default under the 360 Spear Mezzanine Loan, (iii) a Low Debt Service Period (as defined below) or (iv) a Lease Sweep Period and will end upon, in the case of clause (i) a cure of such event of default has been accepted by the lender, in the case of clause (ii) the mezzanine lender has notified the lender that the event of default under the 360 Spear Mezzanine Loan has been cured or waived, in the case of clause (iii), the Lease Sweep Period has ended and in the case of clause (iv), the Low Debt Service Period has ended.

LOAN #3: 360 SPEAR

A “Low Debt Service Period” means (x) the debt service coverage ratio (for the 360 Spear Total Debt) is less than 1.10x as of the last day of each calendar quarter or (y) the debt service coverage ratio (for the 360 Spear Loan Combination) is less than 1.40x as of the last day of each calendar quarter and will end if the 360 Spear Property has achieved a debt service coverage ratio (for the 360 Spear Total Debt) of at least 1.10x and a debt service coverage ratio (for the 360 Spear Loan Combination) of at least 1.40x, in each case, for two consecutive calendar quarters. The debt service coverage ratio used to calculate the Low Debt Service Period as described above will be calculated based on a deduction from the principal balance of the 360 Spear Loan Combination for amounts remaining on deposit in the Vitalant holdback reserve (described above).

However, no Low Debt Service Period will be deemed to exist if the borrower has delivered to the lender cash or an evergreen letter of credit in an amount that, if applied to reduce the outstanding principal balance of the 360 Spear Loan Combination, would result in a debt service coverage ratio of 1.40x for the 360 Spear Loan Combination and 1.10x for the 360 Spear Total Debt. Such cash or letter of credit is required to be returned to the borrower if the cure conditions described above are satisfied without giving effect to such cash or letter of credit and no other Trigger Period is continuing.

■	Property Management. The 360 Spear Property is managed by Harvest Properties, Inc., an affiliate of the borrower.

■	Current Mezzanine or Subordinate Secured Indebtedness. The 360 Spear Trust Subordinate Companion Loan has an outstanding principal balance as of the Cut-off Date of $[55.0] million, and accrues interest at a fixed rate of 2.7680625% per annum. In addition, concurrently with the funding of the 360 Spear Loan Combination, the lender also funded the 360 Spear Mezzanine Loan in the amount of $25.0 million. The 360 Spear Mezzanine Loan is coterminous with the 360 Spear Loan Combination and accrues interest at a rate of 7.40000% and is interest only for its entire term. An intercreditor agreement has been entered into between the lender under the 360 Spear Loan Combination and the lender under the 360 Spear Mezzanine Loan. The 360 Spear Mezzanine Loan is permitted to be prepaid without simultaneous prepayment of the 360 Spear Loan Combination, provided that no event of default is continuing under the 360 Spear Loan Combination, there is no bankruptcy relating to the borrower, non-recourse carveout guarantor or 360 Spear Property, prepayment is from a source of funds other than the 360 Spear Property, the borrower, the non-recourse carveout guarantor (except to the extent that the use of funds contributed by the guarantor for prepayment would not result in, or be reasonably anticipated to result in, the guarantor failing to satisfy net worth and liquidity covenants in the non-recourse carveout guaranty) or other loan collateral, and no such prepayment may occur on or after the date that is 12 months prior to the stated maturity date of the 360 Spear Loan Combination. For additional information, see “Description of the Mortgage Pool—The Loan Combinations—The 360 Spear—Pari Passu—AB Loan Combination” in the Preliminary Prospectus.

■	Permitted Future Mezzanine or Subordinate Indebtedness. None.

■	Release of Collateral. None.

■	Terrorism Insurance. The 360 Spear Loan Combination documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 360 Spear Property, plus business interruption coverage in an amount equal to 100% of the projected gross revenue for the 360 Spear Property until the completion of restoration or the expiration of 36 months, with a 12-month extended period of indemnity, provided that if TRIPRA is no longer in effect, the borrower will not be required to pay terrorism insurance premiums in excess of two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the loan documents (without giving effect to the cost of terrorism and earthquake components) at the time that terrorism coverage is excluded from the applicable insurance policy. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #4: phillips point

LOAN #4: phillips point

Phillips Point
777 South Flagler Drive
West Palm Beach, FL 33401
Riviera Beach
Mangonia Park
West Palm Beach
West Gate
Haverhill
Palm Beach
Cloud Lake
Glen Ridge
Lake Clarke Shores
Atlantic Ocean
Dyer Park
Lone Pine Golf Club
Rapids Water Park
Columbia Hospital
St Mary's Medical Center
45th Street Plaza
Lake Mangonia
Paradise Place
Banyan Cay Golf Club & Resort
Bear Lakes Country Club
Palm Beach Outlets
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LOAN #4: phillips point

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GSMC
Location (City/State)	West Palm Beach, Florida	Cut-off Date Balance(4)	$75,000,000
Property Type	Office	Cut-off Date Balance per SF(3)	$442.25
Size (SF)	448,885	Percentage of Initial Pool Balance	4.9%
Total Occupancy as of 12/1/2020(1)	90.5%	Number of Related Mortgage Loans	None
Owned Occupancy as of 12/1/2020(1)	90.5%	Type of Security	Fee Simple
Year Built / Latest Renovation	1985, 1988 / 2018-2020	Mortgage Rate	3.340025%
Appraised Value(2)	$289,000,000	Original Term to Maturity (Months)	120
Appraisal Date	December 15, 2020	Original Amortization Term (Months)	NAP
Borrower Sponsor	The Related Companies, Inc.	Original Interest Only Period (Months)	120
Property Management	Cushman & Wakefield U.S., Inc.	First Payment Date	3/6/2021
Maturity Date	2/6/2031

Underwritten Revenues	$28,497,504
Underwritten Expenses	$9,339,815	Escrows(5)
Underwritten Net Operating Income (NOI)	$19,157,689	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$18,665,904	Taxes	$0	$0
Cut-off Date LTV Ratio(3)	68.7%	Insurance	$0	$0
Maturity Date LTV Ratio(3)	68.7%	Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF(3)	2.85x / 2.78x	TI/LC	$6,650,000	$0
Debt Yield Based on Underwritten NOI / NCF(3)	9.7% / 9.4%	Other(6)	$2,325,042	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$198,520,000	68.1%	Purchase Price	$281,850,000	99.5%
Mezzanine Loan	30,540,000	10.5	Upfront Reserves	8,975,042	0.2%
Principal’s New Cash Contribution	62,659,814	21.5	Closing Costs	894,772	0.3%
Total Sources	$291,719,814	100.0%	Total Uses	$291,719,814	100.0%

(1)	Total Occupancy and Owned Occupancy includes one tenant, Citizen Bank (4,571 SF), who has executed a lease but has not yet taken occupancy or begun paying rent. Citizens Bank is currently building out their space and is in a free rent period. Citizen Bank is expected to take occupancy in March 2021 and begin paying rent in June 2021. Total Occupancy and Owned Occupancy also includes one tenant, Affiliated Managers Group (AMG, as defined below), that has executed a lease for 15,176 SF of space, but is not in occupancy. Total Occupancy and Owned Occupancy also includes one tenant, Regus (16,154 SF), who has filed for bankruptcy, but is currently in-place and paying rent. We cannot assure you that these tenants will take occupancy, begin paying rent or continue paying rent as anticipated or at all.

(2)	Appraised value based on the hypothetical condition that an additional $6.65 million would be reserved by the borrower sponsor upon closing for future tenant improvement allowances and leasing commissions.

(3)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Phillips Point Loan Combination (as defined below).

(4)	The Cut-off Date Principal Balance of $75,000,000 represents the controlling Note A-1 of the $198,520,000 Phillips Point Loan Combination, which is evidenced by four pari passu notes. See “—The Mortgage Loan” below.

(5)	See “—Escrows” below.

(6)	Other upfront reserve consists of immediate repair escrows of $768,881.30 and unfunded obligations of $1,556,161.06.

■	The Mortgage Loan. The mortgage loan (the “Phillips Point Loan”) is part of a loan combination (the “Phillips Point Loan Combination”) consisting of four pari passu notes with an outstanding aggregate principal balance of $198,520,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in an office property located in West Palm Beach, Florida (the “Phillips Point Property”). The Phillips Point Loan, evidenced by the controlling Note A-1, has an outstanding principal balance as of the Cut-off Date of $75,000,000 and represents approximately 4.9% of the Initial Pool Balance. The Phillips Point Loan Combination was originated by Goldman Sachs Bank USA on January 15, 2021. The Phillips Point Loan Combination has an interest rate of 3.340025% per annum. The borrower utilized the proceeds of the Phillips Point Loan Combination to acquire the Phillips Point Property, fund upfront reserves and pay origination costs.

The Phillips Point Loan Combination had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Phillips Point Loan Combination requires payments of interest only for the entire term of the Phillips Point Loan Combination. The stated maturity date is the due date in February 2031. Voluntary prepayment of the Phillips Point Loan Combination is prohibited prior to October 6, 2030. The borrower has the option to defease the entire principal balance of the Phillips Point Loan Combination in whole (but not in part) on or after the first due date following the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) January 15, 2024.

LOAN #4: phillips point

The table below summarizes the promissory notes that comprise the Phillips Point Loan Combination. The relationship between the holders of the Phillips Point Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Serviced Pari Passu Loan Combinations” in the Preliminary Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$75,000,000	$75,000,000	BMARK 2021-B23	Yes
A-2	$50,000,000	$50,000,000	GSBI(1)	No
A-3	$50,000,000	$50,000,000	GSBI(1)	No
A-4	$23,520,000	$23,520,000	GSBI(1)	No
Senior Notes	$198,520,000	$198,520,000
Mezzanine Loan	$30,540,000	$30,540,000	GSBI	No
Total	$229,060,000	$229,060,000

(1)	Expected to be contributed to one or more future securitizations.

■	The Mortgaged Property. The Phillips Point Property is a 448,885 SF office property located in West Palm Beach, Florida. The Phillips Point Property consists of an east and west tower that are 13 and 19 stories tall, respectively. The east tower includes ground floor retail tenants as well as parking garages. The Phillips Point Property was built on a 4.28-acre site in phases between 1985 and 1988 and was renovated in 2018 - 2020 with $15.7 million of the seller’s capital. These renovations include $4.7 million of lobby renovations in 2020, $1.7 million of elevator modernization in 2018, a $1.5 million plaza renovation in 2020, and a $1.4 million west garage façade renovation in 2018. Based on the underwritten rent roll dated December 1, 2020, the Phillips Point Property is currently 90.5% leased.

Akerman, Senterfitt & Eidson LLP (“Akerman”) (48,678 SF; 10.8% of NRA; 11.1% of UW Base Rent) is the second largest tenant based on NRA at the Phillips Point Property and has been a tenant at the Phillips Point Property since 2014. Akerman has more than 700 lawyers and staff across 25 offices, and focuses on middle market M&A and complex disputes in the financial services, real estate, energy and international sectors.

Gunster, Yoakley, Valdes–Fauli (“Gunster”) (50,800 SF; 11.3% of NRA; 10.7% of UW Base Rent) is the largest tenant based on NRA at the Phillips Point Property and has occupied space in the Phillips Point Property since October 1983. Gunster is a corporate law firm that was founded in West Palm Beach in 1925. It now employs over 400 lawyers across eleven cities in Florida. Gunster’s services encompass real estate, government affairs, healthcare, international affairs, and technology law. Gunster’s clients include AT&T, Gulf Power, and The Related Companies.

Affiliated Managers Group (“AMG”) (38,499 SF; 8.6% of NRA; 10.4% of UW Base Rent) is the third largest tenant based on NRA at the Phillips Point Property and has occupied space in the Phillips Point Property since July 2007. AMG is a global asset management company with $638 billion assets under management. AMG is a top 10 publicly traded manager who partners with global investment firms in order to offer over 500 financial products. AMG is a global firm with 41% of its clients residing outside of the United States and offices in London, Dubai, Hong Kong, Tokyo, and Sydney.

COVID-19 Update. As of January 20, 2021 the Phillips Point Property is open with tenants working remotely. Approximately 99% of tenants by SF and UW Base Rent made paid their November 2020 rent payments and approximately 100% of tenants by SF and UW Base Rent made their December 2020 rent payments. As of January 20, 2020, the Phillips Point Loan is not subject to any modification or forbearance requests.

LOAN #4: phillips point

The following table presents certain information relating to the tenants at the Phillips Point Property:

Ten Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Akerman, Senterfitt & Eidson(3)	NR / NR / NR	48,678	10.8%	$1,918,929	11.1%	$39.42	9/30/2028	2, 5-year options
Gunster, Yoakley, Valdes-Fauli	NR / NR / NR	50,800	11.3	1,847,730	10.7	36.37	8/31/2024	1, 5-year option
Affiliated Managers Group (AMG)(4)	NR / A3 / BBB+	38,499	8.6	1,799,443	10.4	46.74	3/31/2026	2, 5-year options
Greenberg Traurig(5)	NR / NR / NR	30,254	6.7	1,407,114	8.2	46.51	11/30/2027	1, 10-year option
Morgan Stanley	A / A2 / BBB+	26,463	5.9	943,935	5.5	35.67	10/31/2024	1, 5-year option
Holland & Knight	NR / NR / NR	17,467	3.9	899,551	5.2	51.50	6/30/2025	1, 5-year option
Fox Rothschild	NR / NR / NR	16,679	3.7	797,757	4.6	47.83	11/30/2027	1, 5-year option
Goodrich Corporation (UTC)	NR / NR / NR	14,516	3.2	770,001	4.5	53.04	1/31/2022	1, 5-year option
Regus(6)	NR / NR / NR	16,154	3.6	741,469	4.3	45.90	4/30/2023	1, 5-year option
Reyes Holdings	NR / NR / NR	16,103	3.6	653,746	3.8	40.60	6/30/2025	1, 5-year option
Ten Largest Tenants		275,613	61.4%	$11,779,674	68.4%	$42.74
Remaining Tenants		130,824	29.1	5,454,657	31.6	41.69
Vacant Space		42,448	9.5	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		448,885	100.0%	$17,234,331	100.0%	$42.40

(1)	Based on the underwritten rent roll dated December 1, 2020 and adjusted for the Regus tenant’s bankruptcy.

(2)	Credit Ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Akerman has a one-time right to reduce its premises and/or terminate its lease with respect to the entire premises effective October 31, 2023 or April 30, 2026, with nine months’ prior notice and payment of a reduction or termination fee.

(4)	AMG has executed a lease and is currently paying rent on 15,176 SF of space, but does not occupy the space. We cannot assure you that the tenant will take occupancy as expected or at all.

(5)	Greenberg Traurig subleases 2,796 SF to Frankel Loughran Starr & Vallone on a 24-month term through May 2021 at $34.00 PSF. Greenberg Traurig has an option to extend the term for one period of 10 years.

(6)	Regus has filed for bankruptcy, but is currently in-place and paying rent. We cannot assure you that Regus will remain open or continue paying rent.

The following table presents certain information relating to the lease rollover schedule at the Phillips Point Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	2,230	0.50%	0.5%	$0	0.0%	$0.00	1
2021	3,636	0.8	1.3%	189,872	1.1%	$52.22	1
2022	23,103	5.1	6.5%	1,048,195	6.1%	$45.37	3
2023(3)	16,154	3.6	10.1%	741,469	4.3%	$45.90	1
2024	88,503	19.7	29.8%	3,282,037	19.0%	$37.08	5
2025	72,110	16.1	45.8%	3,193,971	18.5%	$44.29	9
2026	66,665	14.9	60.7%	2,968,080	17.2%	$44.52	9
2027	58,895	13.1	73.8%	2,688,269	15.6%	$45.65	5
2028	61,437	13.7	87.5%	2,518,440	14.6%	$40.99	4
2029	0	0.0	87.5%	0	0.0	$0.00	0
2030	0	0.0	87.5%	0	0.0	$0.00	0
2031(4)	4,571	1.0	88.5%	198,839	1.2%	$43.50	1
2032 & Thereafter	9,133	2.0	90.5%	405,161	2.4%	$44.36	1
Vacant	42,448	9.5	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	448,885	100.0%		$17,234,331	100.0%	$42.40	40

(1)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this rollover schedule.

(2)	Based on the underwritten rent roll dated December 1, 2020.

(3)	Includes one tenant, Regus (16,154 SF), who has filed for bankruptcy, but is currently in-place and paying rent. We cannot assure you that Regus will remain open or continue paying rent.

(4)	Includes one tenant, Citizen Bank (4,571 SF), who has executed a lease but has not yet taken occupancy or begun paying rent. Citizens Bank is currently building out their space and is in a free rent period. Citizen Bank is expected to take occupancy in March 2021 and begin paying rent in June 2021. We cannot assure you that Citizen Bank will take occupancy or begin paying rent as anticipated or at all.

The following table presents certain information relating to historical leasing at the Phillips Point Property:

Historical Leased %(1)(2)

2017	2018	2019	As of 12/1/2020
86.2%	92.1%	91.6%	90.5%

(1)	As provided by the borrower and reflects year-end occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated December 1, 2020.

LOAN #4: phillips point

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Phillips Point Property:

Cash Flow Analysis(1)

	2017	2018	2019	TTM 11/30/2020	Underwritten	Underwritten $ per SF
Base Rent(2)(3)	$13,421,420	$14,486,971	$15,138,988	$15,756,027	$17,234,331	$38.39
Vacant Income	0	0	0	0	2,309,680	5.15
Contractual Rent Steps	0	0	0	0	385,830	0.86
Reimbursements	8,124,019	8,722,697	9,177,454	9,017,657	9,078,869	20.23
Vacancy & Credit Loss	0	0	(1,124,288)	(1,850)	(2,309,680)	(5.15)
Parking Revenue	1,468,173	1,572,047	1,697,872	1,547,044	1,685,895	3.76
Other Income	396,406	410,059	134,459	125,470 $26,444,348	112,579	0.25
Effective Gross Revenue	$23,410,018	$25,191,774	$25,024,486		$28,497,504	$63.49
Total Operating Expenses	8,783,998	9,017,791	9,421,017	9,026,741 $17,417,607	9,339,815	20.81
Net Operating Income	$14,626,020	$16,173,983	$15,603,469		$19,157,689	$42.68
TI/LC	0	0	0	0	384,053	0.86
Capital Expenditures	0	0	0	0 $17,417,607	107,732	0.24
Net Cash Flow	$14,626,020	$16,173,983	$15,603,469		$18,665,904	$41.58

Occupancy	86.2%	92.1%	91.6%	90.7%	90.5%
NOI Debt Yield	7.4%	8.1%	7.9%	8.8%	9.7%
NCF DSCR	2.18x	2.41x	2.32x	2.59x	2.78x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Base Rent is based on the underwritten rent roll dated as of December 1, 2020.

(3)	Underwritten Base Rent includes one tenant, Regus (16,154 SF), who has filed for bankruptcy, but is currently in-place and paying rent. Underwritten Base Rent also includes one tenant, Citizen Bank (4,571 SF), who has executed a lease but has not yet taken occupancy or begun paying rent. Citizens Bank is currently building out their space and is in a free rent period. Citizen Bank is expected to take occupancy in March 2021 and begin paying rent in June 2021. Underwritten Base Rent also includes one tenant, AMG, who has executed a lease and is currently paying rent on 15,176 SF of space, but does not occupy the space. We cannot assure you that these tenants will take occupancy, begin paying rent or continue paying rent as anticipated or at all.

■	Appraisal. According to the appraisal, the Phillips Point Property had a “Hypothetical As-Is” appraised value of $289,000,000 as of December 15, 2020, which included the hypothetical that an additional $6.65 million would be reserved by the borrower for future tenant improvement allowances and leasing commissions. The Phillips Point Property had an “as-is” appraised value of $282,000,000 as of December 15, 2020.

■	Environmental Matters. According to the Phase I environmental report dated as of January 8, 2021, a recognized environmental condition was identified at the Phillips Point Property in connection with the presence of an exploded transformer on the west parcel of the Phillips Point Property, which may have impacted surficial soil and groundwater. The environmental consultant determined that any remediation of environmental impacts to the Phillips Point Property due to the transformer explosion would be the responsibility of Florida Power & Light Company, the responsible party, and not the owner of the Phillips Point Property.

■	Market Overview and Competition. The Phillips Point Property is located in West Palm Beach, Florida. According to the appraisal, the Phillips Point Property is located within West Palm Beach CBD submarket. The Phillips Point Property is considered a Class A office building in this market.

The West Palm Beach CBD submarket contains 3,500,299 SF of office inventory. In the third quarter of 2020, the overall Palm Beach County market had asking rents of $37.99, which remained in-line with the prior year’s asking rent. According to the appraisal, occupancy rates in the Palm Beach County market have remained relatively stable over the past year. In the third quarter of 2020, approximately 84% of all office space was occupied, which is the same occupancy rate as 2019.

LOAN #4: phillips point

The following table presents certain information relating to the primary office competition for the Phillips Point Property:

Competitive Set(1)

Property Name	City / State	Building SF	NOI/SF	Year Built / Renovated	Occupancy
Phillips Point(2)	West Palm Beach, FL	448,885	$42.68	1985, 1988 / 2018-2020	90.5%
Brickell City Centre Two & Three	Miami, FL	263,384	$29.09	2016 / NAP	99.0%
800 Brickell	Miami, FL	209,122	$22.02	1981 / 2012	74.0%
Brickell Citi Tower	Miami, FL	290,840	$19.12	1985 / 2015	81.0%
Sabadell Financial Center	Miami, FL	522,892	$24.82	2000 / NAP	85.0%
555 Washington Avenue	Miami Beach, FL	63,166	$29.36	2001 / NAP	72.0%

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated as of December 1, 2020.

■	The Borrower. The borrower is 777 South Flagler Associates LLC, a Delaware limited liability company. The borrower is structured to be a single purpose bankruptcy-remote entity, having an independent director in its organizational structure. Legal counsel delivered to the borrower a non-consolidation opinion in connection with the origination of the Phillips Point Loan Combination. The borrower sponsor and nonrecourse carve-out guarantor under the Phillips Point Loan Combination is The Related Companies, Inc. (“Related”).

Related is an American privately owned real estate firm based in New York City with offices and major developments in Boston, Chicago, Los Angeles, Las Vegas, Miami, San Francisco, Abu Dhabi, London, São Paulo, and Shanghai. Related has more than 3,000 employees and is the largest landlord in New York City with over 8,000 residential rental units under ownership. Related manages approximately $4 billion of equity capital on behalf of sovereign wealth funds, public pension plans, multi-managers, endowments, Taft-Hartley benefits plans, and family offices. Related is currently developing both the 360 Rosemary (approximately two miles from the Phillips Point Property) and One Flagler (less than one mile from the Phillips Point Property) office complexes, further highlighting the sponsor’s commitment to the area.

■	Escrows. At loan origination, the borrower deposited (i) approximately $1,556,161 into a reserve for certain unfunded obligations, such as unpaid tenant allowances, leasing commissions, free rent and gap rent, (ii) approximately $768,881 into a deferred maintenance reserve relating to, among other things, roof repair, and (iii) approximately $6,650,000 into a tenant improvements and leasing commissions reserve.

Tax Reserve. The borrower is required to deposit into a real estate tax reserve, on a monthly basis during the continuance of a Phillips Point Trigger Period (as defined below), 1/12 of the reasonably estimated annual real estate taxes.

Insurance Reserve. The borrower is required to deposit into an insurance reserve, on a monthly basis during the continuance of a Phillips Point Trigger Period or an event of default, 1/12 of reasonably estimated insurance premiums.

TI/LC Reserve. The borrower is required to deposit into a tenant improvement and leasing commission reserve, on a monthly basis, an amount equal to approximately $18,704 to the extent that the tenant improvement and leasing commission reserve amount is less than $6,650,000.

A “Phillips Point Trigger Period” means each period (i) commencing when the debt yield (as calculated under the related loan documents), as determined as of the first day of any fiscal quarter, is less than 5.75%, and concluding when the debt yield, determined as of the first day of any fiscal quarter thereafter, is equal to or greater than 5.75%, (ii) commencing upon the borrower’s failure to deliver annual, quarterly or monthly financial reports as and when required under the related loan documents and concluding when such reports are delivered and indicate that no other Phillips Point Trigger Period is continuing and (iii) during the continuance of an event of default under the Phillips Point Mezzanine Loan (as defined below). Notwithstanding the foregoing, provided no event of default under the Phillips Point Loan Combination is continuing, the borrower will have the right to avoid the commencement or terminate the continuance of a Phillips Point Trigger Period by delivering to the lender, as additional collateral, a letter of credit reasonably acceptable to the lender in an amount equal to (x) the outstanding principal balance of the Phillips Point Loan Combination divided (y) the combined principal balance of the Phillips Point Loan Combination and the Phillips Point Mezzanine Loan (the “Phillips Point Aggregate Indebtedness”) times (z) the amount that, when subtracted from the Phillips Point Aggregate Indebtedness would result in a debt yield that equals or exceeds 5.75% (provided that the aggregate notional amount of all outstanding letters of credit delivered under the Phillips Point Loan Combination

LOAN #4: phillips point

agreement may not exceed 10% of the outstanding principal balance of the Phillips Point Loan Combination) and (y) to the Mezzanine Lender, as additional collateral for the Phillips Point Mezzanine Loan, a letter of credit reasonably acceptable to the Mezzanine Lender in an amount equal to (x) the outstanding principal balance of the Phillips Point Mezzanine Loan divided (y) the Phillips Point Aggregate Indebtedness times (z) the amount that, when subtracted from the Phillips Point Aggregate Indebtedness would result in a debt yield that equals or exceeds 5.75% (provided that the aggregate notional amount of all outstanding letters of credit delivered to the Mezzanine Lender may not exceed 10% of the outstanding principal balance of the Phillips Point Mezzanine Loan).

■	Lockbox and Cash Management. The Phillips Point Loan Combination is structured with a hard lockbox and springing cash management. The borrower was required to direct each tenant to remit all rents directly to a lender-controlled lockbox account. In addition, the borrower is required to cause (or with respect to any property manager that is not an affiliate of borrower, use commercially reasonable efforts to case) all cash revenues relating to the Phillips Point Property and all other money received by the borrower or the property manager with respect to the Phillips Point Property (other than tenant security deposits) to be deposited into the lockbox account or a lender-controlled cash management account within one business day of receipt. On each business day during the continuance of a Phillips Point Trigger Period or event of default under the Phillips Point Loan Combination, all amounts in the lockbox account are required to be remitted to the cash management account. On each business day that no Phillips Point Trigger Period or event of default under the Phillips Point Loan Combination is continuing, all amounts in the lockbox account are required to be remitted to a borrower-controlled operating account.

On each due date during the continuance of a Phillips Point Trigger Period (or, at the lender’s discretion, during an event of default under the Phillips Point Loan Combination), all funds on deposit in the cash management account after payment of debt service on the Phillips Point Loan Combination and the Phillips Point Mezzanine Loan, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the Phillips Point Loan Combination.

■	Property Management. The Phillips Point Property is managed by Cushman & Wakefield U.S., Inc.

■	Current Mezzanine or Secured Subordinate Indebtedness. Concurrently with the funding of the Phillips Point Loan Combination, the lender (in such capacity, the “Mezzanine Lender”) also funded a mezzanine loan in the amount of $30,540,000 (the “Phillips Point Mezzanine Loan”). The Phillips Point Mezzanine Loan is secured by the pledge of the direct or indirect equity interest in the borrower and is coterminous with the Phillips Point Loan Combination. The Phillips Point Mezzanine Loan accrues interest at a rate of 7.00000% per annum. The rights of the Mezzanine Lender under the Phillips Point Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Existing Mezzanine Debt” in the Preliminary Prospectus

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the Phillips Point Property, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA is no longer in effect, then the borrower’s requirement will be capped at insurance premiums equal to two times the amount of insurance premiums payable in respect of the property and business interruption/rental loss insurance required under the related Phillips Point Loan Combination documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #5: mgm grand & mandalay bay

MGM
MGM GRAND

MGM GRAND
CONFERENCE
CENTER

DELANO
MANDALAY BAY

LOAN #5: mgm grand & mandalay bay

LOAN #5: mgm grand & mandalay bay

LOAN #5: mgm grand & mandalay bay

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties(1)	2	Loan Seller(7)	CREFI, GACC
Location (City/State)	Las Vegas, Nevada	Cut-off Date Balance(7)	$75,000,000
Property Type	Hospitality	Cut-off Date Balance per Room(7)	$167,644.65
Size (Rooms)(2)	9,748	Percentage of Initial Pool Balance	4.9%
Total TTM Occupancy as of 9/30/2020(2)	71.4%	Number of Related Mortgage Loans	None
Owned TTM Occupancy as of 9/30/2020(2)	71.4%	Type of Security	Fee Simple
Year Built / Latest Renovation(3)	Various / NAP	Mortgage Rate	3.55800%
Appraised Value(4)	$4,600,000,000	Original Term to Maturity (Months)(6)	120
Appraisal Date(4)	1/10/2020	Original Amortization Term (Months)	NAP
Borrower Sponsor	BREIT Operating Partnership L.P.; MGM Growth Properties Operating Partnership LP	Original Interest Only Period (Months)	120
Property Management	Self-Managed	First Payment Date	4/5/2020
Anticipated Repayment Date(6)	3/5/2030
Final Maturity Date(6)	3/5/2032
Underwritten Revenues	$2,106,295,488
Underwritten Expenses	$1,586,215,135
Underwritten Net Operating Income (NOI)	$520,080,353	Escrows(8)
Underwritten Net Cash Flow (NCF)	$487,305,761	Upfront	Monthly
Cut-off Date LTV Ratio(4)(5)	35.5%	Taxes	$0	$0
Maturity Date LTV Ratio(4)(6)(5)	35.5%	Insurance	$0	$0
DSCR Based on Master Lease Rent(1)(5)	4.95x	Replacement Reserve	$0	$0
Debt Yield Based on Master Lease Rent(1)(5)	17.9%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Senior Loan Amount	$1,634,200,000	35.4%	Purchase Price	$4,600,000,000	99.6%
Subordinate Loan Amount	1,365,800,000	29.6	Closing Costs	17,792,163	0.4
Principal’s New Cash Contribution(9)	1,617,792,163	35.0

Total Sources	$4,617,792,163	100.0%	Total Uses	$4,617,792,163	100.0%

(1)	On January 14, 2020, MGM Growth Properties Operating Partnership LP (“MGP OP”), an affiliate of BREIT Operating Partnership L.P. (“BREIT OP”; and together with MGP OP, the “Sponsors”, or the “Borrower Sponsors”) and certain other parties entered into an agreement to, among other things, form a joint venture (50.1% indirectly owned by MGP OP and 49.9% indirectly owned by BREIT OP) (the “Joint Venture”) to acquire the MGM Grand & Mandalay Bay Properties (as defined below) for a purchase price of $4.60 billion ($471,892 per room). Contemporaneously with the acquisition, the MGM Grand & Mandalay Bay Borrowers (as defined below), as landlord entered into a 30-year triple-net master/operating lease (the “MGM/Mandalay Lease” or “Master Lease”) with two, 10-year renewal options with MGM Lessee II, LLC (“MGM Tenant”), a wholly owned subsidiary of MGM Resorts International (“MGM”). Financial and other information presented in this Term Sheet is presented on a “look through” basis, based on the rents and receipts of the MGM Grand & Mandalay Bay Properties. For so long as the MGM/Mandalay Lease is in effect, the MGM Grand & Mandalay Bay Borrowers will be entitled only to the rent due under the MGM/Mandalay Lease and not to the underlying rent and other income from the MGM Grand & Mandalay Bay Properties. The DSCR Based on Master Lease Rent, and Debt Yield Based on Master Lease Rent presented in the chart above are based on the initial MGM/Mandalay Lease annual rent of $292,000,000. The DSCR Based on NCF, and the Debt Yield based on NCF for the MGM Grand & Mandalay Bay A Notes (based on the U/W NCF of approximately $487.3 million) are 8.27x and 29.8%, respectively. Based on the September 2020 TTM adjusted EBITDAR of approximately $222.0 million, the MGM Grand & Mandalay Bay Loan Combination results in a Loan Combination Debt Service of 2.05x (which is below the DSCR Threshold – See “Lockbox and Cash Management” herein for more detail). On May 1, 2020, MGM Resorts International reported that, as a result of the temporary closure of its domestic properties (which include the MGM Grand & Mandalay Bay Properties) following the outbreak of COVID-19, its domestic properties (which include the MGM Grand & Mandalay Bay Properties) were effectively generating no revenue, there were high levels of room and convention cancellation through the third quarter of 2020, and that, following the re-opening of its domestic properties (which include the MGM Grand & Mandalay Bay Properties), it expected weakened demand in light of consumer fears and general economic uncertainty, among other things. The September 2020 TTM financials reflect the suspension of operations at the MGM Grand & Mandalay Bay Properties from March 17, 2020 through the end of the first calendar quarter of 2020 (although operations at the MGM Grand Property remained suspended until June 4, 2020 and operations at The Shoppes at Mandalay Bay Place and the Mandalay Bay resort remained suspended through June 24, 2020 and June 30, 2020, respectively). The adjusted September 2020 TTM EBITDAR of $222.0 million takes into account an adjustment for a combined net extraordinary loss add-back of approximately $82.4 million during the September 2020 TTM period (primarily comprised of employee payroll expenses and corporate allocations and net of a combined extraordinary gain of approximately $0.7 million related to a reversal of certain accrued benefit expenses) related to the temporary closure of the MGM Grand & Mandalay Bay Properties following the outbreak of COVID-19. The lender underwriting presented above is based on 2019 financials, which reflect a full year of uninterrupted operations at the MGM Grand & Mandalay Bay Properties. Please see the “Cash Flow Analysis” and “Historical Performance” tables herein, and the footnotes thereto, for more detailed underwritten cash flow information.
(2)	Size and Occupancy are based solely on the hotel at the MGM Grand & Mandalay Bay Properties. As of the trailing 12 months ending September 30, 2020, approximately 30.0% of revenues were generated by rooms, 22.9% of revenues were from gaming, 24.5% from food & beverage and 22.6% from other sources.
(3)	The MGM Grand Property (as defined below) was built in 1993 and the Mandalay Bay Property (as defined below) was built in 1999. The MGM Grand Property has benefited from capital investment of approximately $480.0 million (approximately $96,000 per room) since 2010, $144.0 million of which was spent on a full rooms’ renovation from 2010 to 2013. Additionally, approximately $118.9 million was recently spent on an expansion and renovation of the convention center completed in December 2018, which is expected to expand the group business at the MGM Grand Property. The Mandalay Bay Property (including the Delano) underwent a substantial rooms’ renovation for approximately $159.7 million from 2012 to 2016 and, inclusive of the Four Seasons, has received a total of approximately $510.6 million (approximately $107,500 per room) of capital investment since 2010.
(4)	The Appraised Value of $4,600,000,000 as of January 10, 2020, set forth above is the appraised value solely with respect to real property at the MGM Grand & Mandalay Bay Properties, excluding personal property and intangible property attributable to the MGM Grand & Mandalay Bay Properties (the “Aggregate Real Property Appraised Value”). The appraisal also includes an “As Leased-Sale-Leaseback Appraised Value,” which is equal to the Aggregate Real Property Appraised Value. The appraised value of $7,352,600,000 (“Aggregate As-Is Appraised Value”) as of January 10, 2020, includes personal property and intangible property attributable to the MGM Grand & Mandalay Bay Properties. The personal property and intangible property relating to the MGM Grand & Mandalay Bay Properties is owned by the MGM Tenant or certain sublessees at the MGM Grand & Mandalay Bay Properties that are wholly owned subsidiaries of MGM (the “MGM/Mandalay Operating Subtenants”) (as more particularly provided in the Master Lease), which granted a security interest in certain property of the MGM Tenant and the MGM/Mandalay Operating Subtenants (with certain exclusions, including an exclusion for the intellectual property of MGM Tenant as more particularly described in the Master Lease); and provided that the FF&E is only transferred to the MGM Grand & Mandalay Bay Borrowers at no cost in the event of a termination of the Master Lease due to an event of default by the MGM Tenant thereunder) in favor of the MGM Grand & Mandalay Bay Borrowers, and such security interest was collaterally assigned by the MGM Grand & Mandalay Bay Borrowers to the mortgage lender. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the Aggregate As-Is Appraised Value are 22.2% and 22.2%, respectively, based on the MGM Grand & Mandalay Bay Senior Loan (as defined below). The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the Aggregate As-Is Appraised Value are 40.8% and 40.8%, respectively, based on the MGM Grand & Mandalay Bay Loan Combination (as defined below).
(5)	The MGM Grand & Mandalay Bay Loan (as defined below) is part of the MGM Grand & Mandalay Bay Loan Combination, which is comprised of (i) 41 pari passu senior promissory notes with an aggregate Cut-off Date balance of $1,634,200,000 (the “MGM Grand & Mandalay Bay Senior Notes,” and collectively, the “MGM Grand & Mandalay Bay Senior Loan”) and (ii) 24 promissory notes with an aggregate Cut-off Date balance of $1,365,800,000 consisting of multiple subordination levels, which are subordinate to the MGM Grand & Mandalay Bay Senior Notes (the “MGM Grand & Mandalay Bay Junior Notes”). The MGM Grand Property has an allocated mortgage loan amount (“ALA”) of $1,635,000,000 and the Mandalay Bay Property has an allocated loan amount (“ALA”) equal to $1,365,000,000. The defeasance lockout period will be at least 35 payment dates beginning with and including the first payment date of April 5, 2020. The MGM Grand & Mandalay Bay Borrowers have the option to defease the MGM Grand & Mandalay Bay Loan Combination, in whole or in part, after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) February 14, 2023. The MGM Grand & Mandalay Bay Loan Combination may be prepaid in whole or in part at any time, subject to payment of the applicable yield maintenance premium if such prepayment occurs prior to September 5, 2029 (provided no yield maintenance will be due in connection with mandatory prepayments arising out of any casualty, condemnation or in connection with certain releases under the MGM Grand & Mandalay Bay Loan Combination documents). The assumed defeasance lockout period of 35 payment dates is based on the expected Benchmark 2021-B23 securitization closing date in February 2021. The actual lockout period may be longer.
(6)	The MGM Grand & Mandalay Bay Loan Combination is structured with an Anticipated Repayment Date (“ARD”) of March 5, 2030 and a final maturity date of March 5, 2032. After the ARD, the following structure will apply: (i) the interest rate will increase by 200 basis points over the greater of (x) 3.55800%, and (y) (1) the ARD Treasury Note Rate (as defined below) in effect on the ARD plus (2) 1.77000%, (ii) amounts in the Excess Cash Flow Reserve (as defined below) will be applied first to pay monthly additional interest amounts which, to the extent not paid (such amount not paid, together with accrued interest thereon at the Adjusted Interest Rate (as defined below), the “Accrued Interest”), will be deferred and added to the principal balance of the MGM Grand & Mandalay Bay Loan Combination, and (iii) a full cash flow sweep to the extent of remaining amounts in the Excess Cash Flow Reserve will be applied to the principal of the MGM Grand & Mandalay Bay Loan Combination. The metrics presented above are calculated based on the ARD.
(7)	The MGM Grand & Mandalay Bay Loan Combination was co-originated by Citi Real Estate Funding Inc. (“CREFI”), Barclays Capital Real Estate Inc. (“BCREI”), Deutsche Bank AG, acting through its New York Branch (“DBNY”) and Société Générale Financial Corporation (“SGFC”). CREFI will be contributing Note A-13-8 with an outstanding principal balance of $59,375,000 and GACC will be contributing Note A-15-8 with an outstanding principal balance of $15,625,000 to the Benchmark 2021-B23 securitization trust.
(8)	See “—Escrows” below.
(9)	Includes MGM’s approximately $80.0 million of retained equity interest in the MGM Grand & Mandalay Bay Properties after the sale-leaseback, by virtue of operating partnership units in MGP OP issued to MGM on the origination date of the MGM Grand & Mandalay Bay Loan Combination.

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■	The Mortgage Loan. The mortgage loan (the “The MGM Grand & Mandalay Bay Loan”) is part of a loan combination (the “The MGM Grand & Mandalay Bay Loan Combination”) in the aggregate original principal balance of $3,000,000,000. The MGM Grand & Mandalay Bay Loan Combination is secured by a first mortgage encumbering the borrowers’ fee simple interest in two full service luxury resort and casinos located in Las Vegas, Nevada (the “MGM Grand Property,” and the “Mandalay Bay Property,” and collectively “The MGM Grand & Mandalay Bay Properties”). The MGM Grand & Mandalay Bay Loan Combination was co-originated by CREFI, DBNY, BCREI, and SGFC on February 14, 2020. The MGM Grand & Mandalay Bay Loan Combination is comprised of (i) the MGM Grand & Mandalay Bay Senior Loan, comprised of 41 MGM Grand & Mandalay Bay Senior Notes with an aggregate principal balance of $1,634,200,000, and (ii) the MGM Grand & Mandalay Bay Junior Notes comprised of 24 notes of multiple subordination levels, which are subordinate to the MGM Grand & Mandalay Bay Senior Loan with an aggregate principal balance of $1,365,800,000, each as described in the table below. The MGM Grand & Mandalay Bay Junior Notes are subordinate to the MGM Grand & Mandalay Bay Senior Notes to the extent described in “Description of the Mortgage Pool–The Loan Combinations–The MGM Grand & Mandalay Bay Pari Passu-AB Loan Combination” in the Preliminary Prospectus. The MGM Grand & Mandalay Bay Loan, which is evidenced by the non-controlling notes A-13-8 and A-15-8, has an outstanding principal balance as of the Cut-off Date of $75,000,000 and represents approximately 4.9% of the Initial Pool Balance. Each note evidenced in the MGM Grand & Mandalay Bay Loan Combination has an interest rate of 3.55800% per annum. The borrowers utilized the proceeds of the MGM Grand & Mandalay Bay Loan Combination to acquire the MGM Grand & Mandalay Bay Properties and pay closing costs.

The MGM Grand & Mandalay Bay Loan Combination has a 10-year interest-only term through the ARD of March 5, 2030. After the ARD, through and including March 5, 2032 (the “Maturity Date”), the following structure would apply: (i) the interest rate will increase by 200 basis points over the greater of (x) 3.55800%, and (y)(1) the ARD Treasury Note Rate in effect on the ARD (such new rate, the “Adjusted Interest Rate”) plus (2) 1.77000%, (ii) amounts in the Excess Cash Flow Reserve (as defined below) will be applied first to pay monthly additional interest amounts which, to the extent not paid, will be deferred (together with interest accrued thereon at the Adjusted Interest Rate) and added to the principal balance of the MGM Grand & Mandalay Bay Loan Combination, and (iii) a full cash flow sweep to the extent of remaining amounts in the Excess Cash Flow Reserve will be applied to principal of the MGM Grand & Mandalay Bay Loan Combination. For the period from the origination date through the ARD, the MGM Grand & Mandalay Bay Senior Notes and Junior Notes accrue at the rate of 3.55800% per annum. The MGM Grand & Mandalay Bay Loan Combination proceeds along with borrower sponsor equity were used to purchase the MGM Grand & Mandalay Bay Properties for $4.6 billion.

“ARD Treasury Note Rate” means the rate of interest per annum calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the business day ending immediately prior to the ARD, of “U.S. Government Securities/Treasury Constant Maturities” with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date. In the event Federal Reserve Statistical Release H.15 Selected Interest Rates is no longer published or in the event Federal Reserve Statistical Release H.15 Selected Interest Rates no longer publishes “U.S. Government Securities/Treasury Constant Maturities”, the mortgage lender will select a comparable publication to determine such “U.S. Government Securities/Treasury Constant Maturities” and the applicable ARD Treasury Note Rate. The mortgage lender’s determination of the ARD Treasury Note Rate will be final absent manifest error.

The MGM Grand & Mandalay Bay Loan Combination had an initial term of 120 months and has a remaining term of 109 months as of the Cut-off Date. The MGM Grand & Mandalay Bay Loan Combination requires payments of interest only until the ARD in March 2030 or the final maturity date in March 2032. Voluntary prepayment of The MGM Grand & Mandalay Bay Loan Combination without payment of a yield maintenance premium is permitted on or after the due date in September 2029. Defeasance of the MGM Grand & Mandalay Bay Loan Combination with certain direct full faith and credit obligations of the United States of America is permitted under the MGM Grand & Mandalay Bay Loan Combination documents at any time after the earlier of (i) February 14, 2023 or (ii) the second anniversary of the securitization of the last note of the MGM Grand & Mandalay Bay Loan Combination.

LOAN #5: mgm grand & mandalay bay

The table below summarizes the promissory notes that comprise MGM Grand & Mandalay Bay Loan Combination. The relationship between the holders of the MGM Grand & Mandalay Bay Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The MGM Grand & Mandalay Bay Pari Passu-AB Loan Combination” in the Preliminary Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-13-8, A-15-8	$75,000,000	$75,000,000	Benchmark 2021-B23(1)	No
A-13-7	$65,000,000	$65,000,000	GSMS 2020-GSA2	No
A-13-6, A-15-7	$75,000,000	$75,000,000	Benchmark 2020-B22	No
A-13-5, A-15-6	$75,000,000	$75,000,000	Benchmark 2020-B21	No
A-13-4, A-15-4	$70,000,000	$70,000,000	Benchmark 2020-B20	No
A-13-2, A-15-3	$80,000,000	$80,000,000	Benchmark 2020-B19	No
A-13-1, A-15-1	$65,000,000	$65,000,000	Benchmark 2020-B18	No
A-15-2	$50,000,000	$50,000,000	DBJPM 2020-C9	No
A-1, A-2, A-3, A-4	$670,139	$670,139	BX 2020-VIVA	No
A-5, A-6, A-7, A-8	$794,861	$794,861	BX 2020-VIV2	No
A-9, A-10, A-11, A-12	$1,000,000	$1,000,000	BX 2020-VIV3	No
A-13-3, A-14-4, A-15-5, A-16-2	$550,000,000	$550,000,000	BX 2020-VIV4	No
A-14-1, A-16-1	$69,500,000	$69,500,000	BBCMS 2020-C8	No
A-13-9	$39,985,667	$39,985,667	CREFI(2)	No
A-14-2, A-14-3	$45,000,000	$45,000,000	WFCM 2020-C58	No
A-14-5, A-14-6	$101,847,000	$101,847,000	Barclays Bank PLC(2)	No
A-15-9, A-15-10	$79,055,333	$79,055,333	DBRI(2)	No
A-16-3, A-16-4	$191,347,000	$191,347,000	SGFC(2)	No
Total Senior Notes	$1,634,200,000	$1,634,200,000
B-1-A, B-2-A, B-3-A, B-4-A, B-1-B, B-2-B, B-3-B, B-4-B(3)	$329,861	$329,861	BX 2020-VIVA	No
B-5-A, B-6-A, B-7-A, B-8-A, B-5-B, B-6-B, B-7-B, B-8-B(3)	$374,355,139	$374,355,139	BX 2020-VIV2	No
B-9-A, B-10-A, B-11-A, B-12-A(3)	$429,715,000	$429,715,000	BX 2020-VIV3	No
C-1, C-2, C-3, C-4(3)	$561,400,000	$561,400,000	BX 2020-VIVA	Yes(4)
Loan Combination	$3,000,000,000	$3,000,000,000

___________________

(1)	CREFI will be contributing Note A-13-8, which has an outstanding principal balance of $59,375,000 to the Benchmark 2021-B23 securitization. GACC will be contributing Note A-15-8, which has an outstanding principal balance of $15,625,000 to the Benchmark 2021-B23 securitization.
(2)	Expected to be contributed to one or more future securitization transactions.
(3)	The MGM Grand & Mandalay Bay Junior Notes are subordinate to the MGM Grand & Mandalay Bay Senior Notes.
(4)	The initial controlling note is Note C-1, so long as no related control appraisal period with respect to Note C-1 and the related pari passu C notes has occurred and is continuing. If and for so long as a control appraisal period has occurred and is continuing, then the controlling note will be as described under “Description of the Mortgage Pool–The Loan Combinations–The MGM Grand & Mandalay Bay Pari Passu-AB Loan Combination” in the Preliminary Prospectus.
■	The Mortgaged Properties.

MGM Grand (54.5% of Mortgage ALA and Master Lease Rent)

Built in 1993, the MGM Grand Property is a full-service luxury resort and casino property located on the Las Vegas Strip, situated between Tropicana Boulevard and Harmon Avenue. According to World Atlas, the MGM Grand Property is the third largest hotel in the world by room count. The MGM Grand Property is also a recipient of the AAA Four Diamond award. The MGM Grand Property covers approximately 101.9 acres and consists of 4,998 hotel rooms: 4,270 standard rooms, 554 suites, 88 luxury suites, 51 SKYLOFTS suites (excluding one additional office unit), 30 mansion villas (Mediterranean-themed villas targeted for high-end gamblers, celebrities and casino-invited guests on the strip) (the “Mansion Villas”) and four entourage rooms associated with the Mansion Villas. The MGM Grand Property contains approximately 177,268 square feet (“SF”) of casino space, featuring 1,553 slot machines and 128 gaming tables, over 748,000 SF of meeting space, 18 restaurants, an approximately 22,858 SF spa, four swimming pools and approximately 41,800 SF of rentable retail space (featuring 31 retailers). The MGM Grand Property is home to Cirque du Soleil’s “Kà”, an acrobatic theater production that has been in residence at the MGM Grand Property since October 2004. The MGM Grand Property also includes the David Copperfield Theatre, Hakkasan Nightclub and the MGM Grand Garden Arena, which has a seating capacity of over 16,000 and hosts premier concerts, award shows, sporting events including championship boxing, and other special events.

Room sizes range from 346 SF to 11,517 SF and the MGM Grand Property offers one to four bedroom rooms. Standard room amenities include air conditioning, in-room dining service, minibar, telephone, hair dryer, in-room safe, and high-speed internet. SKYLOFTS at MGM Grand, a AAA Four-Diamond, Forbes Five Star hotel, occupies the top two floors of the main building. The hotel has 51 lofts ranging from 1,401 to 6,040 SF per loft. SKYLOFTS is also a member of The Leading Hotels of the World. The Mansion at the MGM Grand Property contains 30 Mansion Villas ranging from 2,358 to 11,517 SF per villa and $5,000 to $35,000 per night.

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Since 2010, the MGM Grand Property has benefited from total capital investment of approximately $480.0 million (approximately $96,036 per room). Notable capital expenditures from this time period include an approximately $144.0 million full rooms renovation from 2010 to 2013 and a recent $118.9 million expansion and renovation of the conference center, which was completed in December 2018.

Mandalay Bay (45.5% of Mortgage ALA and Master Lease Rent)

Built in 1999, the Mandalay Bay Property is a full-service luxury resort and casino property located as the first major resort on the strip to greet visitors arriving by automobile from Southern California. The AAA Four Diamond award winning resort is a premier conference hotel in Las Vegas with approximately 2.2 million SF of convention, ballroom and meeting space, making it the fifth single largest event space in the United States. The Mandalay Bay Property is immediately across Interstate 15 from Allegiant Stadium, the new home stadium of the National Football League’s (“NFL”) Raiders, which was substantially completed in July 2020. The Raiders started the 2020 football season at the stadium and hosted games, however, the stadium remained closed to fans for the season due to the outbreak of COVID-19. The Mandalay Bay Property covers approximately 124.1 acres and consists of 4,750 hotel rooms. Also included within the Mandalay Bay Property are: (i) the Delano, which is an all-suite hotel tower within the complex and (ii) a Four Seasons hotel, each of which has its own lobby, restaurants and pool and spa. In addition to the significant meeting space, the Mandalay Bay Property contains approximately 152,159 SF of casino space, featuring approximately 1,232 slot machines and 71 gaming tables, 27 total restaurants, an approximately 30,000 SF spa, ten swimming pools and approximately 54,000 SF of rentable retail space featuring 41 retailers. The Mandalay Bay Property is also the home to Cirque du Soleil’s Michael Jackson “ONE”, which has been in residence at the Mandalay Bay Property in an approximately 1,805-seat showroom since 2013, an approximately 12,000-seat special events arena, the House of Blues (which features an arena seating up to 2,500 people) and the Shark Reef Aquarium. Additionally, the Mandalay Bay Property’s expansive pool and beach area plays host to an array of evening open air concerts during the pool season, a large wave pool, and Moorea, a European-style “ultra” beach and Daylight Beach Club.

Room sizes range from 400 to 5,605 SF and the Mandalay Bay Property offers one- to four-bedroom rooms. Standard room amenities include air conditioning, in-room dining service, minibar, telephone, hair dryer, in-room safe, and high-speed internet. Floors 60–62 are designed as penthouse suites, with a penthouse lounge on level 62 for guests staying in the penthouses. Floors numbered 35–39 of the main hotel building are occupied by the five-star and AAA Four-Diamond Four Seasons Hotel Las Vegas. Located at the resort's 43-story second tower, the Delano Las Vegas is comprised of 45 rooms and 1,072 suites. Each suite at the Delano is at least 725 SF.

The Mandalay Bay Property (including the Delano) underwent a substantial rooms’ renovation of approximately $159.7 million (approximately $35,150 per room) from 2012 to 2016 and has received a total of approximately $510.6 million (approximately $107,485 per room) of capital investment since 2010.

Cirque du Soleil performances at the MGM Grand & Mandalay Bay Properties scheduled through December 31, 2020 were cancelled. On June 29, 2020, Cirque du Soleil Entertainment Group (“Cirque”) announced that it and certain of its affiliated companies filed for protection from creditors under the Companies’ Creditors Arrangement Act (“CCAA”) in order to restructure its capital structure, which application was granted by the court. On July 16, 2020, Cirque announced that it entered into a new “stalking horse” purchase agreement with a group of existing first lien and second lien secured lenders pursuant to which such lenders would acquire substantially all of Cirque’s assets in settlement of Cirque’s first and second lien debt. Such purchase agreement was approved by the court on July 17, 2020, and served as the new “stalking horse” bid in a SISP supervised by the court and the court-appointed monitor. As of August 18, 2020, it was reported that the lenders’ bid was the highest bid, which requires court approval to take effect. On October 20, 2020, it was further reported that the plan giving the lenders control and virtually all of the equity of Cirque was approved, and on November 24, 2020, Cirque announced the closing of the sale transaction with its secured lenders and its emergence from creditor protection under the CCAA in Canada and Chapter 15 in the United States.

■	COVID-19 Update. According to a press release issued on March 15, 2020, MGM announced that it would suspend operations at all of its Las Vegas properties, including the MGM Grand & Mandalay Bay Properties, until further notice, effective as of March 17, 2020, and that casino operations would close on March 16, 2020, followed by hotel operations on March 17, 2020. MGM cited COVID-19 as a pandemic that had intensified in the United States, requiring major collective action to slow its progression. MGM stated that it cancelled all reservations at its Las Vegas properties prior to May 21, 2020. MGM further reported that it incurred substantial operating losses in March 2020 and did not expect to see a material improvement until more is known regarding the duration and severity of the pandemic, including when MGM’s properties can reopen to the public. On May 1, 2020, MGM reported in its first quarter Form 10-Q filing that as a result of the government-mandated closure, its domestic properties (which include the MGM Grand & Mandalay Bay Properties and several properties which are not part of the collateral for the MGM Grand & Mandalay Bay Loan

LOAN #5: mgm grand & mandalay bay

Combination) were effectively generating no revenue. In addition, in its Form 10-Q filing, MGM Resorts International reported high levels of room and convention cancellation across its domestic properties through the third quarter of 2020 with some tentative re-bookings in the fourth quarter and into 2021. As of June 4, 2020, the MGM Grand was reopened, with limited amenities and certain COVID-19 mitigation procedures. MGM Resorts International reopened The Shoppes at Mandalay Bay Place on June 25, 2020 and the Mandalay Bay resort on July 1, 2020, both with limited amenities and certain COVID-19 mitigation procedures. On August 3, 2020, MGM reported in its second quarter Form 10-Q filing that, while throughout May, June and July 2020, it re-opened most of its properties with limited amenities and certain measures to mitigate the spread of COVID-19, such properties (which include the MGM Grand & Mandalay Bay Properties) may be subject to temporary, complete or partial shutdowns in the future. On August 28, 2020, several news outlets reported that MGM is expected to lay off approximately 18,000 furloughed workers in the United States, more than one-quarter of its pre-COVID-19 pandemic U.S. workforce, due to the continued impact of the COVID-19 pandemic on MGM’s business. However, MGM permitted certain stage shows and performances to resume at select properties (including the MGM Grand) on or about November 6, 2020. On November 3, 2020, MGM reported in its most recent third quarter Form 10-Q filing that (i) throughout the second and third quarters of 2020, all of its properties reopened but are operating without certain amenities and subject to certain occupancy limitations and therefore are generating revenues that are significantly lower than historical results and (ii) although MGM has engaged in aggressive cost reduction efforts, it still has significant fixed and variable costs, which will adversely affect its profitability, and has seen and expects to continue to see weakened demand in light of continued domestic and international travel restrictions or warnings, restrictions on amenity use (such as gaming, restaurant and pool capacity limitations), consumer fears and reduced consumer discretionary spending, general economic uncertainty and increased rates of unemployment. As has been reported on MGM’s third quarter 2020 earnings call, MGM disclosed that it is evaluating plans to minimize mid-week Adjusted Property EBITDAR losses at its properties in light of its seasonal low period during the winter months, which could include reducing amenities at some of its properties and the closure of certain hotel towers. Effective as of November 30, 2020, MGM has temporarily closed the hotel tower operations at Mandalay Bay from Monday through (and including) Wednesday each week. At this time, the casino, restaurants and certain other amenities at Mandalay Bay will remain open throughout the week. MGM does not expect the temporary closure to continue past February, however, MGM will continue to evaluate business levels to determine how long the closure will remain in effect. As of January 6, 2021, the MGM Grand & Mandalay Bay Properties continue to operate subject to the restrictions described above. The MGM Grand & Mandalay Bay Loan Combination is current through the January 2021 payment date and as of January 6, 2021, no loan modification or forbearance requests have been made. Additionally, December 2020 and January 2021 master lease payments have been made and there have been no lease modification requests.

Revenue Streams. The MGM Grand & Mandalay Bay Properties benefit from a diverse set of revenue streams with a substantial contribution from non-gaming sources (only 18.0% of combined year-end (“YE”) December 2019 revenues derived from casino) and offer nearly 2.8 million SF of combined meeting and convention space.

As of YE December 2019, the MGM Grand Property generated 77.8% of net revenues from rooms, food and beverage, retail, entertainment and other operations. The gaming segment contributed 22.2% of net revenue (approximately $257.9 million), representing a decline from the 2018 level of 29.8% of net revenue (of approximately $365.7 million). A portion of the decline can be attributed to a renovation of the Mansion Villas in 2019, which serve as the MGM Grand Property’s main attractant to high-end gamblers. Nearly all departments at the MGM Grand Property (including rooms, F&B, retail and entertainment) experienced continued growth in the YE December 2019 period despite the decline in casino revenue.

The Mandalay Bay Property has a much smaller casino department as a percentage of total net revenue (12.9% as of YE December 2019) than most casinos on the Las Vegas strip. The Mandalay Bay Property revenues are primarily driven by (i) the focus on group and convention business (according to the appraisal, the Mandalay Bay Property had a 2019 penetration factor of 134.8% for group business) and (ii) the fact that two of the three room types are operated as non-casino focused third party franchises (the Delano and Four Seasons). As of YE December 2019, 64.1% of total revenues at the Mandalay Bay Property were derived from rooms’ revenue (34.1%) and food & beverage revenue (30.0%).

As of YE December 2019, the MGM Grand Property achieved occupancy, ADR and RevPAR of 91.4%, $190.29 and $173.85, respectively. As of YE December 2019, the Mandalay Bay Property achieved occupancy, ADR and RevPAR of 92.8%, $202.98 and $188.40, respectively.

LOAN #5: mgm grand & mandalay bay

Historical Performance

EBITDAR ($ Millions)(1)	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	March 2020 TTM(1)	June 2020 TTM(1)	Sept. 2020 TTM(1)	UW
MGM Grand	$329	$396	$271	$214	$163	$149	$181	$236	$255	$281	$332	$345	$372	$283	$263	$220	$129	$283
Mandalay Bay	$282	$291	$251	$160	$125	$169	$147	$167	$176	$204	$237	$260	$246	$237	$224	$161	$93	$237
Total Collateral	$611	$688	$522	$374	$288	$318	$327	$403	$431	$485	$569	$605	$617	$520	$487	$381	$222	$520
Debt Yield(2)	20.4%	22.9%	17.4%	12.5%	9.6%	10.6%	10.9%	13.4%	14.4%	16.2%	19.0%	20.2%	20.6%	17.3%	16.2%	12.7%	7.4%	17.3%
Rent Coverage(3)	2.1x	2.4x	1.8x	1.3x	1.0x	1.1x	1.1x	1.4x	1.5x	1.7x	1.9x	2.1x	2.1x	1.8x	1.7x	1.3x	0.8x	1.8x

(1)	On May 1, 2020, MGM Resorts International reported in its first quarter Form 10-Q filing that, as a result of the temporary closure of its domestic properties (which include the MGM Grand & Mandalay Bay Properties) following the outbreak of COVID-19, its domestic properties (which include the MGM Grand & Mandalay Bay Properties) were effectively generating no revenue, and there were high levels of room and convention cancellation through the third quarter of 2020. The March 2020 TTM financials presented above reflect the suspension of operations at the MGM Grand & Mandalay Bay Properties from March 17, 2020 through the end of the first calendar quarter of 2020. On August 3, 2020, MGM reported in its second quarter Form 10-Q filing that, while throughout May, June and July 2020, it re-opened most of its properties with limited amenities and certain measures to mitigate the spread of COVID-19, such properties (which include the MGM Grand & Mandalay Bay Properties) may be subject to temporary, complete or partial shutdowns in the future. On November 3, 2020, MGM reported in its most recent third quarter Form 10-Q filing that throughout the second and third quarters of 2020, all of its properties reopened but are operating without certain amenities and subject to certain occupancy limitations and therefore are generating revenues that are significantly lower than historical results, and that it has seen and expects to continue to see weakened demand in light of consumer fears and general economic uncertainty, among other things. The June 2020 TTM and September 2020 TTM financials presented above reflect the operations at the MGM Grand Property, which remained suspended until June 4, 2020, operations at The Shoppes at Mandalay Bay Place and the Mandalay Bay resort, which remained suspended through June 24, 2020 and June 30, 2020, respectively, and the occupancy limitations imposed on the MGM Grand & Mandalay Bay Properties by the state of Nevada during the third quarter of 2020. The $487 million presented above represents the adjusted March 2020 TTM EBITDAR, which takes into account an adjustment for a combined net extraordinary loss of approximately $20.6 million during the March 2020 TTM period (reflecting primarily operating losses during closure comprised mainly of employee payroll expenses and corporate allocations and net of a combined extraordinary gain of approximately $0.7 million related to a reversal of certain accrued benefit expenses) related to the temporary closure of the MGM Grand & Mandalay Bay Properties following the outbreak of COVID-19. The $381 million presented above represents the adjusted June 2020 TTM EBITDAR and the $222 million presented above represents the adjusted September 2020 TTM EBITDAR, each of which takes into account an adjustment for a combined net extraordinary loss of approximately $82.4 million during each of the respective TTM periods (reflecting primarily operating losses during closure comprised mainly of employee payroll expenses and corporate allocations and net of a combined extraordinary gain of approximately $0.7 million related to a reversal of certain accrued benefit expenses) related to the temporary closure of the MGM Grand & Mandalay Bay Properties following the outbreak of COVID-19. The Lender UW presented above is based on 2019 financials, which reflect a full year of uninterrupted operations at the MGM Grand & Mandalay Bay Properties. Please see “Cash Flow Analysis” herein, and the footnotes thereto, for more detailed underwritten cash flow information.
(2)	Debt Yield metrics presented above are based on the MGM Grand & Mandalay Bay Loan Combination Cut-off Date balance of $3.0 billion and the EBITDAR of each respective time period.
(3)	Rent Coverage ratios presented above are based on the initial Master Lease Rent of $292.0 million and the EBITDAR of each respective time period.

Historical Performance – MGM Grand(1)
	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	March 2020 TTM(2)	June 2020 TTM(2)	September 2020 TTM(2)
RevPAR	$154	$162	$145	$112	$112	$128	$136	$138	$151	$155	$162	$167	$169	$174	$172	$161	$126
Net Revenue ($ bns)	$1.19	$1.32	$1.22	$1.09	$1.03	$1.05	$1.07	$1.15	$1.21	$1.16	$1.15	$1.18	$1.23	$1.16	$1.10	$0.87	$0.66
EBITDAR Margin	28%	30%	22%	20%	16%	14%	17%	21%	21%	24%	29%	29%	30%	24%	24%	25%	20%
(1)	Any financial information contained in this Term Sheet for the MGM Grand Property which relates to any period prior to 2015 has not been recast to reflect the adoption of ASC 606 revenue recognition under GAAP and thus, any financial information provided for periods prior to 2015 may not be comparable to periods on or after 2015 with respect to which recasting has been applied.
(2)	The March 2020 TTM financials presented above reflect the suspension of operations at the MGM Grand & Mandalay Bay Properties from March 17, 2020 through the end of the first calendar quarter of 2020. On August 3, 2020, MGM reported in its second quarter Form 10-Q filing that, while throughout May, June and July 2020, it re-opened most of its properties with limited amenities and certain measures to mitigate the spread of COVID-19, such properties (which include the MGM Grand & Mandalay Bay Properties) may be subject to temporary, complete or partial shutdowns in the future, and that it has seen and expects to continue to see weakened demand in light of consumer fears and general economic uncertainty, among other things. The June 2020 TTM financials presented above reflect the operations at the MGM Grand Property, which remained suspended until June 4, 2020 and operations at The Shoppes at Mandalay Bay Place and the Mandalay Bay resort, which remained suspended through June 24, 2020 and June 30, 2020, respectively. The September 2020 TTM financials presented above reflect the suspension of operations at (i) the MGM Grand Property from March 17, 2020 through June 3, 2020 and (ii) The Shoppes at Mandalay Bay Place and the Mandalay Bay resort from March 17, 2020 through June 24, 2020 and June 30, 2020, respectively, and the occupancy limitations imposed on the MGM Grand & Mandalay Bay Properties by the state of Nevada during the third quarter of 2020. Upon reopening, both MGM Grand & Mandalay Bay Properties were operating with limited amenities and certain COVID-19 mitigation procedures. The lender UW presented above is based on 2019 financials, which reflect a full-year of uninterrupted operations at the MGM Grand & Mandalay Bay Properties.

Historical Performance – Mandalay Bay(1)
	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	March 2020 TTM(2)	June 2020 TTM(2)	September 2020 TTM(2)
RevPAR	$199	$213	$193	$142	$142	$160	$162	$164	$176	$177	$185	$186	$184	$188	$188	$186	$143
Net Revenue ($ bns)	$0.99	$1.02	$0.95	$0.79	$0.78	$0.84	$0.78	$0.86	$0.95	$0.94	$0.97	$0.98	$0.97	$0.94	$0.90	$0.67	$0.49
EBITDAR Margin	29%	28%	26%	20%	16%	20%	19%	19%	19%	22%	24%	27%	25%	25%	25%	24%	19%

(1)	Any financial information contained in this Term Sheet for the Mandalay Bay Property which relates to any period prior to 2015 has not been recast to reflect the adoption of ASC 606 revenue recognition under GAAP and thus, any financial information provided for periods prior to 2015 may not be comparable to periods on or after 2015 with respect to which recasting has been applied.
(2)	The March 2020 TTM financials presented above reflect the suspension of operations at the MGM Grand & Mandalay Bay Properties from March 17, 2020 through the end of the first calendar quarter of 2020. On August 3, 2020, MGM reported in its second quarter Form 10-Q filing that, while throughout May, June and July 2020, it re-opened most of its properties with limited amenities and certain measures to mitigate the spread of COVID-19, such properties (which include the MGM Grand & Mandalay Bay Properties) may be subject to temporary, complete or partial shutdowns in the future, and that it has seen and expects to continue to see weakened demand in light of consumer fears and general economic uncertainty, among other things. The June 2020 TTM financials presented above reflect the operations at the MGM Grand Property, which remained suspended until June 4, 2020 and operations at The Shoppes at Mandalay Bay Place and the Mandalay Bay resort, which remained suspended through June 24, 2020 and June 30, 2020, respectively. The September 2020 TTM financials presented above reflect the suspension of operations at (i) the MGM Grand Property from March 17, 2020 through June 3, 2020 and (ii) The Shoppes at Mandalay Bay Place and the Mandalay Bay resort from March 17, 2020 through June 24, 2020 and June 30, 2020, respectively, and the occupancy limitations imposed on the MGM Grand & Mandalay Bay Properties by the state of Nevada during the third quarter of 2020. Upon reopening, both MGM Grand & Mandalay Bay Properties were operating with limited amenities and certain COVID-19 mitigation procedures. The Lender UW presented above is based on 2019 financials, which reflect a full-year of uninterrupted operations at the MGM Grand & Mandalay Bay Properties.

LOAN #5: mgm grand & mandalay bay

Master Lease.  The MGM Grand & Mandalay Bay Properties are master leased to MGM Lessee II, LLC (“MGM Tenant”), a wholly-owned subsidiary of MGM under a 30-year, triple-net master and operating lease with two, 10-year renewal options. In turn, the MGM Tenant has subleased a portion of the MGM Grand & Mandalay Bay Properties to each of MGM Grand Hotel, LLC, a Nevada limited liability company (“Grand Operating Subtenant”), Mandalay Bay, LLC, a Nevada limited liability company (“Mandalay Bay Subtenant”) and Mandalay Place, LLC, a Nevada limited liability company (“Mandalay Place Subtenant”; and, together with Grand Operating Subtenant and Mandalay Bay Subtenant, individually or collectively as the context may require, together with any person to whom all or any portion of a Property is sublet by MGM Tenant pursuant to a MGM/Mandalay Operating sublease pursuant to the express terms and conditions of the MGM/Mandalay Lease, each a “MGM/Mandalay Operating Subtenant”). Each MGM/Mandalay Operating Subtenant executed a joinder to the MGM/Mandalay Lease for the purpose of (x) agreeing to be bound by the terms and provisions of the MGM/Mandalay Lease regarding the disposition of any portion of the MGM Tenant’s Property owned by such MGM/Mandalay Operating Subtenant and (y) granting a security interest to the Borrowers in the portion of the MGM Tenant’s pledged property owned by such MGM/Mandalay Operating Subtenant and certain reserve funds under the MGM/Mandalay Lease. The MGM Tenant and each MGM/Mandalay Operating Subtenant is not a borrower or an obligor under the MGM Grand & Mandalay Bay Loan documents.

Under the Master Lease, the MGM Tenant is required to pay to the Borrowers an initial lease rent of $292.0 million per annum ($159.0 million allocated to the MGM Grand Property and $133.0 million allocated to the Mandalay Bay Property, the “Master Lease Rent”), subject to annual increases of (i) 2.0% in years 2 through 15 of the initial lease term, and (ii) thereafter, the greater of 2.0% or CPI (CPI capped at 3.0%) for the remainder of the initial lease term. Additionally, MGM will be required to continue to invest in the MGM Grand & Mandalay Bay Properties, with (x) a minimum aggregate capital investment requirement of 3.5% of actual net revenues every five years (the first such period beginning January 1, 2020 and expiring December 31, 2024, and the second such period beginning January 1, 2021 and expiring December 31, 2025, and each five-year period thereafter on a rolling basis) in the aggregate for the MGM Grand & Mandalay Bay Properties (such amount not to be less than 2.5% of the actual net revenue of any individual Property) (collectively, the “Required CapEx”) and (y) a monthly reserve equal to 1.5% of actual net revenues which may be used for FF&E and on qualifying capital expenditures in satisfaction of the Required CapEx spend. Upon early termination of the Master Lease due to an event of default by MGM Tenant thereunder, the FF&E will be transferred to the Borrowers at no cost.

Beginning with the first full calendar quarter after the origination date for the MGM Grand & Mandalay Bay Loan Combination and continuing thereafter, if either (a) (x) EBITDAR to Rent Ratio (as defined in the Master Lease) for the prior four fiscal quarters is less than 1.60x and (y) MGM’s market cap is less than $6.0 billion or (b) (x) MGM is no longer publicly traded and listed on NYSE, AMEX or NASDAQ and (y) the EBITDAR to Rent Ratio for the prior four fiscal quarters is less than 2.0x, then MGM Tenant will be required to provide one or more letters of credit or fund a cash escrow in an aggregate amount equal to the following year’s rent (taking into account the applicable escalations). Based on the adjusted September 2020 TTM EBITDAR of approximately $222.0 million and the initial Master Lease rent of $292.0 million, the MGM Grand & Mandalay Bay Loan Combination results in a September 2020 TTM EBITDAR-to-rent coverage ratio of 0.76x.

No intellectual property is licensed to the Borrowers and the Borrowers have no option to purchase upon expiration of the Master Lease. Upon the expiration of the Master Lease term or earlier termination of Master Lease, MGM Tenant will be obligated to provide up to 18 months of transition services to permit the continuous and uninterrupted operation of the Property.

MGM (NYSE: MGM, rated Ba3/BB-/BB- by Moody’s, Fitch and S&P) guarantees to the Borrowers the payment and performance of all monetary obligations and certain other obligations of the MGM Tenant under the Master Lease. In addition to the lease guaranty, MGM (in such capacity, “Shortfall Collection Guarantor”) has executed a shortfall guaranty for the benefit of the mortgage lenders for the MGM Grand & Mandalay Bay Loan, pursuant to which MGM has guaranteed to the mortgage lenders the unpaid portion of the initial principal amount of the MGM Grand & Mandalay Bay Loan (without giving effect to any future amendments that may increase the principal balance) and all interest accrued and unpaid thereon. For the avoidance of doubt, the Shortfall Collection Guarantor does not guarantee any Accrued Interest or any additional principal as a result of any unpaid Accrued Interest after the ARD. Transfers of interests in MGM are not restricted under the MGM Grand & Mandalay Bay Loan documents and any bankruptcy or other adverse event with respect to the Shortfall Collection Guarantor does not constitute a default under the MGM Grand & Mandalay Bay Loan documents. Neither MGM nor its affiliates (including, without limitation, MGM Tenant) are considered an affiliate of the Borrowers for any purpose under the MGM Grand & Mandalay Bay Loan documents so long as such person does not control the Borrowers. There is no continuing net worth requirement with respect to MGM in connection with the shortfall guaranty. As of the origination of the MGM Grand & Mandalay Bay Loan, neither MGM nor MGM Tenant controlled the Borrowers.

LOAN #5: mgm grand & mandalay bay

As of December 31, 2019, MGM had a market capitalization of approximately $16.7 billion, full-year 2019 revenue of approximately $12.9 billion and consolidated, adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of approximately $3.0 billion. As of March 31, 2020, MGM reported revenue of approximately $2.3 billion for the first quarter of 2020. This represents a 29% decrease to the first quarter of 2019 which was primarily driven by MGM’s temporary suspension of its domestic and Macau casino operations related to the COVID-19 pandemic. MGM had $6.0 billion of cash and cash equivalents as of March 31, 2020, which included $1.8 billion at MGP and $381 million at MGM China. In addition, on April 23, 2020, MGM commenced a private offering of $750 million in aggregate principal amount of 6.75% coupon senior notes due in 2025, which further added to MGM’s cash position. As of June 30, 2020, MGM reported (i) revenue of approximately $290.0 million for the second quarter of 2020 (of which approximately $151.0 million was derived from MGM’s Las Vegas Strip resorts(1)), (ii) a total consolidated liquidity position of $8.1 billion (which includes MGM Resorts, MGM China and MGP and is comprised of cash and cash equivalents of approximately $4.8 billion and approximately $3.3 billion available under certain revolving credit facilities) and (iii) a market capitalization of approximately $8.3 billion. According to MGM’s second quarter 2020 earnings presentation, the Adjusted Property EBITDAR margin across all reopened MGM properties on the Las Vegas Strip (during the period the properties were operating through June 30, 2020) increased by approximately 450 basis points compared to the second quarter of 2019 (calculation methodology presented below)(2). As of September 30, 2020, MGM reported (i) revenue of approximately $1.1 billion for the third quarter of 2020 (of which approximately $481.4 million was derived from MGM’s Las Vegas Strip resorts), (ii) a total consolidated liquidity position of $7.8 billion (which includes MGM Resorts, MGM China and MGP and is comprised of cash and cash equivalents of approximately $4.6 billion and approximately $3.2 billion available under certain revolving credit facilities), (iii) an MGM Resorts liquidity position of approximately $4.5 billion (which excludes MGP OP and MGM China) and is comprised of cash and cash equivalents of approximately $3.5 billion and approximately $922 million available under its $1.5 billion revolving facility and (iv) a market capitalization of approximately $10.7 billion. Also as of September 30, 2020, MGM reported that it had $700.0 million remaining under its previously announced agreement with MGP OP to redeem for cash up to $1.4 billion of its MGP OP units and it does not have any debt maturing prior to 2022.

MGM Tenant is a casino owner-operator for 29 unique hotel offerings totaling over 44,000 rooms across Las Vegas, United States regional markets and Macau. MGM Tenant has managed the MGM Grand & Mandalay Bay Properties for more than 27 and 18 years, respectively.

(1)	Second quarter 2020 revenue of approximately $151.0 million for MGM’s Las Vegas Strip resorts reflects revenue from certain resorts which reopened during the second quarter of 2020 with limited amenities and certain COVID-19 mitigation procedures: the Bellagio (reopened on June 4, 2020), the MGM Grand (reopened on June 4, 2020), New York New York (reopened on June 4, 2020), Excalibur (reopened on June 11, 2020) and Luxor (reopened on June 25, 2020). The Mandalay Bay, ARIA, Vdara, Mirage and Park MGM resorts were not open during the second quarter of 2020.
(2)	Second quarter 2020 Adjusted Property EBITDAR calculation methodology: Reflects MGM management's estimates of operating trends for the periods in which the properties were operating (commencing on each respective properties reopening date and calculated through June 30, 2020), compared to the same periods in 2019 using monthly property level financials and internally generated daily operating reports to calculate activity for partial monthly periods, based on the days in the second quarter of 2020 that such properties were opened prior to June 30, 2020, including activity for invitation only customer events prior to reopening to the general public.

LOAN #5: mgm grand & mandalay bay

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at The MGM Grand & Mandalay Bay Properties:

Cash Flow Analysis(1)

	2015	2016	2017	2018	2019	TTM September 2020	Underwritten	Underwritten $ per Room(2)
Hotel Revenue	$576,193,751	$611,611,719	$621,671,255	$619,356,266	$635,408,160	$347,024,422	$635,408,160	$65,183
Casino Revenue	461,726,103	438,253,825	459,676,698	492,001,712	379,532,959	264,556,936	379,532,959	$38,934
F&B Revenue	578,021,518	598,992,505	608,876,978	604,859,218	629,566,379	283,966,048	629,566,379	$64,584
Other Revenue	480,778,051	465,818,022	471,735,234	475,323,334	461,787,990	261,969,455	461,787,990(3)	$47,373
Total Revenue	$2,096,719,423	$2,114,676,071	$2,161,960,165	$2,191,540,530	$2,106,295,488	1,157,516,861	$2,106,295,488	$216,075

Hotel Expense	230,915,708	235,477,994	249,304,637	255,303,612	265,201,312	176,427,144	265,201,312	$27,206
Casino Expense	253,918,628	213,245,938	229,109,011	226,996,812	223,320,361	168,325,682	223,320,361	$22,909
F&B Expense	428,952,166	429,128,035	433,970,578	437,033,184	449,487,794	231,438,278	449,487,794	$46,111
Other Expense	349,547,741	323,328,025	322,504,168	316,078,620	304,747,043	174,051,892	304,747,043	$31,263
Total Departmental Expense	$1,263,334,243	$1,201,179,992	$1,234,888,394	$1,235,412,228	$1,242,756,510	$750,242,996	$1,242,756,510	$127,488
Total Undistributed Expense(4)	324,769,878	321,683,055	300,490,103	314,251,565	315,817,430	236,317,563	315,817,430	$32,398
Fixed Charges	23,317,324	23,039,610	21,544,460	24,507,471	27,641,195	31,292,385	27,641,195	$2,836
Total Operating Expenses	$348,087,202	$344,722,665	$322,034,563	$338,759,036	$343,458,625	$267,609,948	$343,458,625	$35,234
Net Extraordinary Loss Add-back(5)	0	0	0	0	0	82,377,430	0	$0
EBITDAR	$485,297,978	$568,773,414	$605,037,208	$617,369,266	$520,080,353	$222,041,347(7)	$520,080,353	$53,353
FF&E(6)	0	0	0	0	0	0	32,774,592	3,362
Net Cash Flow	$485,297,978	$568,773,414	$605,037,208	$617,369,266	$520,080,353	$222,041,347(7)	$487,305,761	$49,990

Occupancy	92.5%	92.4%	91.0%	91.5%	92.1%	71.4%	92.1%
EBITDAR Debt Yield	16.2%	19.0%	20.2%	20.6%	17.3%	7.4%	17.3%
EBITDAR DSCR(8)	1.66x	1.95x	2.07x	2.11x	1.78x	0.76x	1.78x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Based on 9,748 guest rooms.
(3)	The most recent available breakout of the Signature Condo-Hotel revenue as a component of Other Revenue was from the November 2019 trailing 12-month period.
(4)	2018 property administration expense was adjusted for the Mandalay Bay Property to exclude $21.8 million of one-time business interruption proceeds related to the October 1, 2017 shooting at a country concert in Las Vegas.
(5)	Net Extraordinary Loss Add-back represents a net combined extraordinary loss from the MGM Grand & Mandalay Bay Properties of approximately $82.4 million during the TTM September 2020 period (primarily comprised of employee payroll expenses and corporate allocations and net of a combined extraordinary gain of approximately $0.7 million related to a reversal of certain accrued benefit expenses) related to the temporary closure of the MGM Grand & Mandalay Bay Properties following the outbreak of COVID-19. The TTM September 2020 EBITDAR of approximately $222.0 million represents the combined adjusted EBITDAR as calculated per the Master Lease (after taking into account the extraordinary loss add-back for the TTM September 2020 period).
(6)	Underwritten FF&E is based on the 1.5% contractual FF&E reserve based on total net revenues (excluding net revenues associated with the Signature Condo-Hotel development at the MGM Grand Property for which FF&E is not reserved under the Master Lease). With respect to the Mandalay Bay Property, 5.0% FF&E Reserve was underwritten for the revenues associated with the closing date Four Seasons Management Agreement.
(7)	On May 1, 2020, MGM Resorts International reported in its first quarter Form 10-Q filing that, as a result of the temporary closure of its domestic properties (which include the MGM Grand & Mandalay Bay Properties) following the outbreak of COVID-19, its domestic properties (which include the MGM Grand & Mandalay Bay Properties) were effectively generating no revenue, and there were high levels of room and convention cancellation through the third quarter of 2020. On August 3, 2020, MGM reported in its second quarter Form 10-Q filing that, while throughout May, June and July 2020, it re-opened most of its properties with limited amenities and certain measures to mitigate the spread of COVID-19, such properties (which include the MGM Grand & Mandalay Bay Properties) may be subject to temporary, complete or partial shutdowns in the future. On November 3, 2020, MGM reported in its most recent third quarter Form 10-Q filing that throughout the second and third quarters of 2020, all of its properties reopened but are operating without certain amenities and subject to certain occupancy limitations and therefore are generating revenues that are significantly lower than historical results, and that it has seen and expects to continue to see weakened demand in light of consumer fears and general economic uncertainty, among other things. The September 2020 TTM financials presented above reflect the suspension of operations at (i) the MGM Grand Property from March 17, 2020 through June 3, 2020 and (ii) The Shoppes at Mandalay Bay Place and the Mandalay Bay resort from March 17, 2020 through June 24, 2020 and June 30, 2020, respectively, and the occupancy limitations imposed on the Properties by the state of Nevada during the third quarter of 2020. Upon reopening, both Properties were operating with limited amenities and certain COVID-19 mitigation procedures. The Lender UW presented above is based on 2019 financials, which reflect a full-year of uninterrupted operations at the MGM Grand & Mandalay Bay Properties.
(8)	EBITDAR DSCR is calculated using the Master Lease Rent of $292,000,000.

LOAN #5: mgm grand & mandalay bay

■	Appraisal. The Appraised Value of $4,600,000,000 as of January 10, 2020, is the Aggregate Real Property Appraised Value solely with respect to real property at the MGM Grand & Mandalay Bay Properties, excluding personal property and intangible property attributable to the MGM Grand & Mandalay Bay Properties. The appraisal also includes an As Leased-Sale-Leaseback Appraised Value, which is equal to the Aggregate Real Property Appraised Value. The Aggregate As-Is Appraised Value of $7,352,600,000 as of January 10, 2020, includes personal property and intangible property attributable to the MGM Grand & Mandalay Bay Properties. The personal property and intangible property relating to the MGM Grand & Mandalay Bay Properties is owned by the MGM Tenant or the MGM/Mandalay Operating Subtenants (as more particularly provided in the Master Lease), which granted a security interest in certain property of the MGM Tenant and the MGM/Mandalay Operating Subtenants (with certain exclusions, including an exclusion for the intellectual property of MGM Tenant as more particularly described in the Master Lease) in favor of the MGM Grand & Mandalay Bay Borrowers and provided that the FF&E will be transferred to the MGM Grand & Mandalay Bay Borrowers at no cost in the event of a termination of the Master Lease due to an event of default by the MGM Tenant thereunder. Such security interest was collaterally assigned by the MGM Grand & Mandalay Bay Borrowers to the mortgage lenders.
■	Environmental Matters. According to a Phase I environmental report, dated February 11, 2020, the environmental consultant identified underground storage tanks at the MGM Grand & Mandalay Bay Properties. Due to the presence of underground storage tanks, the MGM Grand & Mandalay Bay Borrowers purchased, and are required to maintain under the MGM Grand & Mandalay Bay Loan agreement, an environmental insurance policy.
■	Market Overview and Competition. The MGM Grand & Mandalay Bay Properties are located on the Las Vegas Strip in the heart of Las Vegas, Nevada. Visitor volume and airport passenger traffic into the Las Vegas region have more than doubled from 1990 to 2019. In connection with the financial downturn in 2008 and 2009, the Las Vegas market generally experienced a contraction. During 2010, the market began to rebound and visitation has returned to or near peak levels. McCarran International Airport welcomed 51.5 million passengers in 2019 (surpassing the 2018 passenger count of approximately 49.6 million).

Since 2010, annual convention attendance in Las Vegas has grown by over 2 million people (4.0% CAGR). With an estimated local population of 2.3 million people as of 2019, an additional approximately 42.5 million tourists visiting the metropolitan Las Vegas area annually and recent investments in Las Vegas by major sports leagues, the amount of existing gaming activity has increased steadily since the 2009 trough. In Clark County, gaming revenue has increased approximately 17.2% through 2019 since the gaming revenue trough in 2009.

Market Overview(1)
Category	1990	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
Visitor Volume (thousands)	20,954	36,351	37,335	38,929	39,727	39,668	41,127	42,312	42,936	42,214	42,117	42,524
YoY % Change	NAP	-3.0%	2.7%	4.3%	2.1%	-0.1%	3.7%	2.9%	1.5%	-1.7%	-0.2%	1.0%
Clark County Gaming Revenues ($mm)	$4,104	$8,838	$8,909	$9,223	$9,400	$9,674	$9,554	$9,618	$9,714	$9,979	$10,250	$10,355
YoY % Change	NAP	-9.8%	0.8%	3.5%	1.9%	2.9%	-1.2%	0.7%	1.0%	2.7%	2.7%	1.0%
Hotel / Motel Rooms Inventory	73,730	148,941	148,935	150,161	150,481	150,593	150,544	149,213	149,339	148,896	149,158	149,422
YoY % Change	NAP	6.0%	0.0%	0.8%	0.2%	0.1%	0.0%	-0.9%	0.1%	-0.3%	0.2%	0.2%
Airport Passenger Traffic (thousands)	19,090	40,469	39,757	41,481	41,668	41,857	42,885	45,319	47,368	48,430	49,645	51,538
YoY % Change	NAP	-8.2%	-1.8%	4.3%	0.4%	0.5%	2.5%	5.7%	4.5%	2.2%	2.5%	3.8%
Convention Attendance (thousands)	1,742	4,492	4,473	4,865	4,944	5,107	5,195	5,891	6,311	6,646	6,502	6,649
YoY % Change	NAP	-23.9%	-0.4%	8.8%	1.6%	3.3%	1.7%	13.4%	7.1%	5.3%	-2.2%	2.3%
(1)	Source: Las Vegas Convention and Visitors Authority.

LOAN #5: mgm grand & mandalay bay

The Las Vegas Strip hotel average occupancy has been approximately 90% over the last three years. The Las Vegas Strip average 2019 occupancy was 90.4% and average 2018 occupancy was 89.5%. The Las Vegas Strip average 2019 ADR of $143.31 increased 3.3% relative to the average 2018 ADR of $138.71.

Historical Occupancy, ADR, RevPAR – Competitive Set
	MGM Grand Resort(1)			Competitive Set(2)(3)			MGM Grand Penetration Factor(2)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
December 31, 2017	92.1%	$181.76	$167.36	92.0%	$181.95	$167.10	100.2%	100.0%	100.3%
December 31, 2018	92.7%	$182.10	$168.76	93.0%	$187.63	$173.66	100.1%	97.4%	97.6%
December 31, 2019	91.4%	$190.29	$173.85	94.0%	$193.23	$181.41	98.7%	98.6%	97.3%
(1)	Source: Historical operating statements.
(2)	Source: Appraisal.
(3)	Includes: The Mirage, New York New York, Luxor, Caesars, Planet Hollywood, and Venetian/Palazzo.

Historical Occupancy, ADR, RevPAR – Competitive Set
	Mandalay Bay Resort(1)			Competitive Set(2)(3)			Mandalay Bay Penetration Factor(2)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
December 31, 2017	90.0%	$206.28	$185.57	92.0%	$177.98	$164.06	98.0%	113.2%	110.9%
December 31, 2018	90.2%	$203.96	$183.96	93.0%	$183.94	$171.13	97.4%	109.2%	106.4%
December 31, 2019	92.8%	$202.98	$188.40	94.0%	$190.09	$178.15	96.6%	108.8%	105.1%
(1)	Source: Historical operating statements.
(2)	Source: Appraisal.
(3)	Includes: The Mirage, New York New York, Luxor, Caesars, Planet Hollywood, and Venetian/Palazzo.

Additional group business is expected to enter the market as a result of the delivery of Allegiant Stadium in August 2020 (across the street from the Mandalay Bay Property) which serves as the home stadium for the Raiders NFL team. Non-gaming revenue in the Las Vegas market was approximately 65% of total revenue in 2019 compared to pre-recession levels of approximately 59% in 2007.

Each of the MGM Grand & Mandalay Bay Properties share the same competitive set. The primary competitive set for the MGM Grand & Mandalay Bay Properties consists of six hotels, which range in size from 2,024 to 7,117 rooms and collectively contain an aggregate 23,058 rooms. According to the appraisal, there are two mega resorts in the construction phase with planned delivery between 2021 and 2022. Resorts World Las Vegas is a 59-story Chinese-themed mega resort under construction at the former Stardust Resort and Casino site on the northern Las Vegas Strip with scheduled delivery by summer of 2021 according to the appraisal. The Drew is a 735-foot tall, 75% completed mega casino resort scheduled to be delivered by 2022.

Comparable Properties(1)
Property Name	No. of Rooms	Year Opened	Meeting Space (SF)	Casino Space (SF)	Estimated 2019 Occ.	Estimated 2019 ADR	Estimated 2019 RevPAR
MGM Grand(2)	4,998	1993	748,325	177,268	91.4%	$190.29	$173.85
Mandalay Bay(2)	4,750	1999	2,100,000	152,159	92.8%	$202.98	$188.40
The Mirage	3,044	1989	170,000	94,000	94.6%	$178.00	$168.39
New York New York	2,024	1997	30,500	81,000	95.5%	$151.00	$144.21
Luxor	4,397	1993	20,000	120,000	95.0%	$119.00	$113.05
Caesar’s Palace	3,976	1966	300,000	124,200	93.0%	$221.00	$205.53
Planet Hollywood	2,500	2000	20,000	64,500	90.0%	$185.00	$166.50
Venetian/Palazzo	7,117	1999	450,000	335,878	94.6%	$237.00	$224.20

(1) Source: Appraisal, unless otherwise indicated.

(2) Source: Underwriting and Borrower Sponsor provided information.

LOAN #5: mgm grand & mandalay bay

■	The Borrowers. On January 14, 2020, MGM Growth Properties Operating Partnership LP (“MGP OP”), an affiliate of BREIT Operating Partnership L.P. (“BREIT OP” and together with MGP OP, the “Sponsors”, as more particularly referred to as the “Borrower Sponsors”), and certain other parties entered into an agreement to, among other things, form a joint venture (50.1% indirectly owned by MGP OP and 49.9% indirectly owned by BREIT OP) (the “Joint Venture”) to acquire the MGM Grand & Mandalay Bay Properties in Las Vegas for a purchase price of $4.60 billion ($471,892 per room). The borrowers under the MGM Grand & Mandalay Bay Loan Combination are MGM Grand PropCo, LLC and Mandalay PropCo, LLC (individually, a “MGM Grand & Mandalay Bay Borrower” and, collectively, the “MGM Grand & Mandalay Bay Borrowers” or the “Borrowers”), which are subsidiaries of the Joint Venture. The MGM Grand & Mandalay Bay Borrowers are Delaware limited liability companies and single purpose entities with two independent directors. Blackstone Real Estate Income Trust, Inc. (“BREIT”) is a non-traded real estate investment trust focused on investing in commercial real estate properties diversified by sector with an emphasis on providing investors with access to Blackstone’s institutional real estate investment platform. BREIT seeks to directly own stabilized income-generating United States commercial real estate across the key property types, including multifamily, industrial, retail, hotel, healthcare and office. BREIT is managed by an external advisor, BX REIT Advisors L.L.C., which is an affiliate of The Blackstone Group Inc. (“Blackstone”). Blackstone’s real estate investor capital under management totals approximately $174.0 billion as of September 30, 2020 and includes prime assets such as the Bellagio, Cosmopolitan Las Vegas, Hotel Del Coronado, Grand Wailea, Arizona Biltmore, Ritz Carlton Kapalua, and Turtle Bay Resort.

MGM Growth Properties LLC (“MGP”) is one of the leading publicly traded real estate investment trusts engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts. MGP currently owns a portfolio of properties, consisting of 12 premier destination resorts in Las Vegas and elsewhere across the United States, with over 27,400 rooms, as well as MGM Northfield Park in Northfield, OH, Empire Resort Casino in Yonkers, NY, and a retail and entertainment district, The Park, in Las Vegas.

MGP OP and BREIT OP (together, individually or collectively as the context may require, the “Guarantor”), are the non-recourse carveout guarantors on a several basis in proportion to each Guarantor’s Liability Percentage (as defined below). The Liability Percentage of each Guarantor will be automatically increased or decreased from time to time, as applicable, to the extent any direct and/or indirect equity interest in the Borrowers is transferred by one Guarantor (or its affiliates) to the other Guarantor (or its affiliates) with the transferring Guarantor’s Liability Percentage increasing by the amount of such transferred interests and the transferee Guarantor’s Liability Percentage decreasing by such amount. In no event will the Liability Percentage of the Guarantors in the aggregate be less than or greater than one hundred percent (100%). For the avoidance of doubt, transfers by a Guarantor (or its affiliates) to a third party that is not an affiliate of the other Guarantor will not result in an adjustment to the Liability Percentage of either Guarantor. For illustrative purposes, if BREIT OP transfers a twenty-five percent (25%) indirect equity interest in Borrower to a third party that is not an Affiliate of MGP OP and subsequently transfers a ten percent (10%) indirect equity interest in Borrower to MGP OP, the adjustments required to be made as a result of such transfers will be: (i) a decrease of ten percentage points to BREIT OP's Liability Percentage and (ii) an increase of ten percentage points to MGP OP's Liability Percentage.

The Guarantor’s liability for full recourse events is capped at an amount equal to 10% of the aggregate outstanding principal balance of the MGM Grand & Mandalay Bay Loan Combination as of the date of the event. In addition, only the Borrowers are liable for breaches of environmental covenants; provided, however, that if the Borrowers fail to maintain an environmental insurance policy required under the MGM Grand & Mandalay Bay Loan Combination documents, the Guarantor is liable for losses other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy. In addition, recourse for transfers of the MGM Grand & Mandalay Bay Properties or controlling equity interests in the MGM Grand & Mandalay Bay Borrowers is loss recourse, rather than full recourse.

“Liability Percentage” means, initially, (x) with respect to BREIT OP, 49.9% and (y) with respect to MGP OP, 50.1%.

LOAN #5: mgm grand & mandalay bay

■	Escrows.

Under the Master Lease, the MGM Tenant is obligated to make monthly deposits of 1.50% of net revenues at an eligible institution to be used for FF&E and qualifying capital expenditures (the “OpCo FF&E Reserve Account”). MGM Tenant granted the Borrowers a security interest in the OpCo FF&E Reserve Account, and the Borrowers collaterally assigned the Borrowers’ security interest in the OpCo FF&E Reserve Account to the mortgage lender.

Real Estate Taxes Reserve - For so long as the MGM Grand & Mandalay Bay Properties are subject to the Master Lease, no reserves for real estate taxes are required under the loan documents. If the MGM Grand & Mandalay Bay Properties are not subject to the Master Lease, solely if a MGM Grand & Mandalay Bay Trigger Period (as defined below) is in effect, the loan documents provide for ongoing monthly reserves for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next 12 months at least 30 days prior to their respective due dates. Notwithstanding the foregoing, the requirement for such monthly reserves will be reduced dollar for dollar by any taxes paid or reserved for by a brand manager or casino operator pursuant to a brand management or casino management agreement relating to the MGM Grand & Mandalay Bay Properties.

Insurance Reserve - For so long as the MGM Grand & Mandalay Bay Properties are subject to the Master Lease, no reserves for insurance premiums are required under the loan documents. If the MGM Grand & Mandalay Bay Properties are not subject to the Master Lease, solely if a MGM Grand & Mandalay Bay Trigger Period is in effect, the loan documents provide for ongoing monthly reserves for insurance premiums in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of the insurance policies at least 30 days prior to the expiration thereof. Notwithstanding the foregoing, the requirement for such monthly reserves will be reduced dollar for dollar by any insurance premiums paid or reserved for by a brand manager or casino operator pursuant to a brand management or casino management agreement relating to the MGM Grand & Mandalay Bay Properties. In addition, such monthly reserves will not be required so long as (i) no event of default is continuing, and (ii) the insurance coverage for the MGM Grand & Mandalay Bay Properties are included in a blanket policy reasonably acceptable to the lender.

FF&E Reserve - For so long as the MGM Grand & Mandalay Bay Properties are not subject to the Master Lease, (i) on each Payment Date during a MGM Grand & Mandalay Bay Trigger Period, the Borrowers will be required to make a deposit equal to (a) 4.0% of net revenue from guest rooms and Borrower-managed food and beverage operations and (b) 0.5% of all other net revenue (other than non-recurring items), in each case for the calendar month that is two months prior to the calendar month in which the applicable deposit to the FF&E reserve fund is to be made (the sum of (a) and (b), the “FF&E Reserve Monthly Deposit”), and (ii) if a MGM Grand & Mandalay Bay Trigger Period does not exist, on the first Payment Date of each calendar quarter, an amount equal to the lesser of (x) the FF&E Reserve Current Year Lookback Deficiency (as defined below) and (y) the FF&E Reserve Five Year Lookback Deficiency (as defined below) (the lesser of (x) and (y), the “FF&E Reserve Quarterly Deposit”), provided that for so long as any individual MGM Grand & Mandalay Bay Property is managed by (x) a brand manager pursuant to a brand management agreement and/or (y) a casino operator pursuant to a casino management agreement, the amounts required to be funded as a FF&E Reserve Monthly Deposit or a FF&E Reserve Quarterly Deposit will be reduced on a dollar-for-dollar basis by any amounts deposited into a manager account for FF&E, PIP work or brand mandated work for the applicable calendar months as set forth in the annual budget and required pursuant to the terms of the brand management agreement and/or casino management agreement if the Borrowers deliver evidence reasonably satisfactory to the mortgage lender that such deposit has been made.

A “FF&E Reserve Current Year Lookback Deficiency” means an amount equal to (x) the aggregate amount of FF&E Reserve Monthly Deposits which would have been funded from the beginning of the then calendar year to the date of determination had a MGM Grand & Mandalay Bay Trigger Period been in effect for the entirety of such period less (y) the sum of (1) the aggregate amount expended on replacements, PIP work and brand mandated work during such calendar year to date and (2) the aggregate amount funded into the FF&E Reserve during such calendar year to date; provided, if the foregoing calculation results in a negative number, the FF&E Reserve Current Year Lookback Deficiency will be deemed to be zero.

A “FF&E Reserve Five Year Lookback Deficiency” means (i) zero, with respect to any period before December 31, 2024, and (ii) from and after January 1, 2025, an amount equal to (x) 4.0% of net revenue from guest rooms and Borrower-managed food and beverage operations and 0.5% of all other net revenues (other than non-recurring items) during the FF&E Reserve Five Year Lookback Period (as defined below) less (y) the sum of (1) the aggregate amount expended on replacements, PIP Work and brand mandated work during the FF&E Reserve Five Year Lookback Period (including amounts expended by MGM Tenant pursuant to the express terms and conditions of the Master Lease) and (2) the aggregate amounts funded into the FF&E Reserve during such FF&E Reserve Five Year Lookback Period; provided, if the foregoing calculation results in a negative number, the FF&E Reserve Five Year Lookback Deficiency will be deemed to be zero.

LOAN #5: mgm grand & mandalay bay

A “FF&E Reserve Five Year Lookback Period” means each five year period (on a rolling basis) with the first period commencing on January 1, 2020 and expiring on December 31, 2024 and the second period commencing on January 1, 2021 and expiring on December 31, 2025.

■	Lockbox and Cash Management. The MGM Grand & Mandalay Bay Loan Combination is subject to a hard lockbox with springing cash management. Amounts on deposit in the lockbox account will be disbursed to the Borrower’s operating account in accordance with the clearing account agreement. After the occurrence and during the continuation of a MGM Grand & Mandalay Bay Trigger Period, the Borrowers will establish a cash management account and, at least two times per week, the clearing account bank will sweep funds from the lockbox accounts into the cash management account in accordance with the clearing account agreement and the cash management bank will apply funds on deposit in the order of priority described in the MGM Grand & Mandalay Bay Loan Combination documents, with the remaining excess cash flow (“Excess Cash Flow Reserve”) to be held as additional collateral for the MGM Grand & Mandalay Bay Loan Combination (and, after the ARD, all amounts in the Excess Cash Flow Reserve account will be used to pay the monthly additional interest amount and applied to the principal of the MGM Grand & Mandalay Bay Loan Combination).

A “MGM Grand & Mandalay Bay Trigger Period” means a period (A) commencing upon the occurrence of any of the following: (i) the Debt Service Coverage Ratio (“DSCR”) falling below 2.50x (“DSCR Threshold”) for two consecutive quarters (“DSCR Trigger”), (ii) the MGM Tenant is subject to a bankruptcy action (“OpCo Bankruptcy”), (iii) an event of default under the MGM Grand & Mandalay Bay Loan Combination has occurred and is continuing (“EOD Trigger”), (iv) an OpCo Trigger Event (as defined below) or (v) the Borrowers fail to repay the MGM Grand & Mandalay Bay Loan Combination in full on or before the ARD and (B) terminating upon (i) in the event of a DSCR Trigger, either such time that the DSCR exceeds the DSCR Threshold for two consecutive quarters or the Borrowers make voluntary prepayments of the MGM Grand & Mandalay Bay Loan Combination in accordance with the terms of the MGM Grand & Mandalay Bay Loan Combination documents in amounts necessary to achieve a DSCR greater than or equal to the DSCR Threshold (without any obligation to wait two consecutive quarters), (ii) in the event of an OpCo Bankruptcy, the assumption of the Master Lease in such bankruptcy proceeding or the replacement of the MGM Tenant as provided in the MGM Grand & Mandalay Bay Loan Combination documents (or in the event the Master Lease is terminated and not replaced, the DSCR is equal to or greater than the DSCR Threshold or the Borrowers make voluntary prepayments of the MGM Grand & Mandalay Bay Loan Combination in accordance with the terms of the MGM Grand & Mandalay Bay Loan Combination documents in amounts necessary to achieve a DSCR greater than or equal to the DSCR Threshold (without any obligation to wait two consecutive quarters)), (iii) in the event of an OpCo Trigger Event, any OpCo Trigger Event Cure (as defined below) and (iv) in the event of an EOD Trigger, no other events of default exist and are continuing and the mortgage lender will have accepted a cure by the Borrowers of such event of default. For the avoidance of doubt, in no instance will a MGM Grand & Mandalay Bay Trigger Period caused by the failure of the Borrowers to repay the MGM Grand & Mandalay Bay Loan Combination in full on or before the ARD be capable of being cured or deemed to expire.

An “OpCo Trigger Event” means the occurrence and continuance of all of the following conditions simultaneously: (i) an event of default under the Master Lease has occurred and is continuing; (ii) (x) the managing member of the Joint Venture is an affiliate of the Borrowers other than MGP or MGP OP that is controlled by MGP or MGP OP and (y) MGP OP is controlled by MGM and (iii) such managing member is permitted under the terms of the Joint Venture agreement to take any of the following actions without the consent of (x) BCORE Windmill Parent LLC (the member of the Joint Venture that is affiliated with BREIT OP) (a) granting any consent, approval or wavier or making any election under the Master Lease, Lease Guaranty or other related lease documents, (b) entering into any amendment, supplement or modification to the Master Lease, Lease Guaranty or other related lease documents, or (c) declaring an event of default under the Master Lease, Lease Guaranty or other related lease documents or (y) if applicable, a Qualified Transferee (as defined in the MGM Grand & Mandalay Bay Loan Combination documents) that is not an affiliate of MGM Tenant which owns a 15% or greater direct and/or indirect interest in the Borrowers.

A “Lease Guaranty” means that certain Guaranty of Lease Documents dated as of February 14, 2020, made by MGM in favor of the Borrowers.

An “OpCo Trigger Event Cure” means, as applicable, (i) the Borrowers have provided evidence to the mortgage lender of the cure of the event of default under the Master Lease, (ii) the Borrowers have waived the event of default under the Master Lease, provided that such waiver was approved by the mortgage lender, or (iii) in the event that the event of default results in the termination of the Master Lease, either (a) (I) the Borrowers and MGM Tenant have entered into a new lease on terms and conditions substantially similar to those contained in the Master Lease as of the origination of the MGM Grand & Mandalay Bay Loan Combination and (II) the Master Lease opinion delivery requirements have been satisfied, or (b) after giving effect to the termination of the Master Lease the DSCR is equal to or greater than 2.50x for two consecutive quarters or the Borrowers make voluntary prepayments in accordance with the terms of the MGM

LOAN #5: mgm grand & mandalay bay

Grand & Mandalay Bay Loan Combination documents in an amount necessary to achieve a DSCR equal to or greater than 2.50x.

■	Property Management. The MGM Grand & Mandalay Bay Properties are currently managed by the MGM Tenant and/or the applicable MGM/Mandalay Operating Subtenant, and there are no management agreements currently in effect with the Borrowers and, other than the management agreement with respect to the Four Seasons hotel and the management agreement with respect to certain signature hotel units (which, for the avoidance of doubt, are not part of the MGM Grand & Mandalay Bay Properties), for which management fees related thereto are included as part of the collateral, there are no management agreements currently in effect with respect to the MGM Grand & Mandalay Bay Properties.
■	Mezzanine or Secured Subordinate Indebtedness. In addition to the MGM Grand & Mandalay Bay Loan, the MGM Grand & Mandalay Bay Properties also secure the MGM Grand & Mandalay Bay Senior Notes not included in the Benchmark 2021-B23 securitization trust, which have an aggregate Cut-off Date principal balance of $1,559,200,000, and the MGM Grand & Mandalay Bay Junior Notes (which have an aggregate Cut-off Date principal balance of $1,365,800,000). The MGM Grand & Mandalay Bay Senior Notes not included in the Benchmark 2021-B23 securitization trust and the MGM Grand & Mandalay Bay Junior Notes accrue interest at the same rate as the MGM Grand & Mandalay Bay Loan. The MGM Grand & Mandalay Bay Loan is entitled to payments of interest and principal on a pro rata and pari passu basis with the MGM Grand & Mandalay Bay Senior Notes not included in the Benchmark 2021-B23 securitization trust. The MGM Grand & Mandalay Bay Loan and the MGM Grand & Mandalay Bay Senior Notes not included in the Benchmark 2021-B23 securitization trust are generally senior to the MGM Grand & Mandalay Bay Junior Notes.
■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. The MGM Grand & Mandalay Bay Borrowers have a one-time right to borrow a mezzanine loan subordinate to the MGM Grand & Mandalay Bay Loan Combination (“Mezzanine Loan”), subject to credit and legal criteria specified in the MGM Grand & Mandalay Bay Loan Combination documents, including, without limitation: (i) a combined maximum loan to value ratio (based on appraisals ordered by the lender in connection with the closing of the Mezzanine Loan and calculated based on the outstanding principal balance of the MGM Grand & Mandalay Bay Loan Combination and the initial principal amount of the Mezzanine Loan) of 67.0%, (ii) a debt service coverage ratio at the closing of the Mezzanine Loan at least equal to 4.81x, in each case, inclusive of the additional mezzanine debt and (iii) an intercreditor agreement reasonably satisfactory to the lender. The lender’s receipt of a rating agency confirmation will not be required in connection with the Mezzanine Loan.

Notwithstanding the foregoing, (1) during a MGM Grand & Mandalay Bay Trigger Period (and for so long as no event of default has occurred and is continuing), in the event that the Mezzanine Loan (or any portion thereof) is directly or indirectly or beneficially owned by the MGM Grand & Mandalay Bay Borrowers, mezzanine borrower or a “broad affiliate” (as defined in the MGM Grand & Mandalay Loan Combination documents) of the Borrowers or mezzanine borrower (“Affiliated Mezzanine Lender”), in no instance will the Affiliated Mezzanine Lender be permitted to receive late charges, principal (other than the pro rata prepayment of the Mezzanine Loan upon the release of an individual Property or prepayment of the MGM Grand & Mandalay Bay Loan Combination in accordance with the terms and conditions of the MGM Grand & Mandalay Bay Loan Combination documents and the Mezzanine Loan documents) or interest at the default rate, even if an event of default has occurred and is continuing under the Mezzanine Loan and such Affiliated Mezzanine Lender will only be permitted to receive interest at the non-default rate on a monthly basis, (2) during a MGM Grand & Mandalay Bay Trigger Period (and for so long as no event of default has occurred and is continuing under the MGM Grand & Mandalay Bay Loan Combination documents), for so long as the whole Mezzanine Loan is not directly or indirectly or beneficially owned by an Affiliated Mezzanine Lender, the mezzanine lender will receive on a monthly basis interest at the non-default rate and, if an event of default has occurred and is continuing under the Mezzanine Loan, funds sufficient to pay any other amounts then due under the Mezzanine Loan and the Mezzanine Loan documents (other than the payment of the outstanding principal amount of the Mezzanine Loan on the maturity date of the Mezzanine Loan whether on the scheduled date for such payment or earlier due to an acceleration of the Mezzanine Loan) and (3) after the ARD, in no instance will any mezzanine lender be permitted to receive any payments whatsoever.

LOAN #5: mgm grand & mandalay bay

■	Release of Collateral. So long as no event of default has occurred and is continuing (other than as set forth below), the Borrowers may at any time release an individual property from the MGM Grand & Mandalay Bay Loan Combination by prepaying the applicable Release Percentage (as defined below) of the ALA of the subject individual property (including any yield maintenance premium, if required), and subject to the terms and conditions in the MGM Grand & Mandalay Bay Loan Combination documents, including, without limitation: (i) the DSCR after giving effect to such release is at least equal to 4.81x; (ii) continued compliance with the single purpose entity requirements contained in the MGM Grand & Mandalay Bay Loan Combination documents; (iii) payment to an agent or servicer of the then current and customary fee by such persons for such releases in an amount not to exceed $2,000.00 and any reasonable legal fees or other out-of-pocket costs incurred by the lender to effect the release and any applicable prepayment premiums (provided the legal fees may not exceed $10,000.00); (iv) payment of all recording charges, filing fees, taxes or other similar expenses payable in connection therewith; (v) compliance with applicable REMIC requirements relating to the REMIC 125% LTV test for release which may be satisfied by delivery of any of the following if permitted by REMIC requirements: an existing or updated appraisal, a broker’s price opinion or other written determination of value using a commercially reasonable valuation method, in each case satisfactory to the lender, but will be based solely on the value of real property and will exclude personal property and going-concern value; and (vi) if the MGM Grand & Mandalay Bay Properties are subject to the Master Lease, the Borrowers removing the released individual property from the Master Lease and entering into a new triple-net lease with respect to the remaining individual property on substantially the same terms as the Master Lease (collectively, the “Release Conditions”).

A “Release Percentage” means, with respect to any individual Property, 105.0% until such time as the outstanding principal balance of the MGM Grand & Mandalay Bay Loan Combination is reduced to $2,250,000,000 (the “Release Percentage Threshold”), and 110.0% thereafter. In calculating the Release Amount for an individual Property, the Release Percentage may initially be one hundred and five percent (105%) until the application of a portion of such prepayment would reach the Release Percentage Threshold and with respect to any remaining prepayment for such individual Property, the Release Percentage would be one hundred and ten percent (110%).

Notwithstanding the foregoing, in the event that the DSCR following the release would not satisfy the DSCR requirement in clause (i) of the Release Conditions, and such release is in connection with an arms’ length transaction with an unrelated third party, the Borrowers will be permitted to release the proposed MGM Grand & Mandalay Bay Property or Properties, and the amount that will be required to be prepaid (or defeased) in connection with such Release will equal the greater of (I) the Release Percentage of the ALA for such individual Property, together with, to the extent the release does not occur in connection with a partial defeasance, any yield maintenance premium required (if any) and (II) the lesser of (x) one hundred percent (100.0%) of the net sales proceeds for the sale of such individual Property (net of reasonable and customary closing costs associated with the sale of such individual Property) and (y) an amount necessary to, after giving effect to such release of the individual Property, achieve the DSCR requirement in the preceding paragraph.

The Borrowers may release any defaulting individual Property, without the payment of any yield maintenance premium, in order to cure a default or an event of default related to such individual Property, subject to the satisfaction of other terms and conditions in the MGM Grand & Mandalay Bay Loan Combination documents (including, without limitation, Release Conditions (other than clause (i)) (“Default Release”). In addition, the Borrowers may release an individual Property (including to an affiliate) if the estimated net proceeds following any casualty or condemnation at such individual Property will be equal to or greater than (x) 25.0% of its ALA, or (y) 5.0% of its ALA (subject to the satisfaction of other terms and conditions in the MGM Grand & Mandalay Bay Loan Combination documents) upon satisfaction of clauses (iii), (iv) and (v) of the Release Conditions above and prepayment of the MGM Grand & Mandalay Bay Loan Combination in an amount equal to the net proceeds (up to an amount equal to the Release Percentage) for such individual Property (“Special Release”).

LOAN #5: mgm grand & mandalay bay

■	Terrorism Insurance. The MGM Grand & Mandalay Bay Loan Combination documents require that the “all risk” insurance policy required to be maintained by the MGM Grand & Mandalay Bay Borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the MGM Grand & Mandalay Bay Properties, and business interruption insurance covering no less than the 24-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity. So long as the MGM Grand & Mandalay Bay Properties is subject to the Master Lease, the MGM Grand & Mandalay Bay Borrowers are permitted to rely on terrorism insurance provided by the MGM Tenant. The permitted deductible for terrorism insurance for the MGM Grand & Mandalay Bay Borrowers under the MGM Grand & Mandalay Bay Loan Combination documents is not to exceed $500,000 (provided, however, the MGM Grand & Mandalay Bay Borrowers are not required to maintain the coverages on the MGM Grand & Mandalay Bay Properties as required in the MGM Grand & Mandalay Bay Loan Combination documents for long as (A) the Master Lease is in full force and effect, (B) no default by MGM Tenant beyond any applicable notice and cure period has occurred and is continuing under the Master Lease and (C) MGM Tenant maintains insurance policies on each Property that satisfies the requirements set forth in the MGM Grand & Mandalay Bay Loan Combination documents (the “MGM/Mandalay Policies”) except the lender acknowledged and agreed in the MGM Grand & Mandalay Bay Loan Combination documents that the MGM/Mandalay Policies are permitted to vary from MGM Grand & Mandalay Bay Loan Combination documents with respect to (x) the named storm sublimit which may be no less than $700,000,000 per occurrence and (y) any property or terrorism deductible, which may be no greater than $5,000,000) including without limitation, naming the lender as mortgagee/loss payee and additional insured, as applicable (collectively, conditions (A) through (C) are the “MGM/Mandalay Tenant Insurance Conditions”). If the MGM/Mandalay Tenant Insurance Conditions are not met and TRIPRA is no longer in effect, but terrorism insurance is commercially available, then the MGM Grand & Mandalay Bay Borrowers will be required to maintain terrorism insurance but will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium payable in respect of the MGM Grand & Mandalay Bay Properties and business interruption/rental loss insurance required under the related loan documents (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption/rental loss insurance) and if the cost of terrorism insurance exceeds such amount, Borrower will be required purchase the maximum amount of terrorism insurance available with funds equal to such amount.

In addition, so long as the MGM/Mandalay Tenant Insurance Conditions are satisfied, terrorism insurance for the MGM Grand & Mandalay Bay Properties may be written by a non-rated captive insurer subject to certain conditions set forth in the Master Lease, including, among other things: (i) TRIPRA is in full force and effect; (ii) the terrorism policy issued by such captive insurer, together with any other qualified terrorism policies in-place, provide per occurrence limit in an amount not less than replacement cost and rent loss coverage as otherwise required; (iii) except with respect to deductibles permitted under the Master Lease, covered losses that are not reinsured by the federal government under TRIPRA and paid to the captive insurer are be reinsured with a cut-through endorsement by an insurance company rated “A” by S&P and “A2” by Moody’s (to the extent Moody’s rates securities which represent an interest in the MGM Grand & Mandalay Bay Loan Combination and rates the applicable insurance company); (iv) all reinsurance agreements between the captive insurer and other reinsurance providers will be subject to the reasonable approval of the lender; and (v) such captive insurer is licensed in the State of Nevada or other jurisdiction to the extent reasonably approved by the lender and qualified to issue the terrorism policy in accordance with applicable legal requirements. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus

LOAN #6: Pittock Block

LOAN #6: Pittock Block

PEARL DISTRICT
OLD TOWN CHINATOWN
Pittock Block
WEST END
DOWNTOWN
FIBER OPTIC CARRIERS*
HIBERNIA
CENTURYLINK
LEVEL 3
TELIA
WAVE BUSINESS
WINDSTREAM
WESTERN INDEPENDENT
INTEGRA
LS NETWORK
ZAYO
ELECTRIC LIGHTWAVE 1

LOAN #6: Pittock Block

LOAN #6: Pittock Block

Pittock Block
921 Southwest Washington Street
Portland, OR 97205
PEARL DISTRICT
BREWERY BLOCKS
OLD TOWN CHINATOWN
DOWNTOWN
PORTLAND TRANSIT MALL
NW IRVING ST
NW HOYT ST
NW GLISAN ST
NW FLANDERS ST
NW EVERETT ST
NW DAVIS ST
NW COUCH ST
W BURNSIDE ST
NW BURNSIDE ST
NW BROADWAY
NW 6TH AVE
NW 10TH AVE
NW 14TH AVE
NW 15TH AVE
SW WASHINGTON ST
SW ALDER ST
SW MORRISON ST
SW YAMHILL ST
SW TAYLOR ST
SW SALMON ST
SW MAIN ST
SW MADISON ST
SW JEFFERSON ST
SW COLUMBIA ST
SW PINE ST
SW OAK ST
SW STARK ST
SW BROADWAY AVE
SW PARK AVE
SW 5TH AVE
SW 6TH AVE
SW 4TH AVE
SW 3RD AVE
SW 2ND AVE
SW 1ST AVE
SW 10TH AVE
SW 11TH AVE
SW 12TH AVE
SW NAITO PKWY
Pioneer Square
O'Bryant Square
405
Portland
Vancouver
Orchards
North Plains
Camas
Hillsboro
Troutdale
Beaverton
Gresham
Tigard
Milwaukie
Happy Valley
Clackamas
Tualatin
Sherwood
Oregon City
Wilsonville
Canby
MAP © 2021 CARTIFACT
DATA © OSM CONTRIBUTORS

LOAN #6: Pittock Block

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	JPMCB
Location (City/State)	Portland, Oregon	Cut-off Date Balance(5)	$75,000,000
Property Type(1)	Mixed Use	Cut-off Date Balance per SF(4)	$473.63
Size (SF)	297,698	Percentage of Initial Pool Balance	[ ]%
Total Occupancy as of 12/21/2020(2)	71.4%	Number of Related Mortgage Loans	None
Owned Occupancy as of 12/21/2020(2)	71.4%	Type of Security	Fee Simple
Year Built / Latest Renovation	1913 / 2001	Mortgage Rate	3.299404%
Appraised Value	$329,000,000	Original Term to Maturity (Months)	120
Appraisal Date	12/7/2020	Original Amortization Term (Months)	NAP
Borrower Sponsor(3)	Harrison Street Real Estate Capital LLC and	Original Interest Only Term (Months)	120
1547 Critical Systems Realty	First Payment Date	2/1/2021
Property Management	1547 Datacenter Management Services, LLC	Maturity Date	1/1/2031

Underwritten Revenues	$17,467,929
Underwritten Expenses	$5,439,415	Escrows(6)
Underwritten Net Operating Income (NOI)	$12,028,514	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$11,224,726	Taxes	$0	$0
Cut-off Date LTV Ratio(4)	42.9%	Insurance	$0	$0
Maturity Date LTV Ratio(4)	42.9%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(4)	2.55x / 2.38x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(4)	8.5% / 8.0%	Other(7)	$9,012,030	$0

Sources and Uses
Sources	$	%	Uses	$	%
Senior Notes Amount	$141,000,000	41.6%	Purchase Price	$326,000,000	96.1%
Subordinate Debt Amount	22,470,000	6.6	Holdback Reserve	7,500,000	2.2
Principal’s New Cash Contribution	175,849,656	51.8	Closing Costs	4,307,626	1.3
Upfront Reserves	1,512,030	0.4
Total Sources	$339,319,656	100.0%	Total Uses	$339,319,656	100.0%

(1)	The Pittock Block Property (as defined below) is comprised of 191,284 SF of office space, 81,906 SF of colocation, data center and Meet-Me-Room space, 19,981 SF of retail space, 3,831 SF of storage space and 696 SF of roof space.

(2)	Total Occupancy as of 12/21/2020 and Owned Occupancy as of 12/21/2020 exclude the Portland NAP (as defined below).

(3)	The nonrecourse carve-out guarantor is 1547 Data Center Real Estate Fund II, L.P. HSRE Social Infrastructure REIT Holding I, LLC has also entered into the Oregon Moratorium Guaranty Agreement. (See “—COVID Update” below).

(4)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Pittock Block Senior Pari Passu Notes (as defined below) and the underwriting which excludes a new license agreement that is expected to be signed with a Fortune 10 technology company totaling $837,000 in underwritten rent. A $7,500,000 holdback was reserved at closing that will be released to the borrower upon, among other things, execution of the new license agreement. See “—Escrows” below. Net of this holdback, the Cut-off Date LTV Ratio on the Pittock Block Senior Pari Passu Notes and the Pittock Block Loan Combination is 40.6% and 47.4%, respectively.

(5)	The Cut-off Date Balance of $75,000,000 represents the non-controlling note A-1, and is part of the Pittock Block Loan Combination (as defined below) which is evidenced by three senior pari passu notes and one junior note and has an aggregate outstanding principal balance as of the Cut-off Date of $163,470,000. See “—The Mortgage Loan” below.

(6)	See “—Escrows” below.

(7)	Upfront Other Reserve includes a (i) $7,500,000 holdback to be released upon satisfaction of certain conditions (as described in “—Escrows” below) and (ii) a $1,512,029.60 debt service reserve.

■	The Mortgage Loan. The mortgage loan (the “Pittock Block Loan”) is part of a loan combination (the “Pittock Block Loan Combination”) evidenced by three pari passu notes (collectively, the “Pittock Block Senior Pari Passu Notes”) with an aggregate principal balance as of the Cut-off Date of $141,000,000 and one subordinate note (the “Pittock Block Junior Note”) with an aggregate principal balance as of the Cut-off Date of $22,470,000. The Pittock Block Junior Note is subordinate to the Pittock Block Senior Pari Passu Notes as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations—The Pittock Block Pari Passu-AB Loan Combination” in the Preliminary Prospectus. The aggregate outstanding principal balance as of the Cut-off Date of all notes evidencing the Pittock Block Loan Combination is $163,470,000. The Pittock Block Loan Combination is secured by a first mortgage encumbering the borrower’s fee simple interest in a 297,698 SF mixed-use building located in Portland, Oregon, comprised of office, retail, colocation and data center components (the “Pittock Block Property”). The Pittock Block Loan, which is evidenced by the non-controlling note A-1, has an outstanding principal balance as of the Cut-off Date of $75,000,000 and represents approximately [ ]% of the Initial Pool Balance. The “Loan Combination Summary” table below summarizes the remaining promissory notes. The Pittock Block Senior Notes accrue interest at a fixed rate of approximately 3.299404% per annum and the Pittock Block Junior Note accrues interest at a fixed rate of approximately 5.85000% per annum. The proceeds of the Pittock Block Loan Combination were used to finance the acquisition of the Pittock Block Property, fund a holdback reserve, pay closing costs and fund upfront reserves.

LOAN #6: Pittock Block

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$75,000,000	$75,000,000	Benchmark 2021-B23	No(2)
Note A-2	45,000,000	45,000,000	JPMCB(1)	No
Note A-3	21,000,000	21,000,000	JPMCB(1)	No
Note B(3)	22,470,000	22,470,000	Unaffiliated Third Party Investor(3)	Yes(2)
Total	$163,470,000	$163,470,000

(1)	Expected to be contributed to one or more future securitization transactions.

(2)	The holder of the Pittock Block Junior Note will have the right to appoint the special servicer of the Pittock Block Loan Combination and to direct certain decisions with respect to Pittock Block Loan Combination, unless a control appraisal event exists under the related co-lender agreement; after the occurrence of a control appraisal event with respect to the Pittock Block Junior Note, the holder of the Pittock Block Note A-1 will have such rights. The Pittock Block Loan Combination will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2021-B23 securitization.

(3)	The Pittock Block Junior Note is expected to be sold to a third-party investor.

The Pittock Block Loan Combination, with an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires monthly payments of interest only for the term of the Pittock Block Loan Combination. The scheduled maturity date of the Pittock Block Loan Combination is the due date in January 2031. Provided no event of default has occurred and is continuing, the Pittock Block Loan Combination may be voluntarily prepaid in whole (but not in part) at any time during the term of the Pittock Block Loan Combination, other than within 60 days prior to or after a securitization of any portion of the Pittock Block Loan Combination with the payment of a yield maintenance premium. Voluntary prepayment of the Pittock Block Loan Combination without payment of a yield maintenance premium is permitted on or after the due date in October 2030.

■	COVID-19 Update. As of January 18, 2021 the Pittock Block Property is open for business, however, a majority of the tenants are working remotely. 11 tenants, representing approximately 26.625 SF (8.9% NRA) have requested rent relief. According to the borrower sponsor, it collected approximately 74% and 82% of rent payments in November 2020 and December 2020, respectively. As of January 18, 2021, the Pittock Block Loan Combination is not subject to any modification or forbearance requests.

The Pittock Block Property is subject to the Oregon Enforcement Moratorium, an executive order by the governor of the State of Oregon placing a temporary moratorium on certain evictions and terminations of rental agreements and leases in response to the COVID-19 pandemic. 1547 Data Center Real Estate Fund II L.P., a Delaware limited partnership pursuant to the Guaranty Agreement, and HSRE Social Infrastructure REIT Holding I, LLC, a Delaware limited liability company pursuant to a separate guaranty agreement (said guaranty agreement, the “Oregon Moratorium Guaranty Agreement”) have each provided (i) a recourse for losses if the lender is actually unable to exercise any remedies set forth in the Pittock Block Loan Combination documents (other than a Foreclosure Remedy, as defined below), and (ii) full recourse in the event that, after the occurrence of an event of default, the lender is actually unable to (including, without limitation, if the lender is forced to forbear from) foreclose, appoint a receiver, accept a deed-in-lieu or take any other similar action to dispossess the borrower of the Pittock Block Property in connection with an exercise of remedies under the Pittock Block Loan Combination documents (a “Foreclosure Remedy”) as a direct result of the Oregon Enforcement Moratorium.

■	The Mortgaged Property. The Pittock Block Property is an eight-story, 297,698 SF mixed-use office, retail, colocation and data center building located in the central business district of Portland, Oregon, occupying the entire city block bounded by Southwest Washington Street, Southwest 10th Street, Southwest Harvey Mil Street and Southwest 9th Street. The Pittock Block Property is comprised of 191,284 SF of office space (approximately 64.3% of NRA), 81,906 SF of colocation, data center and Meet-Me-Room (“MMR”) space (27.5% of NRA), 19,981 SF of retail space (6.7% of NRA), 3,831 SF of storage space (1.3% of NRA) and 696 SF of roof space (0.2% of NRA). The Pittock Block Property was originally constructed in 1913 and was renovated in 2001 into a major telecommunications internet exchange for the west coast region. The Pittock Block Property is one of five major internet exchanges on the west coast and one of 11 major internet exchanges in the United States and serves as one of two primary internet exchanges for the Northwest (Westin Building in Seattle is the other major internet exchange). The Pittock Block Property’s internet exchange (“Portland Network Access Point” or “Portland NAP”) includes 16 fiber-optic carriers and 179 other service providers, hosting companies such as Facebook and Zayo and supports a critical IT load reported at 7,000 kilowatts. In addition, the Northwest Access Exchange (“NWAX”) is hosted at the Pittock Block Property. NWAX is a carrier neutral internet exchange serving over 80 public and private networks.

LOAN #6: Pittock Block

Portland NAP

The Portland NAP currently has 335 colocation cabinets and 65 additional cages with 286 cabinets and 50 cages occupied. Colocation cabinets are similar to cabinets in traditional data centers where tenants can house servers, networking equipment and other data center equipment; however, the landlord is responsible for operation of the data center, and the tenant pays for the number of cabinets they are using as well as power usage. The previous owner recently invested over $4.5 million to convert the Pittock Block Property’s T-100 level into additional colocation space, spurring Facebook to invest further into the property, expanding into 70 colocation cabinets and retaining the opportunity to expand into an additional 20 cabinets. Additionally, a Fortune 10 technology company is expected to sign a license for an additional 31 cabinets in January 2021. The Pittock Block Loan Combination was structured with a $7.5 million holdback reserve and funds will be released to the borrower upon satisfaction of the Holdback Release Conditions (as defined below) associated with the execution of a new license agreement for no fewer than 31 cabinets with annual rent / license fees in an amount not less than $837,000. All floors at the Pittock Block Property can house a colocation center, with the Pittock Block Property having approximately 225,000 SF of data center potential through the conversion of the traditional office space at the Pittock Block Property.

The MMR is a common area in internet exchanges where tenants can connect to one or more carriers. Tenants in the Portland NAP need to be connected to the right carriers in order to ensure that their customers are able to receive the content that they require and the latency needs to be low in order for the customers to receive the content quickly. This peering process is what makes an internet exchange possible, and it is extremely cost-prohibitive for this ecosystem to move, as long-haul connections, subsea connections, and terrestrial points all come together at the Pittock Block Property. The MMR currently contains 5,500 cross-connects with the capacity for 12,500 cross-connects with in-place infrastructure. Additionally, the MMR has the ability to expand by two to six times its current capacity, offering significant opportunity for further revenue growth. When using a cross connect at the Pittock Block Property, tenants also need to have access to a panel. Currently, there are 1,496 panels built at the Pittock Block Property, with 846 of these housing a cross connect. The 650 panels that are not in use are not due to tenants having vacated but instead because the tenants are building the panels ahead of time with the understanding that they will use them as their demand grows.

The Pittock Block Property also benefits from its proximity to the Hillsboro data center market, which offers direct access to several trans-Pacific submarine cables. Undersea cables connecting Oregon with Asia allows operators in the data center space to provide remote “Infrastructure-as-a-Service” to Asian-based users. As the only major internet exchange in Oregon, the Pittock Block Property directly benefits from its role as the access point for Asian-based users to the rest of the United States. The Hillsboro data center market continues to expand the number of Pacific markets it serves, which is anticipated to be a significant revenue driver for the Pittock Block Property.

The Portland NAP accounts for approximately 74.1% of underwritten rent at the Pittock Block Property or approximately $12.2 million of rent (including rent associated with the new license expected to be signed with a Fortune 10 technology company). Revenue from the Portland NAP comes from four main sources: (i) colocation income which comes from license agreements for the colocation cabinets with a set level of power usage, (ii) cross connect income which is additional rent paid for connections to the MMR as well as panels installed in the MMR, (iii) connection income which consists of charges to the tenant for installation of new cabinets, cross connections to the MMR, or installation of new panels in the MMR, and (iv) circuit fee income which is overage charges for tenants exceeding their power usage limits on their colocation cabinets.

The largest Portland NAP tenant, a Fortune 10 technology company (18.2% of underwritten colocation and cross connect rent including the additional license agreement they are expected to sign), is a global cloud platform offering over 175 fully featured services to millions of customers including startups, large enterprises and government agencies. The company has licensed colocation cabinets in the Portland NAP since 2011.

The second largest Portland NAP tenant, Facebook (16.2% of underwritten colocation and cross connect rent including the additional license agreement that is expected to be signed by a Fortune 10 technology company). (NASDAQ: FB) is the largest social networking site worldwide, with over 2.7 billion active users and offices in over 80 cities and is considered one of the “Big Four” technology companies along with Amazon, Apple and Google. Headquartered in Menlo Park, California, Facebook has also acquired numerous other companies including Instagram, Oculus and WhatsApp. Facebook has licensed colocation cabinets in the Portland NAP since 2013 and recently expanded into 70 additional cabinets in 2020, retaining the opportunity to expand into 20 more colocation cabinets.

LOAN #6: Pittock Block

The following table presents certain information relating to the tenants of the Portland NAP at the Pittock Block Property:

Ten Largest Tenants by Underwritten Colocation and Cross Connect Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Underwritten Colocation and Cross Connect Rent	% of Total Underwritten Colocation and Cross Connect Rent	Lease Start Date(3)	Lease Expiration
Fortune 10 Technology Company(4)	A+/A2/AA-	$2,221,140	18.2%	1/1/2011	MTM
Facebook(5)	NR/NR/NR	1,983,600	16.2%	3/15/2013	1/31/2025
Multi-National Corporation	NR/NR/NR	1,128,060	9.2%	11/1/2009	MTM
Zayo(6)	NR/Caa1/B	901,488	7.4%	2/1/2003	12/31/2022
Charter	NR/Ba2/BB+	668,352	5.5%	10/1/2008	MTM
Wave	NR/Caa1/NR	360,540	3.0%	6/26/2001	MTM
Centurylink	BB/Ba3/BB	344,340	2.8%	5/1/2001	MTM
Axiom Data Science	NR/NR/NR	241,380	2.0%	11/15/2016	MTM
CN Servers	NR/NR/NR	213,840	1.7%	1/1/2011	MTM
AT&T	A-/Baa2/BBB	207,600	1.7%	8/1/1997	MTM
Ten Largest Colocation Tenants		$8,270,340	67.7%
Remaining Colocation Tenants		3,950,820	32.3%
Total		$12,221,160	100.0%

(1)	Based on the underwritten rent roll dated December 21, 2020.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Lease Start Date represents when each tenant first started operating at the Portland NAP. Most of the tenants have expanded over time under separate license agreements.

(4)	The Underwritten Colocation and Cross Connect Rent for the Fortune 10 technology company includes the new license agreement with $837,000 in underwritten rent.

(5)	Facebook has three separate license agreements for colocation space of which (i) two license agreements collectively representing $1,458,000 in underwritten rent are set to expire in January 2025 and (ii) one license agreement representing $525,600 in underwritten rent is on a month to month basis.

(6)	Zayo has seven separate license agreements for the colocation space of which (i) one license agreement representing $364,152 in underwritten rent is set to expire in December 2022, (ii) two license agreements collectively representing $174,840 in underwritten rent are on a month to month basis, (iii) two license agreements collectively representing $127,296 in underwritten rent are set to expire in March 2021, (iv) one license agreement representing $122,400 in underwritten rent is set to expire in July 2021 and (v) one license agreement representing $112,800 in underwritten rent is set to expire in April 2021.

Non-Portland NAP Space

As of December 21, 2020, the Pittock Block Property excluding the Portland NAP (the “Non-Portland NAP Space”), which consists primarily of office and retail space, was 71.4% occupied by a diversified roster of 51 tenants, including 34 office tenants, seven retail tenants, six Telco/NNN Powered Shell tenants, three storage tenants and one roof tenant. The Telco/NNN Powered Shell space at the Pittock Block Property represents data center space with power and connectivity already in place that tenants can build out to their own specifications. The Pittock Block Property’s ten largest tenants occupy approximately 84,324 square feet (39.1% of net rentable area in the Non-Portland NAP Space). For purposes of this section, square feet and base rent figures exclude the Portland NAP.

The largest Non-Portland NAP Space tenant, Zayo / Integra Telecom Holdings, Inc. (“Zayo”) (5,696 SF; 2.6% of NRA; 9.6% of UW Base Rent), is a privately held company headquartered in Boulder, Colorado with more than 3,700 employees. Founded in 2007, Zayo provides mission-critical fiber bandwidth to global companies with a fiber network that spans approximately 133,000 miles across 44 data centers servicing approximately 400 markets. Zayo was formerly traded on the New York Stock Exchange under the ticker ZAYO, but was taken private in 2020 in a $14.3 billion leveraged buyout, which was the second largest leveraged buyout since 2008. Zayo has been in occupancy in the Non-Portland NAP Space since 2011 and has leased colocation cabinets in the Portland NAP since 2000.

The second largest Non-Portland NAP Space tenant, Hennebery Eddy Architects (13,696 SF; 6.3% of NRA; 9.1% of UW Base Rent) is an architecture, planning and interior design firm with a focus in historic resources and net-positive design solutions. Headquartered at the Pittock Block Property, Hennebery Eddy Architects serves clients throughout the West and has an additional office in Bozeman, Montana. Hennebery Eddy Architects has been a tenant at the Pittock Block Property since 2000, and recently executed a renewal through July 2027.

The third largest Non-Portland NAP Space tenant, LS Networks (15,238 SF; 7.1% of NRA; 8.0% of UW Base Rent), is the largest, locally-owned fiber optic network in the Pacific Northwest. Headquartered at the Pittock Block Property, LS Networks serves business, government, healthcare, education and other enterprises with a focus on rural communities in the Northwest. LS Networks has been in occupancy in the Non-Portland NAP Space since 2004 and has leased colocation cabinets in the Portland NAP since 2003.

LOAN #6: Pittock Block

The following table presents certain information relating to the tenants of the Non-Portland NAP Space at the Pittock Block Property:

Ten Largest Tenants by Underwritten Base Rent(1)

Tenant Name	Property Type	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Zayo / Integra Telecom Holdings, Inc.(4)	Telco/NNN Powered Shell	NR/Caa1/B	5,696	2.6%	$410,686	9.6%	$72.10	8/31/2030	None
Hennebery Eddy Architects(5)	Office	NR/NR/NR	13,696	6.3%	391,294	9.1%	$28.57	7/31/2027	None
LS Networks(6)	Office	NR/NR/NR	15,238	7.1%	340,441	8.0%	$22.34	7/31/2021	1, 1-year option
Sagacity Media Inc.(7)	Office	NR/NR/NR	11,936	5.5%	286,474	6.7%	$24.00	3/31/2023	1, 5-year option
Oregon Symphony(8)	Office	NR/NR/NR	10,701	5.0%	262,176	6.1%	$24.50	10/31/2023	None
DCI - D’Amato, Conversano, Inc.	Office	NR/NR/NR	7,981	3.7%	257,844	6.0%	$32.31	8/31/2026	1, 5-year option
Peaberry Software	Office	NR/NR/NR	5,803	2.7%	147,756	3.5%	$25.46	10/14/2021	1, 3-year option
BAAS	Office	NR/NR/NR	5,240	2.4%	147,444	3.4%	$28.14	4/30/2025	1, 5-year option
WCI Cable(9)	Telco/NNN Powered Shell	NR/NR/NR	2,850	1.3%	130,601	3.1%	$45.82	10/31/2029	None
Krowdsourced, Inc(10)	Office	NR/NR/NR	5,183	2.4%	128,124	3.0%	$24.72	6/30/2025	None
Ten Largest Owned Tenants			84,324	39.1%	$2,502,839	58.5%	$29.68
Remaining Owned Tenants(11)			69,695	32.3%	1,775,893	41.5%	$25.48
Total Occupied			154,019	71.4%	$4,278,732	100.0%	$27.78
Vacant(12)			61,773	28.6%
Total			215,792	100.0%

(1)	Based on the underwritten rent roll dated December 21, 2020.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes rent steps through December 2021 and 10% haircuts for tenants that are currently experiencing rent relief.

(4)	Zayo / Integra Telecom Holdings, Inc. has a Telco lease at the Pittock Block Property, which is for suites in the building that have additional power and cooling supply compared to general office/retail suites.

(5)	Hennebery Eddy Architects leases 13,696 SF of which (i) 13,522 SF is office space leased for $28.84 PSF and is set to expire in July 2027 and (ii) 174 SF is storage space leased for approximately $7.59 PSF on a month to month basis.

(6)	LS Networks leases 15,238 SF of which (i) 14,821 SF is office space leased for $22.73 PSF and is set to expire in July 2021 and (ii) 417 SF is storage space leased for approximately $8.49 PSF on a month to month basis.

(7)	Sagacity Media Inc. leases 11,936 SF of which (i) 11,850 SF is office space leased for $24.13 PSF and is set to expire in March 2023 and (ii) 86 SF is storage space leased for approximately $6.28 PSF on a month to month basis.

(8)	Oregon Symphony leases 10,701 SF of which (i) 10,229 SF is office space leased for $25.34 PSF and is set to expire in October 2023 and (ii) 472 SF is storage space leased for approximately $6.23 PSF on a month to month basis.

(9)	WCI Cable leases 2,850 SF of office space set to expire in October 2029 of which (i) 2,000 SF is leased for 43.63 PSF and (ii) 850 SF is leased for $50.98 PSF.

(10)	Krowdsourced, Inc has the one time right to terminate its lease effective June 30, 2023 with 12 months prior written notice and payment of an early termination fee of $64,680.

(11)	Remaining Owned Tenants is inclusive of a 2,000 square foot management office with no attributable underwritten base rent.

(12)	Vacant space includes 55,791 SF of office space, 3,179 SF of retail space and 923 square feet of storage space.

The following table presents certain information relating to the lease rollover schedule for the Non-Portland NAP Space at the Pittock Block Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	12,878	6.0%	6.0%	$271,342	6.3%	$21.07	29
2021	35,746	16.6%	22.5%	888,984	20.8%	$24.87	14
2022	24,301	11.3%	33.8%	555,806	13.0%	$22.87	9
2023	30,975	14.4%	48.1%	857,559	20.0%	$27.69	7
2024	553	0.3%	48.4%	14,628	0.3%	$26.45	1
2025	17,017	7.9%	56.3%	458,391	10.7%	$26.94	6
2026	8,481	3.9%	60.2%	300,760	7.0%	$35.46	2
2027	13,522	6.3%	66.5%	389,974	9.1%	$28.84	2
2028	0	0.0%	66.5%	0	0.0%	$0.00	0
2029	2,850	1.3%	67.8%	130,601	3.1%	$45.82	2
2030	5,696	2.6%	70.4%	410,686	9.6%	$72.10	1
2031 & Thereafter(3)	2,000	0.9%	71.4%	0	0.0%	$0.00	0
Vacant	61,773	28.6%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	215,792	100.0%		$4,278,732	100.0%	$27.78	73

(1)	Based on the underwritten rent roll dated December 21, 2020.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.

(3)	2031 & Thereafter is inclusive of a 2,000 square foot management office with no underwritten base rent.

LOAN #6: Pittock Block

The following table presents certain information relating to historical leasing for the Non-Portland NAP Space at the Pittock Block Property:

Historical Leased%(1)(2)

2017	2018	2019(3)	As of 12/21/2020(3)(4)
82.8%	85.7%	88.7%	71.4%

(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Occupancy figures shown exclude the Portland NAP.

(3)	The change in occupancy from 2019 to 12/21/2020 is primarily attributable to an office tenant occupying approximately 19,228 vacating in November 2020.

(4)	Based on the underwritten rent roll dated December 21, 2020.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Pittock Block Property:

Cash Flow Analysis(1)

	2017	2018	2019	TTM 11/30/2020	UW With New Fortune 10 Technology Company License	UW Without New Fortune 10 Technology Company License	Underwritten $ per SF
Base Rent(2)	$3,431,224	$4,027,867	$4,359,091	$4,368,598	$4,278,732	$4,278,732	$14.37
Vacant Income	0	0	0	0	1,622,923	1,622,923	5.45
Gross Potential Rent	$3,431,224	$4,027,867	$4,359,091	$4,368,598	$5,901,655	$5,901,655	$19.82

Total Reimbursements	1,111,998	1,350,416	1,697,474	999,728	1,031,254	1,006,292	3.38
Colocation Income	6,311,688	6,396,294	6,752,559	7,632,953	9,673,590	8,912,190	29.94
Cross Connect Income(3)	1,833,633	2,004,128	2,215,586	2,398,766	2,547,570	2,636,370	8.86
Connection Income	477,927	328,614	260,700	1,162,438	815,849	815,849	2.74
Circuit Fee Income	0	0	91,475	581,925	95,221	95,221	0.32
Vacancy & Credit Loss	0	0	0	0	(1,906,512)	(1,899,648)	(6.38)
Concessions	0	0	(19,740)	(469,809)	0	0	0.00
Effective Gross Income	$13,166,469	$14,107,319	$15,357,144	$16,674,600	$18,158,626	$17,467,929	$58.68

Real Estate Taxes	517,396	561,203	619,531	561,203	613,607	613,607	2.06
Insurance	194,994	254,275	292,010	489,041	80,000	80,000	0.27
Management Fee	614,115	423,220	460,714	500,238	544,759	524,038	1.76
Other Operating Expenses	2,211,262	3,796,178	3,965,073	4,076,679	4,335,980	4,221,770	14.18
Total Operating Expenses	$3,537,767	$5,034,876	$5,337,329	$5,627,162	$5,574,346	$5,439,415	$18.27

Net Operating Income(4)	$9,628,702	$9,072,443	$10,019,815	$11,047,438	$12,584,281	$12,028,514	$40.41
TI/LC	0	0	0	0	702,570	702,570	2.36
Replacement Reserves	0	0	0	0	101,217	101,217	0.34
Net Cash Flow	$9,628,702	$9,072,443	$10,019,815	$11,047,438	$11,780,493	$11,224,726	$37.71

Occupancy(5)	82.8%	85.7%	88.7%	84.3%(5)	71.4%(6)(7)	71.4%(6)(7)
NOI Debt Yield(8)	6.8%	6.4%	7.1%	7.8%	8.5%	8.9%
NCF DSCR(8)	2.04x	1.92x	2.12x	2.34x	2.38x	2.50x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Base Rent is inclusive of rent steps through December 2021 and 10% haircuts for tenants that are currently experiencing rent relief.

(3)	The pending license agreement with the Fortune 10 technology company includes a provision that lowers cross-connect fees that the company pays by $88,800.

(4)	The increase in TTM 11/30/2020 Net Operating Income from 2019 Net Operating Income is primarily attributable to a new colocation license executed by Facebook for 70 additional cabinets.

(5)	Occupancy figures exclude the Portland NAP space.

(6)	The change in occupancy from TTM 11/30/2020 to the UW occupancy is primarily attributable to an office tenant occupying approximately 19,228 vacating in November 2020. UW Base Rent was in line with the TTM 11/30/2020 Base Rent due to a variety of tenants executing renewal agreements with higher rents over the same period as well as rent steps included in the underwriting.

(7)	Based on the underwritten rent roll dated December 21, 2020.

(8)	Metrics are calculated based on the Pittock Block Senior Pari Passu Notes.

■	Appraisal. According to the appraisal, the Pittock Block Property had an “as-is” appraised value of $329,000,000 as of December 7, 2020.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Discounted Cash Flow Approach	$329,000,000	6.25%	5.25%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated December 28, 2020, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the Pittock Block Property.

LOAN #6: Pittock Block

■	Market Overview and Competition. The Pittock Block Property is located in Downtown Portland occupying an entire city block adjacent to O’Bryant Square. The Pittock Block Property is also located approximately 0.2 miles away from Pioneer Courthouse Square, commonly known as “Portland’s Living Room,” which is surrounded by high street retail options, diverse dining options, and immediate access to Portland’s transit system. The Pittock Block Property is served by two major thoroughfares: Interstate 5, which is the main north-south interstate on the West Coast connecting Portland to Seattle and San Diego, and Interstate 405, which forms a loop that travels around Downtown Portland west of the Willamette River. The area’s primary public transportation system, TriMet, provides service throughout northwest Oregon and southwest Washington via bus and light rail lines. Additionally, the West End of Portland is served by the Portland Streetcar system, operating from South Waterfront north into the Pearl and Northwest Portland districts, with a stop one block away from the Pittock Block Property. The system currently has two routes, measuring approximately 7.2 miles end to end. Portland International Airport is an approximately 20 minute drive from the Pittock Block Property.

The Pittock Block Property is located in the Greater Portland/Hillsboro data center market. The Hillsboro data center market has seen strong demand recently due to having no city, county or state sales taxes, a property tax abatement program for data centers, and continued reductions in utility costs through new renewable green/energy offerings. Hillsboro is also the location of Wave Business’s fiber-based Ring I, which is a cross-connect facility for several trans-Pacific submarine cables that connect six data centers. Wave Business recently completed Ring II, which is a 3,456 strand fiber optic network that provides access to 13 major data centers in the Hillsboro market and serves nine Pacific markets including China, Taiwan, Japan, Korea and Hawaii. The Pittock Block directly benefits from developments in the Hillsboro data center market as it is the only major internet exchange in the region and in Oregon.

The Pittock Block Property is located in the CBD office submarket within the greater Portland office market. The CBD submarket contains approximately 28.5 million square feet of office inventory and is bordered by North Russell Street to the north, Interstate 5 to the south, Southeast Grand Avenue to the east and Interstate 405 to the west. The Pittock Block Property’s in-place weighted average office rent is $24.54 per square foot, which compares favorably to the appraisal’s concluded office market rent, ranging between $25.00 and $28.00 per square foot, as demonstrated in the table below. Additionally, the Pittock Block Property’s in-place weighted average Telco/NNN Powered Shell rent is $66.52 per square foot, which is below the appraisals concluded Telco/NNN Powered Shell rent of $70.00 per square foot.

Summary of Appraisal’s Concluded Office Market Rent(1)

Floor(s)	Appraisal’s Concluded Office Market Rent PSF
1-2	$25.00
3-4	$26.00
5-6	$27.00
7-8	$28.00
Telco/NNN Powered Shell	$70.00

(1)	Source: Appraisal.

LOAN #6: Pittock Block

The following table presents certain information relating to the primary office competition for the Pittock Block property:

Competitive Set – Comparable Office Leases(1)

Location	Total GLA (SF)	Tenant Name	Lease Date / Term	Lease Area (SF)	Monthly Base Rent per SF	Lease Type
921 Southwest Washington Street Portland, Oregon	297,698
610 Southwest Broadway Portland, Oregon	85,463	Oregon CUB	September 2020 / 60 Mos.	2,100	$23.25	Full Service
920 Southwest 6th Avenue Portland, Oregon	263,368	Coinbase, Inc	July 2020 / 72 Mos.	16,347	$29.50	Net
506 Southwest 6th Avenue Portland, Oregon	63,510	Biztech People	July 2020 / 72 Mos.	2,000	$20.81	Full Service
1455 Southwest Broadway Portland, Oregon	171,207	AARP	June 2020 / 55 Mos.	5,509	$35.00	Full Service
1020 Southwest Taylor Street Portland, Oregon	105,442	Education Tour Center	May 2020 / 48 Mos.	1,348	$25.00	Net

(1)	Source: Appraisal.

The Pittock Block Property is located within the CBD retail submarket within the greater Portland retail market. The CBD submarket contains approximately 4.5 million SF of retail inventory, with a vacancy rate of 3.3% and average NNN rents of $21.43 per square foot. The Pittock Block Property’s in-place weighted average retail rent is $26.19 per square foot, which compares favorably to the appraisal’s concluded retail market rent, ranging between $35.00 and $40.00 per square foot, as demonstrated in the table below.

Summary of Appraisal’s Concluded Retail Market Rent(1)

Appraisal’s Concluded Office Market Rent PSF
Retail	$35.00
Prime Retail	$40.00

(1)	Source: Appraisal.

The following table presents certain information relating to the primary retail competition for the Pittock Block Property:

Competitive Set – Comparable Retail Leases(1)

Location	Tenant Name	Lease Date / Term	Lease Area (SF)	Monthly Base Rent per SF	Lease Type
921 Southwest Washington Street Portland, Oregon
600 Northwest 14th Avenue Portland, Oregon	US Outdoor	September 2020 / 48 Mos.	9,076	$24.00	Net
800-818 Northeast Broadway Portland, Oregon	Crafty Wonderland	April 2020 / 48 Mos.	1,447	$23.99	Net
733 Southwest 2nd Avenue Portland, Oregon	Yamhill Pub	March 2020 / 60 Mos.	13,968	$40.00	Net
850 Southwest 5th Avenue Portland, Oregon	Yong Kang Noodle House	March 2020 / 72 Mos.	3,300	$38.00	Net
520 Southwest Yamhill Street Portland, Oregon	Christian Reading Room	January 2020 / 60 Mos.	950	$28.00	Net

(1)	Source: Appraisal.

LOAN #6: Pittock Block

■	The Borrower. The borrower is 1547 CSR – Pittock Block, LLC, a Delaware limited liability company and single purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Pittock Block Loan Combination.

The borrower sponsor is a joint venture between Harrison Street Real Estate Capital LLC (“Harrison Street”) and 1547 Critical Systems Realty and the nonrecourse carve-out guarantor is 1547 Data Center Real Estate Fund II, L.P. HSRE Social Infrastructure REIT Holding I, LLC has also entered into the Oregon Moratorium Guaranty Agreement. Harrison Street is an investment management firm exclusively focused on alternative real assets. Founded in 2005 and with offices in Chicago and London, Harrison Street has invested approximately $36.3 billion across senior housing, student housing, healthcare delivery, life sciences, storage real estate and social and utility infrastructure. Harrison Street has closed on approximately $600.0 million of data center assets with the goal of owning $6.0 billion worth of data centers within five years. 1547 Critical Systems Realty (“1547”) is a leading developer and operator of custom-designed data centers, with over 1.3 billion square feet of data center space across eight cities. 1547 was founded in 2011 by a group of experienced executives from the financial and data center industries with a combined 60 years of industry experience.

■	Escrows. At loan origination, the borrower deposited a (i) $7,500,000 holdback to be released upon satisfaction of the Holdback Release Conditions and (ii) an approximately $1,512,030 debt service reserve.

“Holdback Release Conditions” means either (a) the borrower enters into a data license agreement with the largest tenant, a Fortune 10 technology company, which demises no fewer than 31 cabinets at the Pittock Block Property and provides for annual rent/license fees in an amount not less than $837,000 (the “Data License”), and any payment concessions in favor of the tenant/licensee and/or obligations of the borrower to perform and/or pay for any work in connection with the applicable Data License have either been completed and satisfied in full or the reserve funds have been established with the lender for the purpose of covering the same; or (b) the Pittock Block Property achieves a debt service coverage ratio of 1.95x and a loan to value ratio of 51%.

Tax Reserve. On each due date, the borrower is required to deposit into a tax reserve, on a monthly basis, 1/12 of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (such reserve has been conditionally waived so long as no Cash Sweep Period (as defined below) is continuing and the borrower has provided satisfactory evidence that taxes have been paid meeting the requirements of the Pittock Block Loan Combination documents).

Insurance Reserve. On each due date, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period (such reserve has been conditionally waived so long as no event of default is continuing and the borrower maintains a blanket policy meeting the requirements of the Pittock Block Loan Combination documents).

Replacement Reserve. On each due date during the continuance of a Cash Sweep Event (as defined below), the borrower is required to deposit into a replacement reserve an amount equal to approximately $6,202 for replacement reserves (approximately $0.25 per square foot annually).

TI/LC Reserve. On each due date during the continuance of a Cash Sweep Event, the borrower is required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to approximately $62,017 for tenant improvement and leasing commission obligations (approximately $2.50 per square foot annually).

■	Lockbox and Cash Management. The Pittock Block Loan Combination is structured with a hard lockbox and springing cash management. The borrower was required at loan origination to send tenant direction letters instructing the tenants to deposit all rents and payments into a lender controlled lockbox account. To the extent no Cash Sweep Period is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the Pittock Block Loan Combination documents. To the extent there is a Cash Sweep Period continuing, all excess cash flow after payment of debt service, required reserves and operating expenses are required to be held as additional collateral for the Pittock Block Loan Combination. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the earlier of the payment date next occurring following the related Cash Sweep Event Cure (as defined below) or payment in full of all principal and interest on the Pittock Block Loan Combination.

LOAN #6: Pittock Block

A “Cash Sweep Event” means the occurrence of (i) an event of default or (ii) the date on which the debt service coverage ratio (as calculated in the Pittock Block Loan Combination documents and based on the trailing three-month period immediately preceding the date of determination) is less than 1.50x (a “DSCR Trigger Event”).

A “Cash Sweep Event Cure” means (a) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default or (b) with respect to clause (ii) above, achievement of a debt service coverage ratio (as calculated in the Pittock Block Loan Combination documents and based on the trailing three-month period immediately preceding the date of determination) is at least 1.55x for two consecutive quarters immediately preceding the date of determination; provided, (1) a Cash Sweep Event Cure may occur no more than a total of five times in the aggregate during the term of the Pittock Block Loan Combination and (2) the borrower will have paid all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure.

■	Property Management. The Pittock Block Property is managed by 1547 Datacenter Management Services, LLC, a Delaware limited liability company and an affiliate of the borrower.

■	Current Mezzanine or Secured Subordinate Indebtedness. The Pittock Block Junior Note, with an outstanding principal balance as of the Cut-off Date of $22.47 million, accrues interest at a fixed rate of 5.85000% per annum. The Pittock Block Junior Note has a 120-month term and are interest only for the full term. For additional information, see “Description of the Mortgage Pool—The Loan Combinations—The Pittock Block Pari Passu-AB Loan Combination” in the Preliminary Prospectus.

Based on the total combined debt of $163.47 million, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below:

Financial Information(1)

	Pittock Block Senior Pari Passu Notes	Pittock Block Loan Combination
Cut-off Date Balance	$141,000,000	$163,470,000
Cut-off Date LTV Ratio	42.9%	49.7%
Maturity Date LTV Ratio	42.9%	49.7%
DSCR Based on Underwritten NCF	2.38x	1.86x
Debt Yield Based on Underwritten NOI	8.5%	7.4%

(1)	Calculated based on the underwriting which excludes a new license agreement that is expected to be signed with a Fortune 10 technology company totaling $837,000 in underwritten rent. A $7,500,000 holdback was reserved at closing that will be released to the borrower upon execution of the new license agreement. Net of this holdback, the Cut-off Date LTV Ratio on the Pittock Block Senior Pari Passu Notes and the Pittock Block Loan Combination is 40.6% and 47.4%, respectively.

■	Future Mezzanine or Secured Subordinate Indebtedness. The Pittock Block Loan Combination documents permit the owner of 100% of the direct or indirect interest (the “BMO Mezzanine Equity Collateral”) in the borrower to incur mezzanine financing (the “BMO Mezzanine Loan”) secured by the BMO Mezzanine Equity Collateral (the “Borrower Mezzanine Option”) once during the term of the Pittock Block Loan Combination, upon satisfaction of certain terms and conditions set forth in the Pittock Block Loan Combination documents, including, without limitation, the following: (a) the resulting combined debt service coverage ratio equals or exceeds 1.96x and the resulting combined loan-to-value ratio is equal to or less than 51%; (b) the term of the BMO Mezzanine Loan is co-terminus with the Pittock Block Loan Combination; (c) the parties have entered into an intercreditor agreement; and (d) a rating agency confirmation.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Pittock Block Loan Combination documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the original principal balance of the Pittock Block Loan Combination (with a replacement cost endorsement), plus business interruption coverage in an amount equal to 100% of the projected gross income for the applicable property until the completion of restoration or the expiration of 24 months, with a 12-month extended period of indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $25,000. However, if the Terrorism Risk Insurance Program Reauthorization Act of 2007 (or any successor similar statute) is no longer in effect, the borrower is not required to spend more than two times the then-current premium for a separate “all-risk” or equivalent policy (including business interruption coverage) for terrorism coverage (but is required to purchase the maximum coverage available for such amount). See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #7: waterway plaza

LOAN #7: waterway plaza

The Woodlands
Waterway Plaza
10003 Woodloch Forest Drive
The Woodlands, TX 77380
College Park Shopping Center
CHI St. Luke's Health-The Woodlands Hospital
Houston Methodist-The Woodlands
UT MD Anderson Cancer Center Outpatient Clinic (U/C)
Texas Children's Hospital-The Woodlands
COLLEGE PARK
COLLEGE PARK DR
Alden Bridge Sports Park
Sam Moon Shopping Plaza
SHENANDOAH
Cochran's Crossing
TriEagle Energy
Emerus Corp.
Country Fresh, Inc
GOSLING RD
Portofino Shopping Center
Woodforest Bank Stadium
SLEEPYHOLLOW
RESEARCH FOREST DR
Conn's HomePlus Corp.
Memorial Hermann-The Woodlands Hospital
Oak Ridge High School
Oak Ridge Elementary School
ExxonMobil Hughes Landing
PANTHER CREEK
Pinecroft Center
The Woodlands Mall
Market Street
CHATEAU WOODS
The Cynthia Woods Mitchell Pavilion
Newfield Exploration
Anadarko Petroleum
Wood Ridge Plaza
Parkwood
OAK RIDGE NORTH
Timberloch Place
McCullough Junior High School
WOODLANDS PKY
Entergy
Chevron Phillips Chemical
Tamarac Park
Southshore Park
GROGANS MILL RD
GLEN LOCH DR
The Golf Trails at The Woodlands
Woodlands Country Club Tournament Course
Grogan's Mill Village Center
THE VILLAGE OF GROGAN'S MILL
SAWDUST RD
RAYFORD
Spring Valley Golf Course
MAP © 2021 CARTIFACT
DATA © OSM CONTRIBUTORS
Tomball
Spring
Humble
Jersey Village
Aldine
Dyersdale
Houston
Galena Park
Pasadena

LOAN #7: waterway plaza

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GSMC
Location (City/State)	The Woodlands, Texas	Cut-off Date Balance	$66,000,000
Property Type	Office	Cut-off Date Balance per SF	$295.28
Size (SF)	223,516	Percentage of Initial Pool Balance	4.3%
Total Occupancy as of 1/1/2021	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 1/1/2021	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	2000 / NAP	Mortgage Rate	3.26900%
Appraised Value	$110,000,000	Original Term to Maturity (Months)	120
Appraisal Date	12/4/2020	Original Amortization Term (Months)	NAP
Borrower Sponsor	Golden Eagle Group Inc.	Original Interest Only Period (Months)	120
Property Management	Transwestern	First Payment Date	3/6/2021
Maturity Date	2/6/2031

Underwritten Revenues	$11,730,243
Underwritten Expenses	$3,277,828	Escrows(1)
Underwritten Net Operating Income (NOI)	$8,452,416
Underwritten Net Cash Flow (NCF)	$8,136,915	Taxes	$0	$0
Cut-off Date LTV Ratio	60.0%	Insurance	$37,317	$6,220
Maturity Date LTV Ratio	60.0%	Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF	3.86x / 3.72x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	12.8% / 12.3%	Other(2)	$8,243,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$66,000,000	57.0%	Purchase Price	$107,000,000	92.5%
Principal’s New Cash Contribution	49,708,643	43.0	Upfront Reserves	8,280,317	7.2
Origination Costs	428,326	0.4
Total Sources	$115,708,643	100.0%	Total Uses	$115,708,643	100.0%

(1)	See “—Escrows” below.

(2)	Other upfront reserve represents $6,300,000 of unfunded obligations and $1,943,000 of immediate repairs.

■	The Mortgage Loan. The mortgage loan (the “Waterway Plaza Loan”) is secured by a first deed of trust encumbering the borrower’s fee simple interest in an office property located in The Woodlands, Texas (the “Waterway Plaza Property”). The Waterway Plaza Loan is evidenced by a promissory note with an original principal balance and outstanding principal balance as of the Cut-off Date of $66,000,000, representing approximately 4.3% of the initial pool balance. The Waterway Plaza Loan was originated by Goldman Sachs Bank USA on January 7, 2021. The Waterway Plaza Loan has an interest rate of 3.26900% per annum. The borrower utilized the proceeds of the Waterway Plaza Loan to acquire the Waterway Plaza Property, fund upfront reserves and pay origination costs.

The Waterway Plaza Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Waterway Plaza Loan requires payments of interest only for the entire term of the Waterway Plaza Loan. The stated maturity date is the due date in February 2031. Voluntary prepayment of the Waterway Plaza Loan is prohibited prior to the due date in November 2030. The borrower has the option to defease the entire principal balance of the Waterway Plaza Loan in whole (but not in part) after the first due date following the date that is two years after the securitization closing date.

■	The Mortgaged Property. The Waterway Plaza Property consists of a nine-story, class A office building encompassing 223,516 SF located in The Woodlands, Texas. The Waterway Plaza Property was built in 2000 and sits on a 1.25-acre site. The Waterway Plaza Property has historically been a multi-tenant property with Huntsman International (“Huntsman”) as one of its tenants; however, in 2014 Huntsman executed a ninth amendment of its lease wherein it expanded into 100% of the Waterway Plaza Property. Huntsman’s current lease began on April 1, 2018 and is set to expire on July 31, 2030, subject to two five-year extension options. The Waterway Plaza Property serves as the corporate headquarters for Huntsman.

Huntsman (223,516 SF; 100% of NRA; 100% of UW Base Rent) is the sole tenant at the Waterway Plaza Property. Founded in 1970, Huntsman is a multinational chemical corporation that currently reports a $6.22 billion market capitalization with approximately 10,000 employees. Huntsman offers services across polyurethanes, advanced materials, performance products, and textile effects. Further, it operates across a set of disparate market segments including aerospace and defense, transportation, construction, energy, electronics, and industrial manufacturing.

COVID-19 Update. As of January 14, 2021 the Waterway Plaza Property is open with employees of Huntsman working remotely. Huntsman has paid its rent for November 2020, December 2020 and January 2021. As of January 14, 2021, the Waterway Plaza Loan is not subject to any modification or forbearance requests.

LOAN #7: waterway plaza

The following table presents certain information relating to the tenants at the Waterway Plaza Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Huntsman International	BBB- / Baa3 / BB+	223,516	100.0%	$7,635,307	100.0%	$34.16	7/31/2030	2, 5-year options
Largest Tenants		223,516	100.0%	$7,635,307	100.0%	$34.16
Vacant Space		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		223,516	100.0%	$7,635,307	100.0%	$34.16

(1)	Based on the underwritten rent roll dated January 1, 2021.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

The following table presents certain information relating to the lease rollover schedule at the Waterway Plaza Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	0	0.0	0.0%	0	0.0	$0.00	0
2030	223,516	100.0	100.0%	7,635,307	100.0	$34.16	1
2031	0	0.0	100.0%	0	0.0	$0.00	0
2032 & Thereafter	0	0.0	100.0%	0	0.0	$0.00	0
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	223,516	100.0%		$7,635,307	100.0%	$34.16	1

(1)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this rollover schedule.

(2)	Based on the underwritten rent roll dated January 1, 2021.

The following table presents certain information relating to historical leasing at the Waterway Plaza Property:

Historical Leased %(1)

2017	2018	2019	As of 1/1/2021(2)
100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and reflects year-end occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated January 1, 2021.

LOAN #7: waterway plaza

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Waterway Plaza Property:

Cash Flow Analysis(1)

	2018		2019		T-9 9/30/2020 Ann.		Underwritten		Underwritten $ per SF
Base Rent(2)	$5,157,136		$6,097,889		$7,294,817		$7,635,307		$34.16
Reimbursements	2,573,483		2,854,616		3,276,912		3,324,859		14.66
Vacancy & Credit Loss	0		0		0		(454,224)		(2.02)
Other Income(3)	2,135		1,768		2,124		1,224,403		5.48
Effective Gross Income	$7,732,754		$8,954,273		$10,573,853		$11,730,244		$52.28
Total Operating Expenses	2,872,905		2,939,359		3,070,981		3,277,828		14.65
Net Operating Income	$4,859,849		$6,014,914		$7,502,872		$8,452,416		$37.63
TI/LC	0		0		0		279,739		1.25
Replacement Reserves	0		0		0		35,763		0.16
Net Cash Flow	$4,859,849		$6,014,914		$7,502,872		$8,136,915		$36.22
Occupancy	100.0%		100.0%		100.0%		100.0%
NOI Debt Yield	7.4%		9.1%		11.4%		12.8%
NCF DSCR	2.22	x	2.75	x	3.43	x	3.72	x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments, and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Base Rent is based on the underwritten rent roll dated as of January 1, 2021.

(3)	Underwritten Other Income is inclusive of contractual rent escalations through February 2022.

■	Appraisal. According to the appraisal, the Waterway Plaza Property had an “As-Is” appraised value of $110,000,000 as of December 4, 2020. The appraisal also concluded to an “as dark” value of $52,000,000 as of December 4, 2020.

■	Environmental Matters. According to the Phase I environmental report dated as of November 25, 2020, there are no recognized environmental conditions or recommendations for further action at the Waterway Plaza Property.

■	Market Overview and Competition. The Waterway Plaza Property is located in The Woodlands, Texas. According to a third-party market research report, the Waterway Plaza Property is located within the Houston-The Woodlands-Sugar Land Core-Based Statistical Area (“Houston CBSA”), which has a population of approximately seven million people. The Houston CBSA has a low cost of living, access to healthcare facilities, and jobs across the energy and petrochemical industries. The Houston CBSA also serves as a transportation hub, comprised of the George Bush Intercontinental Airport, a deep-water seaport and the Intracoastal Waterway, multiple major railroads, and extensive highway systems.

The Waterway Plaza Property is located in The Woodlands submarket. According to a third-party market research report, The Woodlands is a master-planned community that includes residential, commercial, business, and industrial segments and is designed to be a self-supporting economy. The Woodlands is home to more than 60,000 residents and over 900 businesses, employing an estimated 22,629 people. Over the last two decades, The Woodlands’ office market has benefited from positive absorption; occupancy for class A office space in The Woodlands is 91% versus 78% in the greater Houston market.

According to the appraisal, the Houston metropolitan area contains approximately 190.4 million SF of office space, which ranks among the top 10 nationally in total office inventory. As of the end of the third quarter 2020, overall gross asking rent averaged $31.51 per SF, representing a year-over-year increase of $1.87 per SF. Prior to the COVID-19 outbreak, the Houston office market had been in the recovery phase since the energy downturn in 2014/2015. In 2017, some tenants in the Houston submarket were forced to temporarily relocate due to the damaging effects of Hurricane Harvey.

According to the appraisal, vacancy in the Houston office market was 23.5% as of the third quarter 2020, due to a combination of the collapse of oil prices in 2014/2015 and the outbreak of the COVID-19 pandemic. According to the appraisal, the office market is expected to continue to recover in 2021 and 2022 before stabilizing in 2023 and beyond.

LOAN #7: waterway plaza

The following table presents certain information relating to the primary office competition for the Waterway Plaza Property:

Competitive Set (1)

Property Name	Submarket	Building SF	Number of Stories	Year Built	Occupancy
Waterway Plaza(2)	The Woodlands	223,516	9	2000	100.0%
CityPlace 1	The Woodlands	149,500	5	2019	32.0%
10000 Energy Drive (South Tower)	The Woodlands	288,609	10	2014	0.0%
One, Two, & Three Hughes Landing	The Woodlands	716,230	8, 12	2013 - 2015	89.0%
Woodlands Town Center 1 & 2	The Woodlands	280,415	6	1998 - 1999	83.0%
3 Waterway Square Place	The Woodlands	232,045	11	2013	87.0%
4 Waterway Square Place	The Woodlands	218,551	9	2008	100.0%

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated as of January 1, 2021.

■	The Borrower. The borrower is Waterway 1 Property Corp., a Delaware corporation. The borrower is structured to be a single purpose bankruptcy-remote entity, having two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Waterway Plaza Loan.

The borrower sponsor and non-recourse guarantor is Golden Eagle Group Inc. The Golden Eagle Group (“GEG”) is a vertically integrated real estate firm that focuses on the acquisition, development, construction, and asset management of commercial and residential real estate. Founded in 1991, GEG has acquired more than 2 million SF, 3,500 units, and 5,250 acres of land since inception. Further, GEG has acquired commercial and residential real estate totaling more than $1.2 billion and has managed 2.2 million SF.

■	Escrows. At loan origination, the borrower deposited (i) $37,317 into an insurance reserve, (ii) $6,300,000 into a reserve for certain unfunded obligations, such as tenant allowances leasing commissions, free rent and gap rent, and (iii) $1,943,000 into a reserve for certain immediate repairs, such as elevator repair and modernization, replacement of the chillers, and the implementation of an asbestos O&M plan at the Waterway Plaza Property.

Tax Reserve. The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the reasonably estimated annual real estate taxes, unless Huntsman pays the real estate taxes directly as required by the related loan documents or reimburses the borrower for the same, and borrower provides proof of payment by Huntsman, borrower, or any other applicable party on or before the delinquency date of such real estate taxes.

Insurance Reserve. The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the reasonably estimated insurance premiums initially $6,220 unless (x) Huntsman has obtained the insurance policies required by the related loan documents and is paying the insurance premiums or reimbursing the borrower for the same or (y) the borrower is maintaining a blanket policy in accordance with the related loan documents.

Replacement Reserve. For so long as the Tenant Replacements Conditions (as defined below) are not satisfied, the borrower is required to deposit into a replacement reserve on a monthly basis an amount equal to 1/12 of the product of (x) the square footage of the leased premises and (y) $0.15. For purposes herein, the term “Tenant Replacements Conditions” means the satisfaction of each of the following: (a) no event of default is continuing, (b) Huntsman is required to repair and pay for all replacements related to its leased premises, performs its repair and payment obligations in conformance with its lease and provides evidence thereof (or borrower provides such evidence).

■	Lockbox and Cash Management. The Waterway Plaza Loan is structured with a hard lockbox and springing cash management. The borrower will be required to cause all funds and other income from the Waterway Plaza Property to be deposited into a lender-controlled lockbox account. On each business day during the continuance of a Waterway Plaza Cash Trap Event Period (as defined below) or event of default under the Waterway Plaza Loan, all amounts in the lockbox account in excess of $5,000 are required to be remitted to a lender-controlled cash management account. On each business day that no Waterway Plaza Cash Trap Event Period or event of default under the Waterway Plaza Loan is continuing, all funds in the lockbox account in excess of $5,000 are required to be swept into a Master Lessee-controlled operating account.

On each due date during the continuance of a Waterway Plaza Cash Trap Event Period, all funds on deposit in the cash management account in excess of $5,000 after payment of debt service, required reserves and budgeted operating expenses are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Waterway Plaza Loan.

LOAN #7: waterway plaza

“Waterway Plaza Cash Trap Event Period” means each period (i) during an event of default under the Waterway Plaza Loan agreement, (ii) commencing when the net cash flow (as calculated under the related loan documents), determined as of the first day of any calendar quarter for the immediately preceding calendar quarter, is less than $5,713,996.50, and concluding when the net cash flow, determined as of the first day of each of two consecutive calendar quarters for each immediately preceding calendar quarter, is at least equal to $5,713,996.50, (iii) during the continuance of a Waterway Plaza Lease Sweep Period, and (iv) commencing upon the borrower’s third (and any subsequent) failure to deliver annual, quarterly or monthly financial reports as and when required under the related loan documents, and concluding when such reports are delivered and indicate that no other Waterway Plaza Cash Trap Event Period is continuing.

“Waterway Plaza Lease Sweep Period” means the period commencing upon, (a) either (i) the early termination, early cancellation or early surrender of the Huntsman lease or any replacement Waterway Plaza Major Lease, as defined below, (each such lease, a “Sweep Lease”) for all or substantially all of the space demised under the applicable Sweep Lease or (ii) upon the borrower’s or the Master Lessee’s, as defined below, receipt of notice by a tenant under a Sweep Lease (each, a “Sweep Tenant”) of its intent to effect an early termination, cancellation or surrender of all or substantially all of the space demised under the applicable Sweep Lease unless, in the case of either item (i) or (ii), the borrower or the Master Lessee has executed a Qualified Replacement Lease with a different tenant that, together with any existing lease in effect (including the Huntsman lease) that was entered in accordance with the terms of the related loan documents, covers all or substantially all of the space demised under the applicable Sweep Lease and which Qualified Replacement Lease does not contain any termination options prior to such tenant taking occupancy of the space demised under such Qualified Replacement Lease and opening for business; (b) at any point in time after July 6, 2021, the date upon which a Sweep Tenant has ceased operating its business in at least 40% of the space demised under its Sweep Lease, provided that a Waterway Plaza Lease Sweep Period will not be deemed to have commenced under this item (b) to the extent (x) the related Sweep Tenant is in compliance with the terms of its Sweep Lease, and (y) either (i) the Sweep Tenant has ceased its operations as a result of events related to a casualty or condemnation as permitted under its Sweep Lease; (ii) the Sweep Tenant has ceased its operations to undertake an active repurposing or repositioning of its operations in accordance with its Sweep Lease, and such cessation does not continue for a consecutive period in excess of 90 days; or (iii) the Sweep Tenant has ceased its operations for any other reason, and such cessation does not continue for a consecutive period in excess of 30 days; (c) any (x) material non-monetary default by a Sweep Tenant under its Sweep Lease that continues beyond any applicable notice and cure period and for which the borrower could reasonably deliver a termination notice to the applicable Sweep Tenant in relation to the applicable Sweep Lease or (y) material monetary default under a Sweep Lease by a Sweep Tenant beyond any applicable notice and cure period (in either case, subject to customary tenant contest rights under such Sweep Lease) that could reasonably result in a termination of such applicable Sweep Lease; (d) a Sweep Tenant or the related lease guarantor, if applicable, is a debtor under a voluntary or involuntary petition under the bankruptcy code or any other creditors rights laws that is not dismissed within 90 days of such filing (provided that the Waterway Plaza Lease Sweep Period will cease if the applicable Sweep Lease is affirmed in bankruptcy); (e) in the case of the Sweep Tenant, upon a decline in the credit rating of Sweep Tenant’s (or its lease guarantor’s) long term debt rating below “BB-” by S&P or “Ba3” by Moody’s or an equivalent rating; or (f) with respect to any Sweep Lease: (1) subject to a deposit of cash or a letter of credit equal to $3,500,000 being made, the date that is 24 months prior to the scheduled expiration of the applicable term under a Sweep Lease, and (2) regardless of whether any deposit is made, the date that is 18 months prior to the scheduled expiration of the applicable term under a Sweep Lease if, as such date under (1) or (2) above, the renewal of such Sweep Lease has not been exercised or the applicable Sweep Tenant has not entered into an amendment to its Sweep Lease extending the term pursuant to the terms set of such Sweep Lease or otherwise on terms and conditions reasonably acceptable to the lender.

A Waterway Plaza Lease Sweep Period will end upon the occurrence of any of the following: (A) in the case of clause (a) above, a Sweep Lease Re-Tenanting Event (as defined below) has occurred; (B) in the case of clause (b) above, either (1) a Sweep Lease Re-Tenanting Event has occurred, or (2) such Sweep Tenant has resumed occupancy and is operating its business in at least 60% of the space demised under its Sweep Lease for a period of two consecutive calendar quarters, including the payment of all required rental amounts and expense reimbursements; (C) in the case of clause (c) above, upon the lender’s receipt of reasonably satisfactory evidence that the subject default has been cured to the lender’s reasonable satisfaction; (D) in the case of clause (d) above, either (1) a Sweep Lease Re-Tenanting Event has occurred, or (2) the bankruptcy proceeding or other proceeding under creditors rights laws has been dismissed or otherwise terminated in a manner reasonably satisfactory to the lender and the related lease has been affirmed; (E) in the case of clause (e) above, either (1) a Sweep Lease Re-Tenanting Event has occurred, or (2)(i) the long- term debt rating for such Sweep Tenant (or its lease guarantor) is upgraded to at least “BB- ” by S&P, “Ba3” by Moody’s or an equivalent rating or higher by another rating agency, or (ii) funds equal to $60.00 times the rentable square footage subject to the applicable Sweep Lease have been accumulated in the excess cash flow reserve account as a result of the related Waterway Plaza Lease Sweep Period; and (F) in the case of clause (f) above, either (1) a Sweep Lease Re-Tenanting Event has occurred, or (2) such Sweep Tenant renews or extends the term of its lease

LOAN #7: waterway plaza

pursuant to the terms set forth in such Sweep Lease or otherwise on terms and conditions reasonably acceptable to the lender.

“Waterway Plaza Major Lease” means (i) the Huntsman lease, (ii) any lease that, individually or when aggregated with all other leases with the same tenant or its affiliate, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, demises more than 50,000 rentable square feet at the Waterway Plaza Property, (iii) any lease that contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Waterway Plaza Property, (iv) any lease with an affiliate of the borrower or the Master Lessee as a tenant and (v) any instrument guaranteeing or providing credit support for any lease meeting the requirements of items (i)-(iv) above.

A “Qualified Replacement Lease” is any lease with a third party tenant of comparable or better credit (in the reasonable discretion of the lender) to the applicable Sweep Tenant being replaced, which lease (i) materially conforms to the requirements of the Waterway Plaza Loan agreement, (ii) provides for minimum rent, expense reimbursements and other economic terms that, taken as a whole, are at least equivalent to then-existing market rates for the applicable leased premises (but in no event may rental rate and expense reimbursements be less than that which is being paid by Huntsman as of the origination date), (iii) contains commercially reasonable terms and conditions that are reasonably acceptable to the lender in all material respects and (iv) has a minimum primary term of five years.

“Sweep Lease Re-Tenanting Event” means that the lender has received reasonably satisfactory evidence that (i) all or substantially all of the space demised under the Sweep Lease that is the subject of a Lease Sweep Period has been leased to one or more replacement tenants that are reasonably satisfactory to the lender, each pursuant to a Qualified Replacement Lease, (ii) each such tenant has taken occupancy of its demised space, (iii) each such tenant is paying full, unabated rent pursuant to the terms of its Qualified Replacement Lease and (iv) all tenant improvement costs and leasing commissions provided in each such Qualified Replacement Lease have been paid (or adequately reserved for by the lender).

■	Master Lease. The Waterway Plaza Loan was structured with a master lease to be a Shari’ah compliant loan. Title to the Waterway Plaza Property is held by the borrower, who master leases the Waterway Plaza Property to Waterway 1 GEG, LLC, a single-purpose master lessee (the “Master Lessee”). The rent payable pursuant to the master lease is intended to cover the debt service payments required under the Waterway Plaza Loan, as well as reserve payments and any other sums due under the Waterway Plaza Loan. At origination, the lender received a fee deed of trust from the borrower on its interest in the Waterway Plaza Property. The lender also secured a full subordination of the master lease. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Shari’ah Compliant Loans” in the Preliminary Prospectus.

■	Property Management. The Waterway Plaza Property is currently managed by Transwestern Property Company SW GP, L.L.C., d/b/a Transwestern.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. The beneficial owners of the borrower are permitted during the term of the Waterway Plaza Loan to obtain a mezzanine loan from a lender meeting certain requirements under the Waterway Plaza Loan documents secured by a pledge of the equity interests in the borrower, provided that, among other conditions: (a) the mezzanine loan is in an amount not to exceed an amount that, when added to the Waterway Plaza Loan will result in (A) a combined loan-to-value ratio of the Waterway Plaza Property of no more than 60%, (B) a combined adjusted debt service coverage ratio (based on the Waterway Plaza Loan documents) of no less than 2.21x, and (C) a combined debt yield of no less than 11.54%; (b) the mezzanine loan is secured by an equity pledge encumbering direct and indirect ownership interests in the borrower (and not any collateral securing the Waterway Plaza Loan); (c) the mezzanine loan will be coterminous with the Waterway Plaza Loan; and (d) the mezzanine lender (i) is not an affiliate of the borrower and (ii) enters into an intercreditor agreement with the lender satisfactory in all respects to the lender in its reasonable discretion and any applicable rating agency. Additionally, such financing will be subject to receipt by the lender of rating agency confirmations from the applicable rating agencies.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the Waterway Plaza Property, as well as 18 months of rental loss and/or business interruption coverage, together with a six-month extended period of indemnity following restoration. If TRIPRA is no longer in effect, then the borrower’s requirement will be capped at insurance premiums equal to two times the amount of insurance premiums payable in respect of the property and business interruption/rental loss insurance required under the related loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #8: leonardo drs industrial

LOAN #8: leonardo drs industrial

MAP © 2021 CARTIFACT
DATA © OSM CONTRIBUTORS
Leonardo DRS Industrial
W126N7353 & W126N7449 Flint Drive
Menomonee Falls, Wisconsin 53051
Germantown
River Centre Shopping Center
River Court Shopping Center
North Point Plaza
Marketplace of Brown Deer
Northridge Commons
Brown Deer Center
North Star Plaza
River Hills
Fox Point
North Hills Country Club
GOOD HOPE RD
Apple Run Mall
APPLETON AVE
Glendale
Cardinal Stritch University
MILL RD
Silver Mill Court Shopping Center
North Bay
Lake Michigan
Bayshore Town Center
Timmerman Plaza Shopping Center
North Pointe Center
Butler
TIMMERMAN AIRPORT
W LISBON RD
Hampton Shopping Center
E HAMPTON RD
Midtown Center
W CAPITOL DR
Capitol West Plaza
Capitol Plaza East
Shoppers World of Brookfield
Shorewood
The Mayfair Collection
University of Wisconsin-Milwaukee
W BURLEIGH RD
Mt Mary College
Wauwatosa
Mayfair Mall
W LISBON AVE
W NORTH AVE
Ruby Isle
Hansen Park
Washington Park
Milwaukee
BMO Harris Bradley Center
Milwaukee Art Museum
Marquette University
Brownstones Shopping Center
Elm Grove
W BLUEMOUND RD
Brookfield Square Mall
Milwaukee Zoological Gardens
Miller Park
Harley-Davidson Museum
Potawatomi Hotel & Casino
Milwaukee Mile
W GREENFIELD AVE
Mitchell Field
PILGRIM RD
LILLY RD
N CALHOUN RD
41
43
94
Madison
Waukesha
Fort Atkinson
WISCONSIN
Janesville
Elkhorn
Burlington
Racine
Kenosha
Beloit
ILLINOIS
Rockford
Waukegan
Lake Forest
Barrington
Northbrook
Elgin
Schaumburg
Rochelle
DeKalb
Chicago
Dixon
Downers Grove

LOAN #8: leonardo drs industrial

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	Menomonee Falls, Wisconsin	Cut-off Date Principal Balance	$63,700,000
Property Type	Industrial	Cut-off Date Principal Balance per SF	$129.61
Size (SF)	491,476	Percentage of Initial Pool Balance	4.2%
Total Occupancy as of 2/6/2021	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 2/6/2021	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	2000, 2019 / 2018-2019	Mortgage Rate	3.31000%
Appraised Value	$99,400,000	Original Term to Maturity (Months)	120
Appraisal Date	12/2/2020	Original Amortization Term (Months)	NAP
Borrower Sponsor	Capital Partners Holdings and LMW Investments Ltd.	Original Interest Only Period (Months)	120
Property Management	Founders 3 Management Company	First Payment Date	2/6/2021
Maturity Date	1/6/2031

Underwritten Revenues	$6,651,862
Underwritten Expenses	$968,601	Escrows(1)
Underwritten Net Operating Income (NOI)	$5,683,261	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$5,622,252	Taxes	$34,479	$34,479
Cut-off Date LTV Ratio	64.1%	Insurance	$20,899	$10,450
Maturity Date LTV Ratio	64.1%	Replacement Reserves	$0	$6,143(2)
DSCR Based on Underwritten NOI / NCF	2.66x / 2.63x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	8.9% / 8.8%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$63,700,000	64.4%	Purchase Price	$98,000,000	99.1%
Principal’s New Cash Contribution	35,160,775	35.6	Closing Costs	805,396	0.8
Upfront Reserves	55,378	0.1
Total Sources	$98,860,775	100.0%	Total Uses	$98,860,775	100.0%

(1)	See “—Escrows” below.
(2)	The replacement reserve is subject to a cap of approximately $73,721.

■	The Mortgage Loan. The mortgage loan (the “Leonardo DRS Industrial Loan”) is secured by a first mortgage encumbering the borrower’s fee simple interest in a two-building industrial flex facility located in Menomonee Falls, Wisconsin (the “Leonardo DRS Industrial Property”). The Leonardo DRS Industrial Loan has an outstanding principal balance as of the Cut-off Date of $63,700,000 and represents approximately 4.2% of the Initial Pool Balance. The Leonardo DRS Industrial Loan was originated by Citi Real Estate Funding Inc. (“CREFI”) on December 31, 2020. The Leonardo DRS Industrial Loan has an interest rate of 3.31000% per annum. The borrower utilized the proceeds of the Leonardo DRS Industrial Loan to acquire the Leonardo DRS Industrial Property, fund upfront reserves, and pay origination costs.

The Leonardo DRS Industrial Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Leonardo DRS Industrial Loan requires payments of interest only for the entire term of the Leonardo DRS Industrial Loan. The stated maturity date is the due date in January 2031. Voluntary prepayment of the Leonardo DRS Industrial Loan is prohibited prior to October 6, 2030. The borrower has the option to defease the entire $63.7 million Leonardo DRS Industrial Loan in whole (and not in part) after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) December 31, 2024.

■	The Mortgaged Property. The Leonardo DRS Industrial Property consists of two adjacent buildings encompassing 491,476 SF located in Menomonee Falls, Wisconsin. One building serves an industrial use and accounts for 75.9% of the total net rentable area (“NRA”); the other adjacent building serves as a corporate office for Leonardo DRS and occupies 24.1% of the total NRA. As of February 6, 2021, the Leonardo DRS Industrial Property was 100% occupied by Leonardo DRS (“Leonardo DRS”), an American defense contractor.

The north building is a three-story single-tenant office structure totaling 118,620 SF plus a basement parking level, constructed in 2000 and renovated extensively between 2018 and 2019. The south building is a build-to-suit single-story industrial manufacturing building totaling 372,856 SF completed in 2019. The Leonardo DRS Industrial Property is leased under two separate leases with the same expiration date, but two different commencement dates given construction status. As of February 2021, approximately 233 months remain under the current lease terms and both leases contain two, five-year renewal options.

Leonardo SpA, Leonardo DRS’ parent entity, is the 12th largest company in Italy and a worldwide leader in aerospace, defense and security. With over 80% of revenues coming from military/government contracts, the defense conglomerate has over 49,000 employees across 5 divisions with products and solutions used in over 150 countries.

LOAN #8: leonardo drs industrial

COVID-19 Update. As of January 6, 2021, the Leonardo DRS Industrial Property is open and operating. Additionally, there have been no rent relief requests or lease modifications. The Leonardo DRS Industrial Loan is not subject to any modification or forbearance requests. The first payment date of the Leonardo DRS Industrial Loan is February 2021.

The following table presents certain information relating to the tenants at the Leonardo DRS Industrial Property:

Sole Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Leonardo DRS	BBB-/Ba1/BB+	491,476	100.0%	$5,853,822	100.0%	$11.91	6/30/2040	2, 5-year options
Total Occupied		491,476	100.0%	$5,853,822	100.0%	$11.91
Vacant		0	0.0	0	0.0	0.00
Totals / Wtd. Avg.		491,476	100.0%	$5,853,822	100.0%	$11.91

(1)	Based on the underwritten rent roll dated as of February 6, 2021. UW Base Rent includes average contractual rent steps for Leonardo DRS throughout the 10-year loan term.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

The following table presents certain information relating to the lease rollover schedule for the Leonardo DRS Industrial Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$ 0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	0	0.0	0.0%	0	0.0	$0.00	0
2030	0	0.0	0.0%	0	0.0	$0.00	0
2031 & Thereafter	491,476	100.0	100.0%	5,853,822	100.0	$11.91	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total	491,476	100.0%		$5,853,822	100.0%	$11.91	1

(1)	Based on the underwritten rent roll dated as of February 6, 2021.

(2)	UW Base Rent includes average contractual rent steps throughout the 10-year loan term.

The following table presents certain information relating to historical occupancy for the Leonardo DRS Industrial Property:

Historical Leased %

2018(1)	2019(1)	As of 2/6/2021
NAV	NAV	100.0%

(1)	Historical occupancy is not available as the Leonardo DRS Industrial Property was recently acquired at origination.

LOAN #8: leonardo drs industrial

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow for the Leonardo DRS Industrial Property:

Cash Flow Analysis(1)(2)

	Underwritten(3)	Underwritten $ per SF
Base Rental Revenue	$5,469,471	$11.13
Contractual Rent Steps(4)	384,352	0.78
Reimbursement Revenue	968,601	1.97
Gross Revenue	$6,822,423	$13.88
Vacancy Loss	(170,561)	(0.35)
Effective Gross Revenue	$6,651,862	$13.53

Real Estate Taxes	$403,883	$0.82
Insurance	119,424	0.24
Management Fee	199,556	0.41
Other Operating Expenses	245,738	0.50
Total Operating Expenses	$968,601	$1.97

Net Operating Income	$5,683,261	$11.56
Replacement Reserves	61,010	0.12
TI/LC	0	0.00
Net Cash Flow	$5,622,252	$11.44

Occupancy	100.0%
NOI Debt Yield	8.9%
NCF DSCR	2.63x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Historical financials are unavailable as the Leonardo DRS Industrial Property was acquired at origination.
(3)	Underwritten cash flow is based on the underwritten rent roll dated February 6, 2021.
(4)	Rent steps reflect the average contractual rent steps through the 10-year loan term.

■	Appraisal. According to the appraisal, the Leonardo DRS Industrial Property had an appraised value of $99,400,000 as of December 2, 2020.

■	Environmental Matters. According to the Phase I environmental report dated as of December 7, 2020, there are no recognized environmental conditions or recommendations for further action at the Leonardo DRS Industrial Property.

■	Market Overview and Competition. The Leonardo DRS Industrial Property is located within the Waukesha County submarket, which contains approximately 84 million SF of industrial space with a vacancy rate of 1.4% and average asking rents of $5.40 per SF as of the third quarter of 2020.

According to the appraisal, the Waukesha County submarket is located in Southeastern Wisconsin which accounts for approximately 35% of the state’s population. The average asking rent for industrial properties in Waukesha County has remained stable over the past year at $5.40. However, vacancy rates for industrial space in the Waukesha County submarket have decreased 0.3% over the past year, from 1.7% to 1.4% from the third quarter of 2019 to the third quarter of 2020.

LOAN #8: leonardo drs industrial

Leonardo DRS Office and Manufacturing Facilities Comparable Industrial Leases(1)
Property Name / Location	Year Built	Tenant Name	Tenant Leased Space	Lease Date	Lease Term (years)	UW Base Rent Per SF
Leonardo DRS Industrial Menomonee, WI	2000, 2019	Leonardo DRS(2)	491,476(2)	2/1/2019(2)	21.3(2)	$11.91(2)
BorgWarner Noblesville, IN	2018	BorgWarner	103,883	Apr-18	15.0	$12.96
Proposed FedEx Ground Facility Madison, WI	2020	FedEx Ground	393,847	Jul-20	15.0	$9.19
Amazon Last Mile Facility Greenville, WI	2020	Amazon.com	110,943	Jul-20	12.0	$18.24
Amazon Last Mile Facility Yorkville, WI	2021	Amazon.com	145,418	Apr-21	15.0	$17.19
Proposed North Baltimore Industrial Baltimore, OH	2021	United Parcel Service, Inc.	400,000	Mar-21	20.0	$10.81
Cooper Standard Building Auburn Hills, MI	2000	Cooper Standard	103,822	Jun-17	5.0	$13.95
Antolin Shelby, Inc. Shelby Township, MI	2017	Antolin Shelby, Inc.	360,342	Nov-17	15.0	$9.19
Faurecia Seating Facility Simsponville, KY	2015	Faurecia Seating	153,430	Mar-17	10.0	$9.04

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated as of February 6, 2021. UW Base Rent Per SF includes average contractual rent steps for Leonardo DRS throughout the 10-year loan term.

■	The Borrower. The borrower is CT Menomonee Falls LLC, a Delaware limited liability company. The borrower is structured to be a single purpose bankruptcy-remote entity, having one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Leonardo DRS Industrial Loan.

The borrower sponsors are Capital Partners Holdings, a Cayman Islands company (“CPH”) and LMW Investments Ltd., a Guernsey company (“LMW”). The Capital Trust Group (“CTG”), an affiliate of the borrower sponsors, is a private equity, real estate, and corporate finance advisory firm founded in 1985 with operations throughout Europe and the United States. CTG arranges, manages, and invests directly in equity ownership positions for corporate finance and real estate transactions. The firm has raised ten funds across three continents with a combined investment more than $700 million. CTG’s real estate arm has led or co-led investment funds for income producing and development properties throughout the United States, Europe, and the Middle East, while also managing more than 2 million SF of commercial space in the United States. Additionally, CTG has acquired more than $300 million worth of real assets across the United Kingdom since 2010. The non-recourse carveout guarantor is The Bascom Group, LLC, which owns 67 multifamily properties.

■	Escrows. At origination of the Leonardo DRS Industrial Loan, the borrower funded reserves of (i) approximately $34,479 for real estate taxes and (ii) approximately $20,899 for insurance premiums.

Tax Reserve. The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated to be approximately $34,479).

Insurance Reserve. The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums (initially estimated to be approximately $10,450).

Replacement Reserve. The borrower is required to deposit into a replacement reserve, on a monthly basis, approximately $6,143 (subject to a cap of approximately $73,721).

■	Lockbox and Cash Management. The Leonardo DRS Industrial Loan is structured with a hard lockbox and springing cash management. At origination of the Leonardo DRS Industrial Loan, the borrower was required to deliver a notice to each tenant directing each tenant to remit all payments under the applicable lease directly to the lockbox account. Prior to a Leonardo DRS Industrial Trigger Period, the borrower is required to cause revenue received by the borrower or the property manager to be deposited into such lockbox immediately upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Leonardo DRS Industrial Trigger Period exists. Upon the occurrence and during the continuance of a Leonardo DRS Industrial Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Leonardo DRS Industrial Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Leonardo DRS Industrial Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Leonardo DRS Industrial Loan. Upon the cure of the applicable Leonardo DRS Industrial Trigger Period, so long as no other Leonardo DRS Industrial Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon

LOAN #8: leonardo drs industrial

an event of default under the Leonardo DRS Industrial Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Leonardo DRS Industrial Trigger Period” means a period commencing upon the earliest to occur of (i) an event of default; (ii) the debt service coverage ratio for the Leonardo DRS Industrial Property being less than 1.20x; and (iii) the occurrence of a Leonardo DRS Industrial Specified Tenant Trigger Period (as defined below), and expiring upon (a) with respect to clause (i) above, the cure (if applicable) of such event of default, (b) with respect to clause (ii) above, the debt service coverage ratio being equal to or greater than 1.20x for two consecutive calendar quarters, and (c) with respect to clause (iii) above, such Leonardo DRS Industrial Specified Tenant Trigger Period ceasing to exist.

A “Leonardo DRS Industrial Specified Tenant Trigger Period” means (A) a period commencing on the first to occur of (i) a Specified Tenant (as defined below) being in default under the applicable Specified Tenant lease beyond any applicable notice and cure periods; (ii) the Specified Tenant failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof), the Specified Tenant failing to be open to the public for business during customary hours and/or “going dark” in 15% or more of the Specified Tenant space (or applicable portion thereof); (iii) the Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant space1; (iv) the termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or the failure of any Specified Tenant lease to otherwise be in full force and effect; (v) any bankruptcy or similar insolvency of Specified Tenant; (vi) the Specified Tenant failing to extend or renew the applicable Specified Tenant lease on or prior to the applicable Specified Tenant extension deadline in accordance with the applicable terms and conditions of the applicable Specified Tenant lease and the Leonardo DRS Industrial Loan documents, (any such occurrence, a “Renewal Trigger”), and (vii) unless (and, for so long as) the Credit Rating Trigger Sweep Avoidance Conditions (as defined below) are satisfied, the Specified Tenant lease guarantor, or the parent company that owns and controls the Specified Tenant lease guarantor, as applicable, ceases to satisfy the Credit Rating Condition (as defined below) (any such occurrence, a “Credit Rating Trigger”); and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence may include, without limitation, a duly executed estoppel certificate from the applicable Specified Tenant in form and substance acceptable to the lender) of (1) the satisfaction of the Specified Tenant Cure Conditions or (2) the borrower leasing the entire Specified Tenant space (or applicable portion thereof) in accordance with the applicable terms and conditions of the Leonardo DRS Industrial Loan documents for a term of at least five years, the applicable tenant under such lease being in actual, physical occupancy of, and open to the public for business in, the space demised under its lease and paying the full amount of the rent due under its lease (or, the borrower has deposited with the lender funds in an amount equal to the total aggregate abated rent under such tenant’s lease, which funds shall be released by the lender upon the passage of such rent abatement period, or deposited into the cash management account if a Leonardo DRS Industrial Trigger Period then exists).

“Specified Tenant Cure Conditions” means each of the following, as applicable, (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant lease, (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant space (or applicable portion thereof), open to the public for business during customary hours and not “dark” in the Specified Tenant space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) in the event the Leonardo DRS Industrial Specified Tenant Trigger Period is due to a Renewal Trigger, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant lease in accordance with the terms of the Leonardo DRS Industrial Loan documents, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant Lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to final, non-appealable order, (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease (or, the borrower has deposited with the lender funds in an amount equal to the total aggregate abated rent under such Specified Tenant’s lease, which funds will be released by the lender upon the passage of such rent abatement period, or deposited into the cash management account if a Leonardo DRS Industrial Trigger Period then exists), and (vii) in the event the Leonardo DRS Industrial Specified Tenant Trigger Period is due to a Credit Rating Trigger, either (A) the applicable person with respect to which such Credit Rating Trigger occurred satisfies the Credit Rating Condition for two (2) consecutive calendar quarters or (B) satisfaction of the Credit Rating Trigger Sweep Cure Conditions.

LOAN #8: leonardo drs industrial

A “Specified Tenant” means (i) DRS Naval Power Systems, Inc. (formerly known as DRS Power & Control Technologies, Inc.), (ii) any other tenants of the Specified Tenant space (or any portion thereof), and (iii) any parent company of any such Specified Tenant, and any affiliate providing credit support for, or guarantor of, any such Specified Tenant lease.

“Credit Rating Trigger Sweep Avoidance Conditions” means that, within 10 business days following the occurrence of a Credit Rating Trigger, the borrower deposits into account established with the lender (in the form of cash or a letter of credit), an amount of funds equal to $3,500,000.00, to be held by the lender as additional collateral for the Leonardo DRS Industrial Loan; provided, however, that subsequent to such deposit, upon the expiration of all Leonardo DRS Industrial Trigger Periods then in existence and satisfaction of clause (vii)(A) of the definition of Specified Tenant Cure Conditions, all such funds so deposited (and/or letters of credit so delivered) are required to be disbursed and returned to the borrower.

“Credit Rating Condition” means, as to any entity, a condition which will be satisfied to the extent that, as of the applicable date of determination, such entity then maintains a senior unsecured debt rating of at least “BB-” by S&P, “Ba3” by Moody’s, “BB-” by Fitch, and an equivalent rating from each other rating agency which rates such entity.

“Credit Rating Trigger Sweep Cure Conditions” means that (i) there has been deposited into the excess cash flow account an amount of funds equal to $7,000,000.00 and (ii) no Leonardo DRS Industrial Trigger Period then exists other than a Trigger Period caused by a Credit Rating Trigger.

■	Property Management. The Leonardo DRS Industrial Property is managed on behalf of the borrower by Founders 3 Management Company.

■	Release of Collateral. Not permitted.

■	Mezzanine or Secured Subordinate Indebtedness. None.

■	Terrorism Insurance. The Leonardo DRS Industrial Loan documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Leonardo DRS Industrial Property, plus business interruption coverage in an amount equal to 100% of the projected gross income for the Leonardo DRS Industrial Property until the completion of restoration or the expiration of 18 months, with a 12-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #9: THE GRACE BUILDING

LOAN #9: THE GRACE BUILDING

JP Morgan Chase Tower
Tower 49
MetLife Building
Chrysler Building
Graybar Building
Chanin Building
Time-Life Building
Exxon Building
Rockefeller Center
McGraw-Hill Building
Grand Central Terminal
Grace Building
1114 Avenue of the Americas
New York, NY 10036
Barclay's Capital Building
One Bryant Park
Morgan Stanley Global Headquarters
151 W 42nd
Bryant Park
Salesforce Tower
One Astor Plaza
Times Square Tower
World Apparel Center
New York Times Building

LOAN #9: THE GRACE BUILDING

LOAN #9: THE GRACE BUILDING

LOAN #9: THE GRACE BUILDING

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller	JPMCB/GACC
Location (City/State)	New York, New York		Cut-off Date Balance(2)	$60,000,000
Property Type	Office		Cut-off Date Balance per SF(1)	$567.13
Size (SF)	1,556,972		Percentage of Initial Pool Balance	3.9%
Total Occupancy as of 10/19/2020	94.8%		Number of Related Mortgage Loans	None
Owned Occupancy as of 10/19/2020	94.8%		Type of Security	Fee Simple
Year Built / Latest Renovation	1974 / 2018		Mortgage Rate	2.69210%
Appraised Value	$2,150,000,000		Original Term to Maturity (Months)	120
Borrower Sponsor	Brookfield Office Properties Inc. and		Original Amortization Term (Months)	NAP
	Swig Investment Company, LLC		Original Interest Only Period (Months)	120
Property Management	TRZ Holdings IV LLC		First Payment Date	1/6/2021
			Maturity Date	12/6/2030
Underwritten Revenues	$157,612,989
Underwritten Expenses	$53,319,272		Escrows(3)
Underwritten Net Operating Income (NOI)	$104,293,717			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$102,347,502		Taxes	$0	$0
Cut-off Date LTV Ratio(1)	41.1%		Insurance	$0	$0
Maturity Date LTV Ratio(1)	41.1%		Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	4.33x / 4.25x		TI/LC	$56,172,399	$0
Debt Yield Based on Underwritten NOI / NCF(1)	11.8% / 11.6%		Other(4)	$33,543,750	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount(1)	$1,250,000,000	100.0%	Loan Payoff(5)	$905,439,802	72.4%
			Return of Equity	239,965,013	19.2%
			Reserves	89,716,149	7.2%
			Closing Costs	14,879,035	1.2%
Total Sources	$1,250,000,000	100.0%	Total Uses	$1,250,000,000	100.0%

(1)	The Grace Building Loan (as defined below) is part of the Grace Building Loan Combination (as defined below) with an original principal balance of $1,250,000,000. The Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NOI, DSCR Based on Underwritten NCF, Debt Yield Based on Underwritten NOI, Debt Yield Based on Underwritten NCF and Cut-off Date Balance per SF numbers presented above are based on the Grace Building Senior Loan (as defined below). The Cut-off Date Balance per SF, UW NOI Debt Yield, UW NCF Debt Yield, UW NOI DSCR, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based upon the Grace Building Loan Combination are $803, 8.3%, 8.2%, 3.06x, 3.00x, 58.1% and 58.1%, respectively.
(2)	The Cut-off Date Balance of $60,000,000 represents the non-controlling notes A-2-4 and A-4-3, which are part of the Grace Building Loan Combination consisting of 21 senior pari passu promissory notes with an aggregate original principal balance of $883,000,000 and four subordinate pari passu promissory notes with an aggregate original principal balance of $367,000,000.
(3)	See “—Escrows” below.
(4)	Other Escrows represent a $25,964,570 free rent reserve, a $5,970,240 reserve for elevator and lobby work and a $1,608,940 reserve for a parking rent shortfall. See “—The Mortgaged Property” and “—Escrows” below.
(5)	Loan Payoff includes defeasance costs for previously securitized debt in the GRACE 2014-GRCE securitization trust.

■	The Mortgage Loan. The Grace Building mortgage loan (the “Grace Building Loan”) is part of a loan combination (the “Grace Building Loan Combination”) that is evidenced by 21 pari passu senior promissory notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $883,000,000 (collectively, the “Grace Building Senior Loan”) and four pari passu subordinate promissory notes in the aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $367,000,000 (collectively, the “Grace Building Subordinate Companion Loan”). The Grace Building Loan Combination is secured by the borrower’s first priority fee simple mortgage encumbering a Class A office building located in New York, New York (the “Grace Building Property”). The Grace Building Loan is comprised of the non-controlling notes A-2-4 and A-4-3, which have an aggregate original principal balance and aggregate outstanding principal balance as of the Cut-off Date of $60,000,000, representing approximately 3.9% of the Initial Pool Balance. JPMCB is contributing note A-2-4 with an aggregate outstanding principal balance as of the Cut-off Date of $30,000,000 and GACC is contributing note A-4-3 with an outstanding principal balance as of the Cut-off Date of $30,000,000.

The Grace Building Loan Combination was co-originated by Bank of America, N.A. (“BANA”), JPMorgan Chase Bank, National Association (“JPMCB”), Column Financial, Inc. (“CS”) and DBR Investments Co. Limited (“DBRI”) on November 17, 2020. The Grace Building Loan Combination has an interest rate of 2.69210% per annum. The borrower will utilize the proceeds of the Grace Building Loan Combination to refinance existing debt on the Grace Building Property, fund reserves and pay origination costs and return equity to the borrower sponsor.

LOAN #9: THE GRACE BUILDING

The Grace Building Loan Combination has an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Grace Building Loan Combination requires interest only payments on each due date through the scheduled maturity date in December 2030. The borrower has the option to defease the entire $1.25 billion Grace Building Loan Combination in whole (but not in part) after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 17, 2023 (the “Defeasance Lockout Expiration Date”). In addition, on and after the Defeasance Lockout Expiration Date, the Grace Building Loan Combination may be voluntarily prepaid with a prepayment fee equal to the greater of the yield maintenance amount or 1% of the unpaid principal balance as of the prepayment date.

The table below summarizes the promissory notes that comprise the Grace Building Loan Combination. The relationship between the holders of the Grace Building Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Grace Building Pari Passu-AB Loan Combination” in the Preliminary Prospectus.

Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1-1, A-2-1, A-3-1, A-4-1	$383,000,000	$383,000,000	GRACE 2020-GRCE	Yes(2)
A-1-2	75,000,000	75,000,000	BANK 2020-BNK29	No
A-1-3-1	60,000,000	60,000,000	BANK 2020-BNK30	No
A-2-2, A-2-3, A-4-2	100,000,000	100,000,000	Benchmark 2020-B21	No
A-2-5, A-2-6, A-2-7, A-4-4	80,000,000	80,000,000	Benchmark 2020-B22	No
A-2-4, A-4-3	60,000,000	60,000,000	Benchmark 2021-B23	No
A-1-3-2	15,000,000	15,000,000	BANA(2)	No
A-3-2, A-3-3, A-3-4, A-3-5	100,000,000	100,000,000	CS(2)	No
A-4-5	10,000,000	10,000,000	DBRI(2)	No
Total Senior Notes	$883,000,000	$883,000,000
B-1, B-2, B-3, B-4	367,000,000	367,000,000	GRACE 2020-GRCE	Yes(1)
Total (Loan Combination)	$1,250,000,000	$1,250,000,000

(1)	Pursuant to the related co-lender agreement, the controlling holder is the GRACE 2020-GRCE securitization trust. See “Description of the Mortgage Pool—The Loan Combinations—The Grace Building Pari Passu-AB Loan Combination” in the Preliminary Prospectus.
(2)	The related notes are currently held by the Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions.

LOAN #9: THE GRACE BUILDING

The capital structure for the Grace Building Loan Combination is shown below:

Grace Building Total Debt Capital Structure

(1)	The Grace Building Loan Combination’s interest rate is 2.69210%.
(2)	Based on the Appraised Value of $2.15 billion.
(3)	Cumulative UW NOI Debt Yield and Cumulative UW NCF DSCR are calculated based on an UW NOI and UW NCF of $104,293,717 and $102,347,502, respectively. See the “Cash Flow Analysis” table below.
(4)	Based on the Appraised Value of $2.15 billion, the Implied Borrower Sponsor Equity is $900 million.

■	The Mortgaged Property. The Grace Building Property is a 1.56 million SF, LEED Gold office tower located at Sixth Avenue and 42nd Street in Midtown Manhattan across from Bryant Park. The Grace Building Property was developed in 1974 by Swig Investment Company, LLC and designed by Gordon Bunshaft of the architect firm Skidmore, Owings & Merrill. A notable aesthetic feature of the building is the concave vertical slopes of its north and south façades which are similar to the Solow Building at 9 West 57th Street, another Bunshaft project. The Grace Building Property offers wide-open floor plates with walls of glass offering views of Bryant Park, the Hudson River, and the New York City skyline. The Grace Building Property also includes a 188-space underground parking garage.

The Grace Building Property was 94.8% leased as of October 19, 2020 to a granular rent roll of over 35 tenants in various industries. Major tenants at the Grace Building Property include Bank of America, N.A., The Trade Desk and Israel Discount Bank. In addition to the office space, there is 30,877 SF (2.0% of NRA) of retail space which is 95.0% occupied by two fine dining restaurants: STK and Gabriel Kruether, and two quick service restaurants: Sweetgreen and Joe & The Juice.

The Grace Building Property has maintained high occupancy levels with a 20-year physical occupancy average of approximately 94%. The Grace Building Property experienced tenant turnover from 2016-2018, as four of the five largest tenants, including HBO (Time Warner Inc.) and Cooley LLP (a large law firm), were replaced by other tenants on long-term leases. As a result of such replacement leases, the Grace Building Property has been able to stabilize at approximately 95% occupancy, in-line with its historical average.

The Grace Building Property has seen over 950,000 SF of new and renewed leases signed since 2016. As a result, less than 16% of tenants by NRA have leases that expire in the next five years. Recent leasing activity includes 95,580 SF leased to The Trade Desk, 127,425 SF of expansion space leased to Bank of America, N.A., and 41,957 SF of renewal and expansion space leased to iStar Financial, Inc.

LOAN #9: THE GRACE BUILDING

The largest tenant is Bank of America, N.A. (155,270 SF, 10.0% of NRA, 9.0% of underwritten rent). Bank of America, N.A. (Fitch/Moody’s/S&P: A+/A2/A-) (NYSE: BAC) (“BANA”) is a multinational investment bank and financial services holding company headquartered in Charlotte, North Carolina, with central hubs in New York City, London, Hong Kong, Dallas and Toronto. BANA has expanded its footprint around Bryant Park with its New York headquarters at One Bryant Park and a recent expansion into 1100 Avenue of the Americas. BANA currently leases 155,270 SF of combined space on the 5th, 6th and 7th floors of the Grace Building Property together with the building pavilion premises located on and beneath the plaza area of the 43rd Street side of the building through May 31, 2042. BANA has the option to renew its lease for up to four renewal terms for a maximum of 20 years, provided that BANA must occupy 100,000 SF in each of (i) the 5th, 6th and 7th floors and (ii) in the portion of the total premises (i.e. such floors plus the pavilion space) leased by it as to which BANA is exercising the renewal option. BANA is only permitted to exercise a renewal with respect to the pavilion premises if at least six full floors of office space under its lease at 1100 Avenue of the Americas are also simultaneously renewed. The lease does not provide any termination options. BANA’s annual base rent for the 5th, 6th and 7th floors is currently $79.00 PSF and its annual base rent for the pavilion premises is currently $92.50 PSF.

BANA is currently in a free rent period, with a rent commencement date of February 1, 2021 for the 5th, 6th and 7th floors and April 1, 2021 for the pavilion premises. All free rent, in the amount of $1,884,169, was fully reserved at loan origination. BANA is entitled to $8,840,109 for tenant improvements from the landlord, which amount was fully reserved at loan origination (see “—Escrows”). We cannot assure you that BANA will begin paying rent as expected or at all.

The second largest tenant is The Trade Desk (154,558 SF, 9.9% of NRA, 14.4% of underwritten rent). The Trade Desk (Nasdaq: TTD) (“Trade Desk”) is a global technology company that markets a software platform used by digital advertising buyers to purchase data-driven digital advertising campaigns across various advertising formats and devices. Trade Desk currently has over 1,300 employees and a reported market capitalization of approximately $26.48 billion. Trade Desk currently leases a total of 154,558 SF on 26th, 27th, 46th, 47th and 48th floors through August 31, 2030. The commencement date with respect to the 26th and 27th floors (the “Additional Premises Commencement Date”) will occur upon the earlier of (i) substantial completion of the work to be performed by the landlord and (ii) the date Trade Desk first takes possession of the space. Trade Desk has one five-year renewal option so long as Trade Desk is not in default or in bankruptcy and Trade Desk and its affiliates physically occupy at least 79% of the space. Trade Desk’s annual base rent for the 46th, 47th and 48th floors is $139.00 PSF from August 10, 2020 through August 31, 2025, and then $148.00 PSF from September 1, 2025 through August 31, 2030. Trade Desk’s annual base rent for the 26th and 27th floors is $118.00 PSF initially and then $128.00 PSF after the fifth anniversary of the Additional Premises Commencement Date through August 31, 2030.

Trade Desk is currently in a free rent period through September 30, 2021. All free rent, in the amount of $5,799,503, was fully reserved at loan origination. Trade Desk is entitled to $7,770,283 for tenant improvements and leasing costs from the landlord, which amount was fully reserved at loan origination (see “—Escrows”). We cannot assure you that Trade Desk will take possession or begin paying rent as expected or at all.

Trade Desk has the right to terminate its lease solely as to the 26th and 27th floors if its lease term does not occur by May 31, 2021, as such date may be extended by force majeure (not to exceed 150 days in the aggregate). In addition, so long as Trade Desk is not in bankruptcy and no default is continuing, Trade Desk has a one-time right to terminate its lease with respect to one or both of the 26th and 27th floors (the “Trade Desk Additional Premises”), effective as of the last day of the month in which the seventh anniversary of the commencement date for the Trade Desk Additional Premises occurs. If Trade Desk elects to terminate the entire Trade Desk Additional Premises, Trade Desk will owe $6,700,000 as a termination payment. If Trade Desk elects to terminate one floor of the Trade Desk Additional Premises, Trade Desk will owe $3,350,000 as a termination payment. Notwithstanding the foregoing, no termination will be permitted if Trade Desk has exercised its right of first offer to lease certain additional space pursuant to its lease within the 24-month period immediately preceding the date on which Trade Desk sends a notice to effectuate such termination. We cannot assure you that the Trade Desk lease for the Trade Desk Additional Premises will commence as expected or at all.

LOAN #9: THE GRACE BUILDING

The third largest tenant is Israel Discount Bank (142,533 SF, 9.2% of NRA, 5.5% of underwritten rent). Israel Discount Bank of New York (S&P: BBB+) (“IDB”) is an American multinational private bank, commercial bank and financial services company headquartered in New York City with locations in the United States, Latin America and Israel. Chartered by the State of New York and a member of the Federal Deposit Insurance Corporation, IDB reported $9.23 billion in total assets in 2018. IDB currently leases 142,533 SF of combined space on the ground, 2nd, 8th, 9th and 10th floors through December 31, 2040. IDB’s lease commencement date is the earlier to occur of: (i) the date of substantial completion of the work to be performed by the landlord, but in no event earlier than January 1, 2021; and (ii) the date IBD first takes possession of the space. IDB has two five-year renewal options, with 21 months’ prior written notice, provided that IDB has not subleased more than 20% of its leased premises, and IDB is leasing at least two full floors on the date it exercises the renewal option. IDB’s annual base rent for the ground floor is $317.08 PSF, which steps to $352.08 PSF, $392.08 PSF and $442.08 PSF every five years. IDB’s annual base rent for the 2nd, 8th, 9th and 10th floors is $51.08 PSF, which steps to $58.08 PSF, $65.08 PSF and $72.08 PSF every five years.

IDB is currently in a gap rent period with an anticipated lease commencement date of January 1, 2021 and an anticipated commencement date for payment of operating expenses and real estate taxes of January 1, 2022. All free rent, in the amount of $5,546,495, was fully reserved at loan origination. IDB is entitled to $15,906,051 for tenant improvements and leasing commissions, which amount was fully reserved at loan origination (see “—Escrows”). We cannot assure you that the IDB lease will commence as expected or at all. Further, we cannot assure you that IDB will begin paying rent, operating expenses or real estate taxes as expected or at all.

Subject to certain conditions set forth in the lease, IDB has (i) a one-time right to terminate its entire leased space, effective as of December 31, 2035, with 21 months’ prior written notice, and (ii) the right to terminate the lease with respect to the ground floor only, effective (at IDB’s option) on either the fifth anniversary or the tenth anniversary of the rent commencement date, with 15 months’ prior written notice.

The fourth largest tenant is Bain & Company, Inc. (121,262 SF, 7.8% of NRA, 9.2% of underwritten rent). Bain & Company, Inc. (“Bain”) is an American global management consulting firm headquartered in Boston, Massachusetts. The firm provides advisory services to many large businesses, non-profit organizations and governments. Bain has 59 offices in 37 countries and more than 12,000 employees. Bain leases a portion of the 41st floor and the entire 42nd, 43rd and 44th floors through February 28, 2030. Bain has two five-year renewal options with 18 months’ prior written notice, provided that Bain is not in default and is physically occupying at least the lesser of (x) two full floors of the Grace Building Property and (y) 66.66% of its space. The lease does not provide any termination options.

Bain’s annual base rent for the 41st floor is $133.00 PSF which will increase to $143.00 PSF on January 1, 2026. The annual base rent for the 42nd through 44th floors is currently $99.50 PSF per annum increasing to $106.00 PSF on March 1, 2025. Bain is entitled to $2,439,030 for tenant improvements related to its 41st floor expansion, which amount was fully reserved at loan origination (see “—Escrows”).

■	COVID-19 Update. As of January 19, 2021, the Grace Building Loan Combination is not subject to any forbearance, modification or debt service relief request. The Grace Building Property is open and operating, with 95.0% of tenants by occupied NRA and 89.7% of tenants by underwritten base rent having paid their December 2020 rent payments. The four retail tenants (2.0% of NRA, 2.9% of underwritten rent) have not made full rent payments for the last three months or more. The borrower sponsor is in the process of negotiating rent deferrals with such retail tenants, with full rental payments anticipated to commence in late 2021 or early 2022. The parking tenant has not paid the required monthly rental payments since March 2020 and an event of default is continuing under its lease. The borrower sponsor is in the process of replacing the current parking operator and intends to employ a new parking operator under a management agreement. The borrower deposited $1,608,940 with the lender for anticipated parking rent shortfalls (see “—Escrows”). We cannot assure you the borrower sponsor will employ a new parking operator as anticipated or at all.

LOAN #9: THE GRACE BUILDING

The following table presents certain information relating to the major tenants at the Grace Building Property:

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent(2)(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Bank of America, N.A.	A+/A2/A-	155,270	10.0%	$12,642,238	9.0%	$81.42	5/31/2042	(4)
The Trade Desk(5)	NR/NR/NR	154,558	9.9%	$20,245,024	14.4%	$130.99	8/31/2030	1, 5-year option
Israel Discount Bank(6)	NR/NR/BBB+	142,533	9.2%	$7,727,200	5.5%	$54.21	12/31/2040	2, 5-year options
Bain & Company, Inc.	NR/NR/NR	121,262	7.8%	$12,925,648	9.2%	$106.59	2/28/2030	2, 5-year options
Insight Venture Management LLC	NR/NR/NR	93,998	6.0%	$9,652,225	6.9%	$102.69	2/28/2030	1, 5-year option
Five Largest Owned Office Tenants		667,621	42.9%	$63,192,334	45.0%	$94.65
Other Office and Storage		779,378	50.1%	$73,217,128	52.1%	$93.94
Retail		29,338	1.9%	$4,041,048	2.9%	$137.74
Vacant Office and Storage		79,096	5.1%	$0	0.0%	$0.00
Vacant Retail		1,539	0.1%	$0	0.0%	$0.00
Totals / Wtd. Avg. All Owned Tenants		1,556,972	100.0%	$140,450,510	100.0%	$95.13

(1)	Certain ratings are those of the parent entity whether or not the parent entity guarantees the lease.
(2)	As of the loan origination date, Bank of America, N.A., The Trade Desk, Bain & Company, Inc. and Insight Venture Management LLC are entitled to a total of approximately $12,022,739 of free rent which was fully reserved by the lender.
(3)	UW Base Rent, UW Base Rent $ per SF and % of Total UW Base Rent are based on the underwritten rent roll dated October 19, 2020.
(4)	BANA has the option to renew its term for up to four renewal terms for a maximum of 20 years, provided that BANA must occupy 100,000 SF in each of (i) the 5th, 6th and 7th floors and (ii) in the portion of the total premises (i.e. such floors plus the pavilion space) leased by it as to which BANA is exercising the renewal option. BANA is only permitted to exercise a renewal with respect to the pavilion premises if at least six full floors of office space under its lease at 1100 Avenue of the Americas is also simultaneously renewed.
(5)	The Trade Desk has the right to terminate the lease solely as to either or both of the 26th and 27th floors of the building, consisting a portion of its demised premises, effective as of the last day of the month in which the seventh anniversary of the commencement date occurs and with the payment of a termination fee of (i) $6,700,000 if electing to terminate the entire Trade Desk Additional Premises or (ii) $3,350,000 if electing to terminate only one of the two floors comprising the Trade Desk Additional Premises.
(6)	Israel Discount Bank has (i) a one-time right to terminate its entire leased space, effective as of December 31, 2035, with 21 months’ prior written notice, and (ii) the right to terminate the lease with respect to the ground floor only, effective (at IDB’s option) on either the fifth anniversary or the tenth anniversary of the rent commencement date, with fifteen months’ prior written notice.

The following table presents certain information relating to the lease rollover schedule at the Grace Building Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	5,497	0.4%	0.4%	412,275	0.3%	$75.00	1
2022	600	0.0%	0.4%	0	0.0%	$0.00	1
2023	55,694	3.6%	4.0%	3,991,172	2.8%	$71.66	5
2024	143,459	9.2%	13.2%	14,251,502	10.1%	$99.34	10
2025	31,907	2.0%	15.2%	3,765,480	2.7%	$118.01	3
2026	121,137	7.8%	23.0%	12,381,404	8.8%	$102.21	9
2027	47,753	3.1%	26.1%	4,090,693	2.9%	$85.66	3
2028	97,651	6.3%	32.4%	7,914,676	5.6%	$81.05	4
2029	21,740	1.4%	33.7%	2,201,776	1.6%	$101.28	3
2030	459,310	29.5%	63.2%	51,997,764	37.0%	$113.21	24
2031 & Thereafter	491,589	31.6%	94.8%	39,443,769	28.1%	$80.24	25
Vacant	80,635	5.2%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	1,556,972	100.0%		$140,450,510	100.0%	$95.13	88

(1)	Calculated based on the approximate square footage occupied by each owned tenant.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are based on the underwritten rent roll dated October 19, 2020.

The following table presents certain information relating to historical occupancy at the Grace Building Property:

Historical Leased %(1)

2015	2016	2017	2018	2019	As of 10/19/2020
93.1%	87.0%	94.7%	97.6%	91.0%	94.8%

(1)	As provided by the borrower and represents occupancy as of December 31 unless otherwise indicated.

LOAN #9: THE GRACE BUILDING

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Grace Building Property:

Cash Flow Analysis(1)(2)

	2017	2018	2019	TTM 9/30/2020	Underwritten	Underwritten $ per SF
Base Rent (3)	$99,833,553	$107,014,493	$91,119,452	$87,976,996	$140,450,510	$90.21
Reimbursements	10,212,232	12,529,407	8,566,979	6,267,900	12,766,325	$8.20
Straight-Lined Rent(4)	0	0	0	0	1,439,207	$0.92
Vacant Income(5)	0	0	0	0	7,464,675	$4.79
Other Income(6)	3,209,878	3,195,652	3,230,812	2,759,133	2,956,947	$1.90
Vacancy(5)	0	0	0	0	(7,464,675)	($4.79)
Effective Gross Income	$113,255,664	$122,739,552	$102,917,243	$97,004,029	$157,612,989	$101.23
Total Operating Expenses	46,095,990	49,532,888	50,379,050	50,731,490	53,319,272	$34.25
Net Operating Income	$67,159,674	$73,206,665	$52,538,193	$46,272,539	$104,293,717	$66.98
TI/LC	0	0	0	0	1,556,972	$1.00
Capital Expenditures	0	0	0	0	389,243	$0.25
Net Cash Flow	$67,159,674	$73,206,665	$52,538,193	$46,272,539	$102,347,502	$65.73

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	The recent volatility in cash flow and increase from TTM 9/30/2020 Net Cash Flow to Underwritten Net Cash Flow at the Grace Building Property is a result of the replacement of some larger legacy tenants (including 4 of the 5 largest tenants) between 2016 and 2018 and the signing of new and renewal leases with respect to 950,000 SF of space. The cash flow declines in 2019 and TTM 9/30/2020 and the projected increase in UW cash flows are the result of this rollover and the rent abatements associated with the new leases. All outstanding landlord obligations ($56,172,399) and rent abatements ($25,964,570) have been reserved at loan closing.
(3)	Underwritten Base Rent includes contractual rent steps of $4,566,719 underwritten for various tenants through December 31, 2021.
(4)	Represents the straight line credit for investment grade tenants and tenants identified by a legal industry publication as among the 100 largest law firms through the lesser of the lease or loan term.
(5)	Underwritten Vacant Income and Vacancy represents an underwritten economic vacancy of 4.6%. The Grace Building Property is 94.8% occupied as of October 19, 2020.
(6)	Other Income consists of directly billed utilities and $1,608,941 of parking income. 1114 Sixth Parking LLC is the current tenant under a parking garage lease. The tenant has not paid the required monthly rental payments for several months and an event of default is continuing under its lease. The borrower is actively pursuing the termination of the lease and replacement arrangement with a new parking manager. At loan origination, the borrower deposited with the lender $1,608,940 for anticipated parking rent shortfalls.

■	Appraisal. According to the appraisal, the Grace Building Property had an “as-is” appraised value of $2,150,000,000 as of September 8, 2020.

Appraisal Approach	As-Is Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$2,100,000,000	NAP	4.50%
Income Capitalization Approach	$2,150,000,000	5.75%	4.75%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report dated September 22, 2020, there are no recognized environmental conditions or recommendations for further action at the Grace Building Property.

■	Market Overview and Competition. The Grace Building Property is located on the north side of Bryant Park at the corner of 42nd Street and 6th Avenue in the Sixth Avenue/Rockefeller Center submarket of the Midtown Manhattan office market. The Grace Building Property is accessible by multiple major mass transit stations in Manhattan, connecting to points across the tristate area. The 1-2-3, N-R-Q-W, 7 and B-D-F-M subway lines all stop within a block of the Grace Building Property providing access from Penn Station, the Upper West Side, and Queens. The S subway line provides a cross-town connection to Grand Central Station and the 4, 5, 6 subway line. Additionally, the Grace Building Property is three blocks from the Port Authority Bus terminal at 8th Avenue and 42nd Street.

LOAN #9: THE GRACE BUILDING

The Sixth Avenue/Rockefeller Center area has recently experienced the signing of sizable new leases. Per a third-party market research report, in the second quarter of 2020, a large technology company signed a 232,000-SF lease at 151 West 42nd Street that was the largest new lease signed in the quarter. Other recent lease executions include Colliers relocating to the Grace Building Property for approximately 59,000 SF and TripleMint leasing 31,000 SF at 1500 Broadway. Following a wave of move-outs earlier in the annual cycle, relocations into the Sixth Avenue/Rockefeller Center submarket have pushed vacancies downward, and according to the appraisal, as of the second quarter of 2020, the Sixth Avenue/Rockefeller Center Class A office submarket had a vacancy rate of 4.4% and market rents of $87.02 PSF. The average in-place office rent at the Grace Building Property is currently approximately $94 PSF.

The following table presents certain information relating to the appraisal’s market rent conclusion for the Grace Building Property:

Market Rent Summary

	Office Floor 2-12	Office Floor 14-19	Office Floor 20-25	Office Floor 26-37	Office Floor 38-41	Office Floor 42-48
Market Rent (PSF)	$85.00	$90.00	$100.00	$115.00	$125.00	$140.00
Lease Term (Years)	15	15	15	15	15	15
Rent Concession (New/Renewal) (Months)	14 / 7	14 / 7	14 / 7	14 / 7	14 / 7	14 / 7
Rent Increase Projection	$10.00 PSF every 5 years	$10.00 PSF every 5 years	$10.00 PSF every 5 years	$10.00 PSF every 5 years	$10.00 PSF every 5 years	$10.00 PSF every 5 years

The following table presents Class A office buildings which are direct competitors to the Grace Building Property:

Comparable Office Properties(1)

Property Name/Location	Construction Status	Occupancy	Size	Year Built/Completed	Office Rents Asking	Office Rents Taking
Grace Building Property(2) New York, NY	Completed	94.8%	1,556,972	1974 / 2014	$95.13	N/A
One Bryant Park New York, NY	Completed	100.0%	2,354,000	2009	N/A	N/A
Three Bryant Park New York, NY	Completed	96.8%	1,484,325	1972 / 2008	$95.00	$115.00
Seven Bryant Park New York, NY	Completed	97.9%	473,672	2015	$120.00	$150.00
1100 Avenue of the Americas New York, NY	Under Construction	90.4%	373,016	1906 / 2021	N/A	N/A
660 Fifth Avenue New York, NY	Under Construction	66.0%	1,436,839	1958 / 2021	$90.00	$150.00
1 Vanderbilt New York, NY	Completed	65.0%	1,732,955	2020	$125.00	$200.00
1 Manhattan West New York, NY	Completed	86.0%	2,100,000	2019	$115.00	$135.00
2 Manhattan West New York, NY	Under Construction	25.3%	1,900,000	2022	$90.00	$150.00
50 Hudson Yards New York, NY	Under Construction	30.0%	2,900,000	2022	$110.00	$200.00
55 Hudson Yards New York, NY	Completed	98.0%	1,434,038	2019	$105.00	$135.00
4 Times Square New York, NY	Completed	94.1%	1,800,000	1999 / 2018	$80.00	$100.00

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated October 19, 2020.

LOAN #9: THE GRACE BUILDING

The following table presents comparable office sales to the Grace Building Property:

Comparable Sales Summary(1)

Property Name/Location	Rentable Area	Occupancy	Sale Date	Price	Price PSF	Cap Rate
Grace Building Property(2) New York, NY	1,556,972	95%	N/A	N/A	N/A	N/A
One Madison Avenue New York, NY	1,392,565	0%	Contract	$2,300,000,000	$1,652	4.30%
1633 Broadway New York, NY	2,561,512	98%	May-20	$2,400,000,000	$937	4.38%
330 Madison Avenue New York, NY	854,664	96%	Feb-20	$900,000,000	$1,053	4.67%
55 Hudson Yards New York, NY	1,431,155	94%	Jan-20	$2,500,000,000	$1,747	4.16%
150 East 42nd Street New York, NY	1,698,603	97%	Oct-19	$1,300,000,000	$765	4.05%
30 Hudson Yards New York, NY	1,463,234	100%	Apr-19	$2,155,000,000	$1,473	4.96%
640 Fifth Avenue New York, NY	315,886	100%	Apr-19	$975,000,000	$3,087	4.68%
3 Columbus Circle New York, NY	753,405	100%	Nov-18	$1,035,000,000	$1,374	3.98%

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated October 19, 2020.

■	The Borrower. The borrower is 1114 6th Avenue Owner LLC, a Delaware limited liability company that is structured to be bankruptcy-remote with at least one independent director. The borrower is owned by a joint venture partnership between an affiliate of Swig Investment Company, LLC and 1114 6th Avenue Holdings LLC (controlled and majority indirectly owned by an affiliate of the borrower sponsor, Brookfield Office Properties Inc.). Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Grace Building Loan Combination.

The non-recourse carveout guarantors are BOP NYC OP LLC and Swig Investment Company, LLC. The full recourse obligations of the non-recourse carveout guarantors for certain bankruptcy events are capped at 15% of the then-outstanding principal balance of the Grace Building Loan Combination plus certain expenses. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the Preliminary Prospectus for additional information.

BOP NYC OP LLC is a subsidiary of Brookfield Property Partners L.P., the public real estate vehicle of Brookfield Asset Management Inc. (NYSE: BAM) (“Brookfield Asset Management”). Brookfield Asset Management was founded in 1899 and is a global asset manager with a reported approximately $550 billion of assets under management, concentrated in property, infrastructure, renewable power, private equity and credit. Brookfield Asset Management has approximately 150,000 employees in over 100 offices in 30 different countries and is one of the largest real estate fund managers in the world. Brookfield Property Partners L.P. is a large global real estate company, with approximately $86 billion in total assets. Brookfield Property Partners L.P. owns and operates properties in the world’s major markets, with a global portfolio that includes office, retail, multifamily, logistics, hospitality, self-storage, triple-net lease, manufactured housing and student housing assets.

Swig Investment Company, LLC is a San Francisco-based private real estate investment company with an 80-year history of development, ownership and management of commercial real estate properties in major markets throughout the United States. The company’s diversified portfolio includes over 9 million SF of office buildings in markets such as New York, San Francisco, and Southern California.

■	Escrows. At loan origination, the borrower deposited (i) $56,172,399 for outstanding landlord tenant improvement and leasing commission obligations due to various tenants; (ii) $25,964,570 for free rent owed to various tenants through June 2022 to be applied on each monthly payment date to simulate the payment of tenant rent; (iii) $5,970,240 for certain construction and improvement work related to the lobby and elevator cabs and systems; and (iv) $1,608,940 for anticipated parking rent shortfalls from the loan origination date through November 2021, 1/12 of which reserve will be applied to the Grace Building Loan Combination lockbox account on each monthly payment date for such period.

Tax Reserve – During a Trigger Period (as defined below), the borrower is required to deposit monthly 1/12 of the annual estimated real estate taxes.

LOAN #9: THE GRACE BUILDING

Insurance Reserve – During a Trigger Period the borrower is required to deposit monthly 1/12 of the annual estimated insurance premiums (unless the Grace Building Property is covered by a blanket policy).

Replacement Reserves – During a Trigger Period, the borrower is required to deposit monthly an amount equal to $0.20 PSF per annum (initially $25,950) for capital expenditures.

TI/LC Reserves – During a Trigger Period, the borrower is required to deposit monthly an amount equal to $1.50 PSF per annum (initially $194,622) for tenant improvements and leasing commissions.

A “Trigger Period” means a period (i) commencing upon the occurrence of an event of default under the Grace Building Loan Combination or, if a mezzanine loan is then outstanding, under such mezzanine loan, and ending when the event of default has been cured; or (ii) beginning when the debt yield (including any mezzanine loan, if outstanding) (tested each fiscal quarter) is less than 6.00% for any two consecutive fiscal quarters, and ending when (x) the debt yield (including any mezzanine loan, if outstanding) (tested each fiscal quarter) is at least 6.00% for any two consecutive fiscal quarters or (y) the borrower has delivered cash or a letter of credit (the “Low Cash Flow Period Threshold Collateral”) in an amount which, when applied to the outstanding principal balance of the Grace Building Loan Combination (plus any mezzanine loan) would be sufficient to meet the debt yield requirement of 6.00%.

■	Lockbox and Cash Management. The Grace Building Loan Combination is structured with a hard lockbox and springing cash management. Revenues from the Grace Building Property are required to be deposited into the lockbox account directly by tenants and any funds received by the borrower and property manager within five business days of receipt. If no Trigger Period exists, funds in the lockbox account will be disbursed to the borrower. During a Trigger Period, funds in the lockbox account are required to be swept on each business day to the lender-controlled cash management account and disbursed according to the Grace Building Loan Combination documents with excess cash held by the lender for so long as such Trigger Period continues, other than for disbursements to the borrower for (unless already paid) debt service due under the Grace Building Loan Combination, shortfalls in the required reserve accounts, deposit of the Low Cash Flow Period Threshold Collateral, emergency and life safety expenses, approved operating expenses, and disbursements to the borrower to be distributed to its equity holders in an amount sufficient to satisfy the distribution requirements applicable to REITs and certain other uses as set forth in The Grace Building Loan Combination documents.

■	Property Management. The Grace Building Property is currently managed by TRZ Holdings IV LLC (an affiliate of the borrower sponsors) (“TRZ”), pursuant to a management agreement and sub-managed by Brookfield Properties (USA II) LLC (an affiliate of the borrower sponsor pursuant to a sub-management agreement). Under the Grace Building Loan Combination documents, the Grace Building Property is required to be managed by TRZ and sub-managed by Brookfield Properties (USA II) LLC, respectively, or any Qualified Manager as defined in The Grace Building Loan Combination documents. The lender has the right to replace, or require the borrower to replace, each of the property manager and the sub-property manager with a property manager or sub-property manager, as applicable, selected by the borrower (or selected by the lender in the event of an event of default under the Grace Building Loan Combination documents) (i) during the continuance of an event of default under the Grace Building Loan Combination documents, (ii) during the continuance of a material default by the property manager under the management agreement or the sub-property manager under the sub-management agreement (after the expiration of any applicable notice and/or cure periods), or (iii) if the property manager or sub-property manager becomes bankrupt or insolvent.

LOAN #9: THE GRACE BUILDING

■	Current Mezzanine or Subordinate Indebtedness. The Grace Building Property also secures the Grace Building Subordinate Companion Loan, which has an aggregate Cut-off Date principal balance of $367,000,000. The Grace Building Subordinate Companion Loan accrues interest at an interest rate of 2.69210% per annum. The Grace Building Senior Loan is senior in right of payment to the Grace Building Subordinate Companion Loan. At or around origination, the holders of the Grace Building Senior Loan and the Grace Building Subordinate Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Grace Building Loan Combination. See “Description of the Mortgage Pool—The Loan Combinations—The Grace Building Pari Passu-AB Loan Combination” in the Preliminary Prospectus.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. An affiliate of the borrower is permitted to incur future mezzanine debt (secured by a pledge of direct equity interests in the borrower), provided that among other conditions: (i) no event of default is continuing; (ii) the principal amount of the mezzanine loan may not exceed an amount which, when combined with the Grace Building Loan Combination results in (a) a loan-to-value ratio greater than 58.14% or (b) a debt yield less than 8.35%; (iii) the mezzanine loan is co-terminous with the Grace Building Loan Combination or is freely prepayable after the maturity date of the Grace Building Loan Combination; (iv) the mezzanine loan is interest-only; (v) an intercreditor agreement is executed that is acceptable to the lender and the rating agencies; and (vi) a rating agency confirmation is delivered by each rating agency rating securities backed by the Grace Building Loan Combination.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to obtain and maintain “all risk” property insurance that covers perils of terrorism and acts of terrorism in an amount equal to the full replacement cost of the Grace Building Property and business interruption insurance for 36 months (24 months for terrorism) with a 12-month extended period of indemnity; provided that if the Terrorism Risk Insurance Program Reauthorization Act is no longer in effect, the borrower will not be obligated to pay annual insurance premiums for terrorism coverage in excess of two times the insurance premiums that would be payable under policies then obtained for all risk and business interruption insurance (excluding the terrorism and earthquake components of such property and business income insurance). See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

loan #10: station park & station Park west

loan #10: station park & station Park west

loan #10: station park & station Park west

HILL AFB
Sun Hills Golf Course
E 700 S
Hillgate Shopping Center
193
Weber State University Davis
Wyndom Square
Kays Creek Parkway
Davis Hospital
Lowe's
Target
ANTELOPE DR
89
Layton
Layton Hills Mall
Syracuse
Ellison Park
Layton Village
Valley View Golf Course
Layton Hospital
15
Kaysville
Davis Technical College
Station Park & Station Park West
150 North Central Avenue and 1037 & 1070 West Park Lane
Farmington, UT 84025
Farmington
Lagoon Amusement Park
Farmington Bay
Centerville
67
Kaysville
Great Salt Lake
Centerville
Bountiful
SLC
Salt Lake City
Summit Park
West Valley City
South Salt Lake
Taylorsville
Park City
West Jordan
Cottonwood Heights
Sandy
Riverton
MAP © 2020 CARTIFACT
DATA © OSM CONTRIBUTORS

loan #10: station park & station Park west

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		JPMCB
Location (City/State)	Farmington, Utah	Cut-off Date Balance(3)		$58,700,000
Property Type	Mixed Use	Cut-off Date Balance per SF(2)		$119.26
Size (SF)(1)	995,303	Percentage of Initial Pool Balance		3.8%
Total Occupancy as of 10/1/2020	88.3%	Number of Related Mortgage Loans		3
Owned Occupancy as of 10/1/2020	88.3%	Type of Security		Fee Simple
Year Built / Latest Renovation	2011-2018 / NAP	Mortgage Rate		3.37700%
Appraised Value	$237,400,000	Original Term to Maturity (Months)		120
Appraisal Date	10/2/2020	Original Amortization Term (Months)		NAP
Borrower Sponsors	California State Teachers Retirement System and	Original Interest Only Period (Months)		120
	CenterCal, LLC	First Payment Date		1/5/2021
Property Management	CenterCal Properties, LLC and	Maturity Date		12/5/2030
	Crescent Hotels & Resorts, LLC

Underwritten Revenues	$25,149,606
Underwritten Expenses	$8,569,989	Escrows(4)
Underwritten Net Operating Income (NOI)	$16,579,617	Upfront		Monthly
Underwritten Net Cash Flow (NCF)	$15,932,670	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	50.0%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	50.0%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	4.08x / 3.92x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	14.0% / 13.4%	Other(5)	$4,206,133	$0

	Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$118,700,000	100.0%	Return of Equity	$113,406,092	95.5%
			Upfront Reserves	4,206,133	3.5
			Closing Costs	1,087,775	0.9
Total Sources	$118,700,000	100.0%	Total Uses	$118,700,000	100.0%

(1)	Size (SF) is exclusive of the Hyatt Place (as defined below), which is comprised of a 108-room select-service hotel.

(2)	Calculated based on the aggregate outstanding principal balance of the Station Park Loan Combination (as defined below).

(3)	The Cut-off Date Balance of $58,700,000 represents the non-controlling note A-2, which, together with the controlling pari passu note A-1 with an aggregate original principal balance of $60,000,000, comprise the Station Park Loan Combination with a total original principal balance of $118,700,000.

(4)	See “—Escrows” below.

(5)	Other Escrows are inclusive of a $3,958,133 Gap Rent Reserve (as defined below) and a $248,000 Key Money Reserve (as defined below).

■	The Mortgage Loan. The mortgage loan (the “Station Park & Station Park West Loan”) is part of a loan combination (the “Station Park Loan Combination”) evidenced by two pari passu notes with an aggregate outstanding original principal balance of $118,700,000. The Station Park & Station Park West Loan Combination is secured by the first mortgages encumbering the borrowers’ fee simple interest in a 995,303 SF mixed use, open air lifestyle center inclusive of a grocery anchored power center, Class A office space, a 108-room Hyatt Place hotel (“Hyatt Place”), three retail strip buildings, a movie theatre and a gas station (the “Station Park Property”) located in Farmington, Utah. The Station Park Loan was originated by JPMorgan Chase Bank, National Association (“JPMCB”) on December 4, 2020. The Station Park Loan is evidenced by the non-controlling note A-2, has an outstanding principal balance as of the Cut-off Date of $58,700,000 and an interest rate of 3.37700% per annum, and represents approximately 3.8% of the Initial Pool Balance. The proceeds of the Station Park Loan were used to return equity to the sponsor, fund reserves and pay closing costs.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	Benchmark 2020-B22	Yes
A-2	$58,700,000	$58,700,000	Benchmark 2021-B23	No
Total	$118,700,000	$118,700,000

The Station Park Loan Combination had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Station Park Loan Combination requires interest only payments for the entirety of the loan term. The scheduled maturity date of the Station Park Loan Combination is the due date in December 2030. Provided that no event of default has occurred and is continuing under the Station Park Loan Combination documents, the borrowers have the option to (i) defease the Station Park Loan Combination in whole, but not in part, at any time after the date that is two years after the closing date of the Benchmark 2021-B23 securitization, or (ii) prepay the Station Park Loan Combination in whole, or in part, on or after January 5, 2023, provided that the borrower pays the greater of a yield maintenance premium or a prepayment premium equal to 1.0% of the principal amount being prepaid. The Station Park Loan Combination is prepayable without penalty on or after September 5, 2030.

loan #10: station park & station Park west

■	The Mortgaged Property. The Station Park Property is a 995,303 SF, Class A, mixed-use property comprised of two components, “Station Park” and “Station Park West”. Station Park is comprised of The Village, an open air lifestyle center consisting of upper level Class A office space, a movie theatre and a 108-room Hyatt Place franchise hotel. Additionally, Station Park consists of a separate grocery-anchored retail power center constructed in 2011 and anchored by Harmons Grocery (“Harmons”). In the aggregate, Station Park consists of 893,872 SF (exclusive of SF associated with Hyatt Place). The office space at Station Park consists of five, three-story buildings with ground floor retail and upper level office space constructed in phases between 2011 and 2016. The Station Park West component is located directly west of Station Park, across Park Lane Road. Station Park West is comprised of three unanchored multi-tenant retail strip buildings, a single-tenant office building and a fuel station, which is subject to a ground lease. In aggregate, Station Park West consists of 101,431 SF. The three unanchored retail strip buildings were constructed between 2016 and 2018. The single-tenant office building was built in 2016 and consists of two stories that are 100.0% leased to Vista Outdoor through May 2026. Station Park West is also inclusive of three undeveloped pad sites totaling an estimated 16,315 SF, all of which is included as collateral for the Station Park Loan Combination. The Station Park Property spans across approximately 67.3 acres and has 4,883 parking spaces (4.9 spaces per 1,000 SF).

The Borrower Sponsors (as defined below) acquired the Station Park site in 2007 and developed the Station Park Property in phases between 2011 and 2018 at an estimated total cost of approximately $232.5 million ($234 PSF). The Borrower Sponsors have since invested approximately $87.2 million in leasing costs and approximately $1.4 million in capital improvements, resulting in a total cost basis of approximately $321.1 million ($323 PSF). Since 2019, seven new leases have commenced totaling 86,684 SF of net rentable area at the Station Park Property. Despite the COVID-19 pandemic, the Borrower Sponsors has executed a ground lease with Quick Quack, accounting for an additional 3,600 SF at one of the undeveloped pad sites, which is expected to be improved with an express car wash. The Borrower Sponsors is also in advanced negotiations to lease one of the undeveloped pad sites to a national retailer. The Borrower Sponsors are focused on creating thoughtful projects that will endure lasting benefits to the communities they serve. The Borrower Sponsors continue to lease up the Station Park Property and invest resources to create a strong sense of community and family connection for the next generation of shopping experience, offering many reasons to visit the property for activities, entertainment and community events.

In aggregate, the Station Park Property consists of 995,303 SF and was 88.3% leased (excluding Hyatt Place) to over 100 tenants as of October 1, 2020. The Station Park Property office component is 100.0% leased to 18 tenants. The retail space within the Station Park Property accounts for approximately 80.1% of the net rentable area and is 85.4% leased to over 100 tenants. Approximately 72.0% of Underwritten Base Rent at the Station Park Property is attributable to retail tenants.

Hyatt Place is situated in the center of the Station Park Property and features 108 guestrooms, many of which offer surrounding mountain views. Hyatt Place is a three-story select-service hotel equipped with 1,580 SF of divisible meeting space, a pool and spa, a fitness center, a market and a breakfast bar. The Gallery Menu serves food to guests 24/7 and The Library, located just off the hotel lobby, offers mountain views from the attached outdoor deck. Hyatt Place has remained open and operational throughout the onset of the COVID-19 pandemic and reported room revenue of $2.7 million and net cash flow of $119,039 for TTM October 2020. Further, Hyatt Place reported occupancy, ADR, and RevPAR of 62.4%, $110.56 and $68.95 as of TTM September 2020, respectively.

Hotel Performance(1)

	TTM September 2018			TTM September 2019			TTM September 2020
	Occ %	ADR	RevPAR	Occ %	ADR	RevPAR	Occ %	ADR	RevPAR
Hyatt Place	77.0%	$118.07	$90.87	77.8%	$117.30	$91.24	62.4%	$110.56	$68.95
Competitive Set	72.0%	$99.34	$71.53	71.9%	$100.65	$72.36	54.0%	$90.35	$48.78
Penetration Index	106.9%	118.9%	127.0%	108.2%	116.5%	126.1%	115.5%	122.4%	141.3%

(1) Third party market research report

loan #10: station park & station Park west

COVID-19 Update. As of January 1, 2020, the Station Park Loan Combination is not subject to any modification or forbearance request. The Borrower Sponsor negotiated rent deferrals on a tenant-by-tenant basis and ultimately provided two months of deferred rent in April and May to 31 tenants accounting for 293,362 SF (29.2% of NRA) and $909,200 of base rent. The leases for these tenants were amended such that the deferred rent will be recouped by the landlord via 12 equal installments in 2021. At origination, a $3,958,133 gap rent reserve was established, representing the aggregate amount of base rent for the succeeding 12-months for tenants who have not paid in-full base rent due pursuant to each such tenant’s underlying lease as of the origination date. Such amounts will not be released to the borrower until, among other conditions, (i) collections exceed 95% of the full rent payable from all tenants in place as of the origination date for a period of 12 consecutive months and (ii) the Station Park Property is at least 80% occupied based on total square footage, provided no event of default of Cash Sweep Event (as defined below) then exists. The first payment date of the Station Park Loan Combination is January 5, 2021. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus. The chart below outlines collections throughout the COVID-19 pandemic.

COVID-19 Collections Summary

April	May	June	July	August	September	October	November	December
67.2%	57.5%	72.9%	82.2%	82.4%	82.1%	83.6%	85.7%	84.7%

(1)	Based on collections report provided by the borrower.

The largest tenant, Harmons (72,785 SF; 7.3% of NRA; 4.8% of UW Base Rent) was founded in 1932 and is a family owned and locally run grocer within the state of Utah. Harmon’s has 20 stores throughout the Wasatch Front and St. George’s area. The grocery store chain emphasizes sourcing from local companies and farms, and focuses on using higher-quality ingredients. In addition to selling groceries, Harmon’s operates post offices, coffee bars, offers full-time chefs and cooking classes, and employs pharmacists and dieticians across its locations. Harmon’s serves as the grocery-anchor within the power center at the Station Park Property. Harmon’s has been a tenant at the Station Park Property since April 2011. Harmons Fuel Station was built in 2019 and accounts for 3,396 SF at the Station Park Property. Harmons has four, five-year renewal options remaining. Harmon’s has no termination options remaining.

The second largest tenant, Cinemark (53,624 SF; 5.4% of NRA; 4.6% of UW Base Rent) was founded in 1984 and is a leader in the motion picture exhibition industry with 533 theatres and 5,974 screens in the U.S. and Latin America as of September 30, 2020. Cinemark is headquartered in Plano, Texas and is the third largest circuit in the U.S. with 331 theatres and 4,517 screens in 42 states across the United States. Cinemark is currently open and has been a tenant at the Station Park Property since August 2011. Cinemark has four, five-year renewal options remaining and no termination options.

The third largest tenant, Best Buy (50,455 SF; 5.1% of NRA; 3.1% of UW Base Rent) was incorporated in 1966 and engages in consumer technology. Best Buy has operations in the United States, Canada and Mexico and operates 977 stores and 11 Best Buy outlet centers throughout the United States. For the fiscal year 2020, Best Buy reported domestic revenue of over $40.1 billion, a 2.1% increase from fiscal year 2019. Best Buy has been a tenant at the Station Park Property since October 2018 and has four, five-year renewal options. Best Buy has no termination options.

loan #10: station park & station Park west

The following table presents certain information relating to the tenants at the Station Park Property:

Ten Largest Owned Tenants Based on Tenant GLA(1)(2)

Tenant Name	Property Type	Credit Rating (Fitch/MIS/S&P)(3)	Tenant GLA(5)	% of Owned GLA	UW Base Rent(4)	% of Total UW Base Rent(4)	UW Base Rent per SF(4)	Lease Expiration	Renewal / Extension Options
Harmons(5)	Retail	NR/NR/NR	72,785	7.3%	$912,434	4.8%	$12.54	4/30/2031	4, 5-year options
Cinemark	Retail	B+/B3/B	53,624	5.4%	884,796	4.6%	$16.50	7/31/2026	4, 5-year options
Best Buy	Retail	NR/Baa1/BBB	50,455	5.1%	599,910	3.1%	$11.89	3/31/2029	4, 5-year options
Life Engineering(6)	Office	NR/NR/NR	43,145	4.3%	1,121,770	5.9%	$26.00	6/1/2026	2, 5-year options
Vista Outdoor(7)(8)	Office	NR/B2/B+	35,194	3.5%	846,064	4.4%	$24.04	5/31/2026	2, 5-year options
Nordstrom Rack	Retail	NR/Baa3/BB+	29,603	3.0%	429,244	2.2%	$14.50	11/30/2023	4, 5-year options
UDO	Office	NR/NR/NR	28,970	2.9%	745,978	3.9%	$25.75	9/1/2025	2, 5-year options
Marshalls	Retail	NR/A2/A	25,340	2.5%	213,337	1.1%	$8.42	8/31/2021	4, 5-year options
Ross Dress for Less	Retail	NR/A2/BBB+	25,060	2.5%	213,010	1.1%	$8.50	1/31/2022	4, 5-year options
Homegoods	Retail	NR/A2/A	24,903	2.5%	217,901	1.1%	$8.75	8/31/2021	4, 5-year options
Ten Largest Tenants			389,079	39.1%	$6,184,444	32.3%	$15.90
Remaining Occupied Retail			398,357	40.0%	$10,291,184	53.9%	$25.81
Remaining Occupied Office			91,155	9.2%	$2,654,421	13.8%	$29.12
Total Occupied			878,591	88.3%	$19,130,049	100.0%	$21.77
Vacant			116,712	11.7%	$0
Total / Wtd. Avg.			995,303	995,303	$19,130,049
(1)	Based on the underwritten rent roll dated October 1, 2020, exclusive of Hyatt Place which is comprised of a 108-room select-service hotel.

(2)	Certain of the tenants have leases that provide for co-tenancy provisions. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” in the Preliminary Prospectus for additional information.

(3)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(4)	UW Base Rent, % of Total UW Base Rent and UW Base Rent per SF are inclusive of contractual rent steps through October 2021 accounting for approximately $540,207 in UW Base Rent.

(5)	Tenant GLA is inclusive of 3,396 SF attributable to Harmons Fuel Center with a lease expiration date in July 2026 accounting for $21.44 PSF in UW Base Rent.

(6)	Pursuant to a sublease (the “Sublease”) executed on December 1, 2020, between Life Engineering, the fourth largest tenant at the Mortgaged Property, as subtenant, and Pluralsight, LLC, the current prime tenant whose lease expires on February 28, 2021, Life Engineering is subleasing its space from Pluralsight through February 28, 2021. According to the borrower, Life Engineering is in occupancy of the space under the Sublease. Life Engineering has executed a new prime lease (the “New Lease”) with the landlord and, upon expiration of the Sublease, will become a direct tenant under the new lease. The rent commencement date with respect to the New Lease will occur 90 days following delivery of the related space, which is anticipated to be on or before March 1, 2021. We cannot assure you that this tenant will begin paying rent as anticipated or at all.

(7)	Vista Outdoor (“Vista”) has a continuing option to terminate its lease with respect to all or a portion of its premises on and after June 1, 2023, with at least a nine months’ prior written notice and the payment of a termination fee.

(8)	Vista has entered into a sublease of its entire space with El Morro Holdings, Inc. (“El Morro”), as the subtenant. Pursuant to the sublease, in the event of a natural expiration of or an earlier termination of Vista’s current lease (the “Prime Lease”), the Prime Lease would be assigned over to El Morro, upon which event the term of the Prime Lease would be extended to May 31, 2028.

loan #10: station park & station Park west

The following table presents certain information relating to the lease rollover schedule at the Station Park Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	6,212	0.6%	0.6%	$272,838	1.4%	$43.92	7
2021	74,040	7.4%	8.1%	$1,031,710	5.4%	$13.93	10
2022	77,195	7.8%	15.8%	$1,486,707	7.8%	$19.26	16
2023(3)	136,348	13.7%	29.5%	$2,914,712	15.2%	$21.38	20
2024	64,361	6.5%	36.0%	$1,757,406	9.2%	$27.31	13
2025	88,473	8.9%	44.9%	$2,629,828	13.7%	$29.72	14
2026(4)	198,135	19.9%	64.8%	$4,841,921	25.3%	$24.44	14
2027	7,705	0.8%	65.6%	$215,985	1.1%	$28.03	4
2028	13,308	1.3%	66.9%	$437,435	2.3%	$32.87	6
2029	90,786	9.1%	76.0%	$1,678,258	8.8%	$18.49	7
2030	48,348	4.9%	80.9%	$908,691	4.8%	$18.79	5
2031	73,680	7.4%	88.3%	$954,558	5.0%	$12.96	2
2032 & Thereafter	0	0.0%	88.3%	$0	0.0%	$0.00	0
Vacant	116,712	11.7%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	995,303	100.0%		$19,130,049	100.0%	$21.77	118

(1)	Based on the underwritten rent roll dated October 1, 2020, exclusive of Hyatt Place which is comprised of a 108-room select-service hotel.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are inclusive of contractual rent steps through October 2021 accounting for approximately $540,207 in UW Base Rent.

(3)	2023 is inclusive of 11,173 SF attributable to Forever 21 which pays % in lieu and has no attributable underwritten base rent.

(4)	2026 is inclusive of 43,145 SF attributable to Life Engineering which is not yet paying rent. The rent commencement date with respect to the Life Engineering lease will occur 90 days following delivery of the related space, which is anticipated to be on or before March 1, 2021. We cannot assure you that this tenant will begin paying rent as anticipated or at all.

The following table presents certain information relating to historical leasing at the Station Park Property:

Historical Leased%(1)

	2017	2018	2019	As of 10/1/2020(2)
Owned Space	75.8%	79.2%	89.9%	88.3%

(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Based on the underwritten rent roll dated October 1, 2020, exclusive of Hyatt Place which is comprised of a 108-room select-service hotel.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Station Park Property:

Cash Flow Analysis

	2017	2018	2019	TTM 10/31/2020	Underwritten	Underwritten $ per SF
Base Rent(2)	16,155,521	15,841,457	$17,287,499	$19,031,461	$19,130,049	$19.22
Straight-Line Rental Income	0	0	0	0	12,287	$0.01
Vacant Income	0	0	0	0	3,634,805	$3.65
Gross Potential Rent	$16,155,521	$15,841,457	$17,287,499	$19,031,461	$22,777,141	$22.88
Total Reimbursements	4,121,300	3,925,959	4,891,000	5,952,865	5,579,474	$5.61
Hotel Income	928,981	1,062,763	1,064,625	119,039	119,039	$0.12
Other Income	251,849	778,340	525,684	308,757	308,757	$0.31
Gross Potential Income	$21,457,651	$21,608,519	$23,768,809	$25,412,122	$28,784,412	$28.92
Less: Vacancy & Credit Loss	0	0	0	0	(3,634,805)	($3.65)
Effective Gross Income	$21,457,651	$21,608,519	$23,768,809	$25,412,122	$25,149,606	$25.27
Total Fixed Expenses(3)	2,840,568	3,436,740	3,991,067	2,456,978	2,415,759	$2.43
Total Operating Expenses	5,790,977	5,866,550	6,617,951	6,162,106	6,154,230	$6.18
Net Operating Income	$12,826,107	$12,305,229	$13,159,791	$16,793,038	$16,579,617	$16.66
TI/LC	0	0	0	0	497,652	$0.50
Capital Expenditures	0	0	0	0	149,295	$0.15
Net Cash Flow	$12,826,107	$12,305,229	$13,159,791	$16,793,038	$15,932,670	$16.01

(1)	Based on the underwritten rent roll dated October 1, 2020.

(2)	Base Rent is inclusive of contractual rent steps through October 2021.

(3)	The decrease in Total Fixed Expenses from TTM 10/31/2020 to Underwritten is primarily attributable to a permanent reduction in real estate taxes as a result of real estate tax reassessment at the Station park Property.

loan #10: station park & station Park west

■	Appraisal. According to the appraisals, the Station Park Property had an aggregate “as-is” appraised value of $237,400,000 as of October 2, 2020.

Property	Appraisal Approach	Value	Discount Rate	Capitalization Rate
Station Park (Lifestyle/ Power Center Component)	Discounted Cash Flow Analysis	$197,900,000	9.00%	6.29%
Station Park (Lifestyle/ Power Center Component)	Direct Capitalization Method	$192,400,000	N/A	7.75%
Station Park (Hotel Component)	Discounted Cash Flow Analysis	$8,900,000	10.50%	9.00%
Station Park (Hotel Component)	Direct Capitalization Method	$8,400,000	N/A	8.50%
Station Park West	Discounted Cash Flow Analysis	$31,400,000	8.00%	6.75%
Station Park West	Direct Capitalization Method	$32,600,000	N/A	6.75%

■	Environmental Matters. The Phase I environmental report dated March 31, 2020 recommended no further action at the Station Park component of the Station Park Property and the Phase I environmental report dated April 3, 2020 recommended no further action at the Station Park West component of the Station Park Property. At origination, the Borrower Sponsors provided a secured lender environmental policy from Ironshore Specialty Insurance Company with the lender as the named insured, with per incident and aggregate limits of $10,000,000 and a $50,000 per incident self-insured retention. The insurance premium was paid at origination.

■	Market Overview and Competition. The Station Park Property is located within the Ogden-Clearfield, UT Metropolitan Statistical Area (“MSA”), approximately 17 miles south of the Ogden Central Business District (“CBD”) and 15 miles north of the Salt Lake City CBD. The area includes a total of 326,231 employees and has a 7.0% unemployment rate. The top three industries in the area include manufacturing, health care/social assistance and retail trade. Primary access to the Station Park Property is provided by Interstate 15, which can be accessed from the Station Park Property and provides access to communities to the north and into Idaho, as well as Salt Lake City to the south. The Station Park Property benefits from nearby attractions including Lagoon Amusement Park, a privately-owned amusement park in Farmington with over 50 rides and 10 roller coasters, which is approximately 2 miles from the Station Park Property. Additionally, the University of Utah Health Center, an advanced medical facility of over 100,000 SF, sits adjacent to the Station Park Property and specializes in primary, specialty and urgent care. The Station Park Property is also served by Farmington Station commuter rail landing and park and ride. The station is served by FrontRunner, the UTA’s commuter rail train that operates along the Wasatch Front with service from Ogden to the north through the Salt Lake City MSA and into Utah to the south. The Farmington Station has approximately 900 parking spaces. According to the appraisal, the estimated 2020 population within a one-, three- and five-mile radius of the Station Park Property was approximately 8,298, 39,468 and 76,624, respectively. The estimated 2020 average household income within the same radii was approximately $126,930, $132,124 and $122,898, respectively.

The Station Park Property is located in the Salt Lake retail market, which has over 36.8 million SF of retail space and a vacancy rate of 7.2%. As of the second quarter of 2020 there was 69,534 SF of net absorption and average NNN market rents were $18.19 PSF, a 4.6% increase quarter-over-quarter. Despite uncertainty, new leasing activity in the Salt Lake retail market totaled 437,320 SF as of the second quarter of 2020, including 87,000 SF of vacant big-box space for retail use.

According to a third party market report, the Station Park Property is located in the Davis/Weber County office market, which consists of approximately 13.2 million square feet of office space. As of the second quarter of 2020, the overall market reported an occupancy rate of 93.2% with market rents averaging $17.73 PSF.

With respect to the Station Park component, the appraisal identified 24 comparable retail leases across six properties within the Salt Lake City MSA ranging in size from 960 SF to 21,008 SF with lease terms ranging between 5.0 and 15.0 years. The comparable tenants reported annual NNN rental rates ranging from $15.90 to $50.00 PSF with a weighted average rent of approximately $26.36 PSF.

loan #10: station park & station Park west

Station Park - Competitive/Comparable Retail Properties(1)

						Appraiser’s Comparable Leases
Property Name	Distance to Subject (miles)	Size (SF)	Year Built/ Renovated	Occupancy	Anchor/Major Tenants	Range of Lease Terms (Yrs)	Range of Base Rent PSF
The Gateway	15.0	647,724	2001 / 2018	70.0%	NAP	5.0 – 15.0	$20.00 - $30.00
Salt Lake City, UT
Layton Pointe	8.1	123,890	2005	90.0%	Bed Bath & Beyond;	5.0 - 10.0	$31.21 - $50.00
Layton, UT					Dress Barn; Ross
Family Center at Riverdale	14.0	427,805	1995 / 2008	98.0%	Super Target;	5.0 – 10.0	$21.50 – $33.84
Riverdale, UT					Gordman’s; Best Buy;
					Sportmans’ Warehouse;
					Applebee’s; Jo-Ann Fabrics
The Shoppes at Fort Union	25.0	694,099	1980 / 2006	98.0%	Smith’s Food and	10.0 – 10.7	$30.00 - $44.00
Midvale, UT					Drug; Walmart; Petco
					Bed Bath & Beyond; Ross;
					DSW Shoes, Michaels,
The District	29.0	906,300	2007	98.0%	Target; JC Penney;		$28.00 - $35.00
South Jordan, UT					Ross; Sports Authority;	5.0
					Petco; Hobby Lobby
West Bountiful Commons I & II	6.5	329,549	1993	99.0%	Costco; At Home; Office	5.0 – 10.0	$15.90 – $35.00
West Bountiful, UT					Depot; Petco

(1)	Source: Appraisal

With respect to the Station Park component, the appraisal identified 8 comparable office leases across four properties within the Salt Lake City MSA ranging in size from 2,395 SF to 19,327 SF with lease terms ranging between 3.1 and 10.0 years. The comparable tenants reported annual NNN rental rates ranging from $21.34 to $30.00 PSF with a weighted average rent of approximately $27.21 PSF.

Station Park – Competitive/Comparable Office Properties(1)

						Appraiser’s Comparable Leases
Property Name	Distance to Subject (miles)	Size (SF)	Year Built/ Renovated	Occupancy	Lease Type	Range of Lease Terms (Yrs)	Range of Base Rent PSF
Parrish Crossing	6.0	NAP	2020	NAP	Full-Service	10.0	$26.20 - $26.27
Centerville, UT
Falcoln Hill	12.5	73,912	2017	100.0%	Full-Service	5.4	$26.50
Layton, UT
Centerville Business Park	5.5	131,183	2000 / 2014	100.0%	Full-Service	3.1 – 8.5	$21.34 - $22.54
Centerville, UT
Gateway 3		114,197	2001	78.0%	Full-Service/	5.0 – 5.4	$28.00 - $30.00
Salt Lake City, UT					Base Yr. Stop

(1)	Source: Appraisal

The following table presents certain information relating to the appraisal’s market rent conclusion for the Station Park component at the Station Park Property:

Summary of Appraisal’s Concluded Market Rent – Station Park

Market Rent PSF
Power Center
Anchors	$11.00
Jr. Anchors greater than 20K SF	$14.00
Jr. Anchors less than 20K SF	$18.00
In-line	$25.00
Village
Greater than 10K SF	$18.00
4k to 8k SF	$30.00
Less than 2k SF	$34.00
Pavilion	$36.00
Outparcel	$34.00 - $75.00

loan #10: station park & station Park west

With respect to the Station Park West component, the appraisal identified 16 retail lease comparables across five properties within the Salt Lake City MSA ranging in size from 960 SF to 6,409 SF with lease terms ranging between 5.0 and 10.0 years. The comparable tenants reported annual NNN rental rates ranging from $21.50 to $50.00 PSF. with a weighted average rent of approximately $32.74 per SF.

Station Park West - Competitive/Comparable Retail Properties(1)

						Appraiser’s Comparable Leases
Property Name	Distance to Subject (miles)	Size (SF)	Year Built/ Renovated	Occupancy	Anchor/Major Tenants	Range of Lease Terms (Yrs)	Range of Base Rent PSF
Layton Pointe	8.1	123,890	2005	90.0%	Bed Bath & Beyond;	5.0 – 10.0	$31.21 - $50.00
Layton, UT					Dress Barn; Ross
Family Center at Riverdale	14.0	427,805	1995 / 2008	98.0%	Super Target;	5.0 - 10.0	$21.50 - $33.84
Riverdale, UT					Gordman’s; Best
					Buy; Sportman’s
					Warehouse; Applebee’s; Jo-Ann Fabrics
Ogden Commons – Pads	18.0	26,877	2010 / 2018	100.0%	Winco Foods; PetSmart;	5.0 – 6.0	$26.00
Ogden, UT					Ross Dress For Less
The Point – Pad D	12.0	9,302	2018	100.0%	NAP	5.0 – 10.0	$24.50 - $27.80
West Point, UT
Riverdale Town Center	14.0	88,000	2017	90.0%	Hobby Lobby	5.0 -10.0	$35.00 - $39.00
Riverdale, UT

(1)	Source: Appraisal

Also with respect to the Station Park West component, the appraisal identified seven office lease comparables across four properties within the Salt Lake City MSA ranging in size from 2,055 SF to 15,221 SF with lease terms ranging between 5.0 and 10.0 years. The comparable tenants reported annual rental rates ranging from $14.50 to $26.67 PSF with a weighted average rent of approximately $24.13 PSF.

Station Park West - Competitive/Comparable Office Properties(1)

						Appraiser’s Comparable Leases
Property Name	Distance to Subject (miles)	Size (SF)	Year Built/Renovated	Occupancy	Lease Type	Range of Lease Terms (Yrs)	Range of Base Rent PSF
Parrish Crossing	6.0	NAP	2020	NAP	Full-Service	10.0	$26.20 – $26.67
Centerville, UT
Farmington Tech Center	1.7	33,000	2018	70.0%	Full-Service	5.0 – 7.2	$22.50 - $23.00
Farmington, UT
Legend Hills Tower 3	9.3	35,305	2006	100.0%	NNN	5.2	$14.50
Clearfield, UT
Layton Grandview Corporate Center	10.3	34,902	2000	91.0%	Full-Service Base Yr. Stop	5.3	$19.50
Layton, UT

(1)	Source: Appraisal

The following table presents certain information relating to the appraisal’s market rent conclusion for the Station Park West component at the Station Park Property:

Summary of Appraisal’s Concluded Market Rent – Station Park West

Market Rent PSF
Retail/Shop Space	$30.00 - $38.00
Office	$26.00
Pad Site	$18.00

loan #10: station park & station Park west

■	The Borrowers. The borrowers are Station Park CenterCal Owner, LLC and Station Park Hotel CenterCal Owner, LLC, each a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Station Park Loan. The borrowers are indirectly owned or controlled by a joint venture between California State Teachers Retirement System (“CalSTRS”) and CenterCal, LLC (“CenterCal”) (collectively, the “Borrower Sponsors”). CalSTRS is the largest educator-only pension fund in the world, the second largest pension fund in the U.S. and as of October 31, 2020, had a market value of approximately $254.7 billion. As of October, 31, 2020, approximately 13.8% of CalSTRS’ portfolio was allocated to real estate, totaling approximately $35.2 billion of net asset value. CalSTRS was established by law in 1913 to provide retirement benefits to California’s public school educators from prekindergarten through community college. The organization provides retirement, disability and survivor benefits to California’s more than 965,000 public school educators and their families. CenterCal Properties, LLC, founded in 2004 by Fred Bruning and Jean Paul Wardy, is a full-service commercial real estate company in the business of investing, developing, leasing and managing its projects. CenterCal has over 120 employees in over 12 states across the Western United States. CenterCal excels in, and is best known for, creating destinations throughout the western United States with a unique strategy of “placemaking,” which emphasizes the importance of developing spaces with a sense of community.

There is no separate non-recourse carveout guarantor or environmental indemnitor, and the borrower is the sole party responsible for breaches or violations of the non-recourse carve-out provisions in the related Mortgage Loan documents, including the environmental indemnity. At loan origination, the Borrower Sponsors provided a secured lender environmental policy. See “Environmental Matters” below for additional information related to the environmental insurance.

■	Escrows. At origination, the borrowers deposited (i) $248,000 into a key money reserve (“Key Money Reserve”) and (ii) $3,958,133 into a gap rent reserve (the “Gap Rent Reserve”). The Key Money Reserve represents the remaining unamortized portion of the key money as described in the franchise agreement for Hyatt Place. The Gap Rent Reserve represents the aggregate amount of base rent for the succeeding 12-month period for those tenants who have not paid in-full base rent due pursuant to each such tenant’s underlying lease as of the origination date. Such amounts will not be released to the borrower until, among other conditions, (i) collections exceed 95% of the full rent payable from all tenants in place as of the origination date for a period of 12 consecutive months and (ii) the Station Park Property is at least 80% occupied based on total square footage, provided no event of default or Cash Sweep Event then exists.

Real Estate Taxes and Insurance Reserves. On each payment date, the borrowers are required to make monthly deposits of (i) taxes in an amount equal to 1/12 of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (provided that such reserve will be conditionally waived so long as no Reserve Trigger Period (as defined below) under the related loan documents has occurred and is continuing, the taxes are paid by the borrowers and the borrowers have provided satisfactory evidence upon request that taxes have been paid in accordance with the requirements of the Station Park Loan Combination documents) and (ii) insurance premiums in an amount equal to 1/12 of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period (provided that such reserve will be conditionally waived so long as no Reserve Trigger Period under the related loan documents has occurred and is continuing, and the Station Park Property is insured by a policy (which may be a blanket policy) meeting the requirements of the Station Park Loan Combination documents).

Replacement Reserves. On each payment date during the continuance of a Reserve Trigger Event (as defined below) and continuing on a monthly basis during such Reserve Trigger Period, the borrowers will be required to deposit approximately $12,441, subject to a cap equal to 12 times the required monthly deposit ($149,292).

TI/LC Reserve. On each payment date during the continuance of a Reserve Trigger Event and continuing on a monthly basis during such Reserve Trigger Period, the borrowers will be required to deposit approximately $82,942 (1/12 of $1.00 PSF), subject to a cap equal to 24 times the required monthly deposit (approximately $1,990,606).

A “Reserve Trigger Period” means each period commencing on the occurrence of a Reserve Trigger Event and continuing until the earlier of (i) the payment date next occurring following the related Reserve Trigger Event Cure (as defined below) or (ii) until payment in full of all principal and interest on the Station Park Loan Combination and all other amounts payable under the Station Park Loan Combination Documents or defeasance of the Station Park Loan Combination in accordance with the terms and provisions of the Station Park Loan Combination documents.

A “Reserve Trigger Event” will commence upon the occurrence of (i) an event of default, (ii) a bankruptcy action of the borrowers or affiliated manager or (iii) the debt service coverage ratio based on the trailing three-month period immediately preceding the date of determination being less than 2.00x.

loan #10: station park & station Park west

A “Reserve Trigger Event Cure” means (a) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default; (b) with respect to clause (ii) above solely with respect to the affiliated manager, if the borrower replaces the affiliated manager with a qualified manager (as fully described in the Station Park Loan Combination documents) under a replacement management agreement within 60 days; or (c) with respect to clause (iii) above, the achievement of a debt service coverage ratio of 2.00x or greater for three consecutive months based upon the trailing three month period immediately preceding the determination date; provided, however, (1) no event of default will have occurred and continuing, (2) a Cash Sweep Event may be cured no more than a total of two times during the term of the Station Park Loan Combination, and (3) a bankruptcy event caused by the Borrower may not be cured.

■	Lockbox and Cash Management. The Station Park Loan Combination documents require a hard lockbox and springing cash management. The Borrowers were required at loan origination to deliver tenant direction letters to all tenants at the Station Park Property directing all tenants to remit rent checks directly to the lender-controlled lockbox. So long as no Cash Sweep Event is continuing, all funds deposited into the lockbox account are required to be transferred to or at the direction of the borrowers. During the continuance of a Cash Sweep Event, all funds on deposit in the lockbox account are required to be transferred to the cash management account each business day, at which point, following payment of taxes and insurance, debt service, required reserves and operating expenses, all funds are required to be deposited into the excess cash flow reserve, to be held by the lender as additional security for the Station Park Loan Combination and disbursed in accordance with the terms of the Station Park Loan Combination documents. During the continuance of an event of default, the lender may apply such funds in such order and priority as the lender determines. The lender has been granted a first priority security interest in the lockbox account and the cash management account.

A “Cash Sweep Event” will commence upon the occurrence of (i) an event of default, (ii) a bankruptcy action of the borrowers or affiliated manager or (iii) the debt service coverage ratio based on the trailing three-month period immediately preceding the date of determination being less than 2.00x.

A “Cash Sweep Event” may be cured (a) with respect to clause (i) above, by the acceptance by the lender of a cure of such event of default; (b) with respect to clause (ii) above solely with respect to the affiliated manager, if the Borrower replaces the affiliated manager with a qualified manager (as fully described in the Station Park Loan Combination documents) under a replacement management agreement within 60 days; or (c) with respect to clause (iii) above, by the achievement of a debt service coverage ratio of 2.00x or greater for three consecutive months based upon the trailing three month period immediately preceding the determination date; provided, however, (1) no event of default will have occurred and be continuing, (2) a Cash Sweep Event may be cured no more than a total of five times during the term of the Station Park Loan Combination, and (3) a bankruptcy event caused by the borrower may not be cured.

■	Property Management. The Station Park Property is currently managed by CenterCal Properties, LLC, and, with respect to Hyatt Place, Crescent Hotels & Resorts, LLC, both Delaware limited liability companies. CenterCal Properties, LLC is an affiliate of the Borrower Sponsors.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Station Park Loan documents require that the “all-risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the lesser of (i) the original principal balance of the Station Park Loan or (ii) the full replacement cost of the Station Park Property. Any such insurance may be provided through a blanket insurance policy, provided that such policy is required to provide the same protection that a separate policy insuring only the Station Park Property would provide, as determined by the lender. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.